UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
 WASHINGTON, D.C. 20549

SCHEDULE 14A
 Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

Filed by the Registrant ☒     Filed by a Party other than the Registrant ☐

Check the appropriate box:
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☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14A-12

TIMELINE, INC.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

	1)	Title of each class of securities to which transaction applies: __________________________

	2)	Aggregate number of securities to which transaction applies: __________________________

3)

Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):     Total cash consideration of $2,000,000 (paid over 3 years)

	4)	Proposed maximum aggregate value of transaction: $2,000,000

	5)	Total fee paid: $454

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Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously.  Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

	1)	Amount Previously Paid: ______________________________________________________

	2)	Form, Schedule or Registration Statement No.: _____________________________________

	3)	Filing Party: ________________________________________________________________

	4)	Date Filed: _______________________________

TIMELINE, INC.
3055 112th Avenue N.E., Suite 106
Bellevue, WA  98004

_______________, 2005

To Our Shareholders:

          You are cordially invited to attend the 2005 annual meeting of shareholders (including any adjournment or postponement thereof, the “Shareholder Meeting”) of Timeline, Inc. at our executive offices located at 3055 112th Avenue N.E., Suite 106, Bellevue, Washington, on ____________, ________________, 2005 at ______, local time.

          At the Shareholder Meeting, shareholders will be asked to consider and vote upon the following:

1.

a proposal to approve the Asset Purchase Agreement dated as of July 20, 2005 (the “Asset Purchase Agreement”), and to authorize the sale of substantially all of the assets relating to our software licensing business, including our software products, technology, trademarks and other intellectual property, other than our patents, to a wholly-owned subsidiary of Global Software, Inc. and the assumption by Global’s subsidiary of certain related liabilities pursuant to the Asset Purchase Agreement;

2.

a proposal to amend our current Articles of Incorporation, to reduce the 75% super-majority voting requirement to a simple majority vote for shareholder approval for plans of merger or share exchange, sales of substantially all our assets, dissolution of the company or future amendments to the Articles of Incorporation;

3.	to elect one director, to hold a three-year term expiring in 2008; and

4.	such other matters as may properly come before the Shareholder Meeting.

          More information about the asset sale and each of the other proposals for shareholder approval is contained in the accompanying proxy statement, which we strongly encourage you to read in its entirety.  A copy of the definitive Asset Purchase Agreement between Global and Timeline relating to the asset sale is attached as Annex A to the proxy statement, and a copy of the amendment to the Articles of Incorporation is attached as Annex B.  After careful consideration, our board of directors has unanimously approved the asset sale to Global on the terms set forth in the Asset Purchase Agreement, and has determined that it is expedient and for the best interests of Timeline and its shareholders that Timeline consummate the asset sale.  The board has also approved the amendment to the Articles of Incorporation and has nominated the director to serve for the new term.  Our board of directors unanimously recommends that you vote “FOR” approval and authorization of each of these proposals.

          If the sale of the assets relating to the software licensing business is approved by the shareholders and closes, we will continue to own our patents and intend to continue our business of prosecuting outstanding and new patent infringement claims against third parties, and seeking patent licensing arrangements.  We will also continue to be a public company.  The enclosed proxy statement provides further information to our shareholders about our currently planned continuing operations following the asset sale.

          YOUR VOTE IS VERY IMPORTANT.  The asset sale cannot be completed unless, among other things, shareholders holding at least 75% of the outstanding shares of our common stock approve the asset sale.  As such, we urgently need all shareholders to vote their shares.  Included with proxy statement is a proxy card for voting, a postage prepaid envelope to return your proxy, and instructions for granting a proxy by telephone or by the Internet. Whether or not you plan to attend the Shareholder Meeting, we urge you to complete, sign and date your proxy card and return it promptly in the enclosed, pre-addressed, prepaid envelope to ensure that your shares will be represented and voted at the meeting.  You may also vote by the Internet or by telephone, using the instructions on the proxy card.

          Your prompt cooperation will be greatly appreciated.  Thank you.

Sincerely,

Charles R. Osenbaugh
President, Chief Executive Officer & Director

NOTICE OF 2005 ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD _____________, 2005

          NOTICE IS HEREBY GIVEN that the 2005 annual meeting of shareholders (including any adjournment or postponement thereof, the “Shareholder Meeting”) of Timeline, Inc. will be held at our executive offices located at 3055 112th Avenue N.E., Suite 106, Bellevue, Washington, on _________________, 2005 at __________, local time, to consider and vote on the following matters:

1.

a proposal to approve the Asset Purchase Agreement dated as of July 20, 2005 (the “Asset Purchase Agreement”) and authorize the sale of substantially all of the assets relating to our software licensing business, including our software products, technology, trademarks and other intellectual property, other than our patents, to a wholly-owned subsidiary of Global Software, Inc. (“Global”), and the assumption by Global’s subsidiary of certain related liabilities pursuant to the Asset Purchase Agreement;

2.

a proposal to amend our Articles of Incorporation, as amended, to reduce the 75% super-majority voting requirement to a simple majority vote for shareholder approval for plans of merger or share exchange, sales of substantially all our assets, dissolution of the company or future amendments to the Articles of Incorporation;

3.	a proposal to elect one director to serve for a three-year term expiring in 2008; and

4.	such other matters as may properly come before the Shareholder Meeting.

          We strongly encourage you to review the accompanying proxy statement in its entirety for more information about the asset sale and the other proposals for shareholder approval.  A copy of the Asset Purchase Agreement between Global and Timeline relating to the asset sale is attached as Annex A to the proxy statement and a copy of the Articles of Amendment is attached as Annex B to the proxy statement.  The proxy statement and its appendices form a part of this Notice.

          Only shareholders of record at the close of business on June 30, 2005, may vote at the Shareholder Meeting.  A complete list of shareholders of record entitled to vote at the Shareholder Meeting will be available for review during ordinary business hours for a period of 10 days before the Shareholder Meeting at our executive offices for any purpose germane to the Shareholder Meeting.

          The proxy statement is accompanied by a copy of our Annual Report on Form 10-KSB for the fiscal year ended March 31, 2005.

          YOUR VOTE IS VERY IMPORTANT.  Whether or not you plan to attend the Shareholder Meeting in person, please complete, sign and return the enclosed proxy promptly in the accompanying reply envelope as soon as possible to make sure that your shares are represented and voted.  You may also vote by the Internet or by telephone, using the instructions on the proxy card.

By Order of the Board of Directors

Bellevue, Washington _____________, 2005	Paula H. McGee Secretary

TIMELINE, INC.
3055 112th Avenue N.E., Suite 106
Bellevue, Washington  98004

PROXY STATEMENT
FOR
2005 ANNUAL MEETING OF SHAREHOLDERS

          The enclosed proxy is solicited on behalf of the Board of Directors of Timeline, Inc., a Washington corporation, for use at the 2005 annual meeting of shareholders (including any adjournment or postponement thereof, the “Shareholder Meeting”).  The Shareholder Meeting will be held on ____________, ________________, 2005 at ______, local time at our executive offices located at 3055 112th Avenue N.E., Suite 106, Bellevue, Washington.

          We intend to mail this proxy statement, including Annexes and the accompanying proxy card, on or about _____________, 2005, to all shareholders entitled to vote at the Shareholder Meeting.  A copy of our Annual Report on Form 10-KSB for the fiscal year ended March 31, 2005, including financial statements, accompanies this Proxy Statement.

SUMMARY TERM SHEET

          This summary highlights selected information included elsewhere in this proxy statement.  This summary may not contain all of the information you should consider before voting on the proposals presented in this proxy statement.  We strongly encourage you to read the entire proxy statement carefully, including the attached Annexes.  For your convenience, we have included cross references to direct you to a more complete description of the topics described in this summary.  In this proxy statement, “we”, “us” and “our” refer to Timeline, unless the context otherwise requires.

A.     The Asset Sale (pages 18-37)

          On July 20, 2005, we entered into a definitive Asset Purchase Agreement (the “Asset Purchase Agreement”) to sell our software licensing business to a wholly-owned subsidiary of Global Software, Inc. (“Global”) over two stages, consisting of (1) the sale of 100% of the stock in our U.K. subsidiary, Analyst Financials Limited, and certain other assets and customer contracts (the “Stock Sale”), and (2) the sale of all of our other software assets (the “Asset Sale”).  The Stock Sale was consummated on July 20, 2005.  This proxy statement describes the terms of the completed Stock Sale, as well as the pending Asset Sale.  We are seeking shareholder approval of the Asset Purchase Agreement and authorization to complete the Asset Sale.  The Stock Sale and the Asset Sale are independent of the other – if the Asset Sale is not approved by the shareholders or otherwise does not close, the Stock Sale will continue to be effective.  In such event, we will have sold to Global our U.K. operations, granted certain license rights to Global in our software and patents to our Analyst Financials products and assigned our contracts with customers using our filter to Infinium software, and we would continue to operate our software license business in the U.S.  Shareholder approval is required to close the Asset Sale.  The following discussion is a summary of the material provisions of the Asset Sale, and is qualified in its entirety by reference to the Asset Purchase Agreement, a copy of which is included with this proxy statement at Annex A.

          If we complete the Asset Sale, we will have sold substantially all of our software licensing business; however, we will continue to own our patents and patent license and royalty agreements.  We intend to continue our business of prosecuting outstanding and new patent infringement claims against third parties, and seeking patent licensing arrangements.  We would also continue to be a public company.  See the discussion on pages 26-27 for further information to our shareholders about our currently planned continuing operations following the Asset Sale.

          We are soliciting proxies from shareholders to grant their approval of the Asset Purchase Agreement and to authorize Timeline to enter into and consummate the Asset Sale, pursuant to the terms of the Asset Purchase Agreement.

          Reasons for the Asset Sale (pages 24-26)

          We agreed to sell our software licensing business to Global (through its wholly-owned subsidiary) because we believe that the transaction is in the best interests of Timeline and our shareholders.  In particular, we have not been profitable in the software licensing business in the past several years, and we have had to use revenues generated by our patent licenses to finance our software licensing business rather than for the pursuit of protecting and licensing our patents.  We are also concerned that our current cash and cash equivalents and any net cash provided by operations may not be sufficient to meet anticipated cash needs for working capital and capital expenditures through fiscal 2006.  Additionally, we believe that we do not have the resources to compete successfully in today’s software licensing market.

          As a result, over the past 18 months we have been in active discussions with a number of interested parties for the potential sale of our software licensing business.  Although we received offers for part of our software licensing business (whether our U.K. operations or our U.S. operations) Global’s offer was the only firm offer that we received for the entire software business.  By selling the software licensing business, we would be able to focus on our patent line of business to maximize the value of our patents for our shareholders.  We believe that our patent portfolio still has significant potential value, and the patent business will require significantly less overhead expense and employees.  In addition, we believe that there is an inherent conflict between our software business and our patent licensing, such that we have been precluded from fully exploiting our patents and their value.  We believe concentrating all of our resources on maximizing the revenues generated by licensing our patents, without the overhead and distraction of the software business, will generate the best return to our shareholders on their investment.

          In reaching its determination to approve the Stock Stale and the Asset Sale, our board of directors consulted with senior management and our financial and legal advisors and considered a number of factors, including other potential strategic alternatives, the opportunities and challenges facing Timeline, and the terms of the proposed Asset Sale.

          Timeline’s Intended Operations after the Asset Sale (pages 26-27)

          If we complete the Asset Sale, we will have sold our software licensing business to Global, but we will continue to own our patents and patent license and royalty agreements.  We intend to continue our business of prosecuting outstanding and new patent infringement claims against third parties, and seeking patent licensing arrangements.  We will continue to be a public company.  We also intend to evaluate and potentially explore all available alternatives.  We will continue to work to maximize shareholder interests with a goal of returning value to our shareholders.  Although our board of directors has not yet made any determination, such alternatives may include ultimate dissolution and liquidation of Timeline, a going private transaction effected through a reverse stock split or otherwise in order to reduce the costs associated with being a public company, a share repurchase, an extraordinary dividend or other transactions to maximize shareholder value and manage our outstanding liabilities.

          Timeline’s Use of Proceeds from the Asset Sale (page 27-28)

          We intend to use the proceeds from the Asset Sale and Stock Sale to pay off our accounts payable and other liabilities.  The remaining amounts would be used to fund our ongoing operations, including employee expense, patent registration and maintenance fees, costs and expenses (including attorneys’ fees) associated with prosecuting patent infringement cases, and ongoing costs of being a public company.

Because the size of our continuing patent operations would be substantially less than needed for our current software licensing business, we would significantly downsize our office space and would expect to employ only two employees going forward.  In addition, we anticipate that in March 2006 our board of directors will consider whether to pay a dividend to shareholders from the proceeds of the sale.

          Description of the Stock Sale to Global (pages 28-29)

          On July 20, 2005, we completed the Stock Sale to a wholly-owned subsidiary of Global, consisting of the sale of 100% of stock in our U.K. subsidiary, Analyst Financials Limited, and certain other assets and customer contracts.  The total cash consideration for the Stock Sale was $1,236,000, of which $480,000 is payable pursuant to a promissory note over three years from the closing date.  The final note payment may be reduced by $20,000 if shareholder approval of the Asset Sale is not obtained by August 31, 2005 (see “Closing Conditions” below).  Global assumed certain liabilities related to the assets transferred, and Timeline has agreed to indemnify Global if there are undisclosed liabilities of the U.K. subsidiary that occurred, arose or accrued prior to the closing of the Stock Sale.  We also entered into a Source Code License with Global for a non-exclusive, perpetual, fully paid license to the source code of our Analyst Financials software product line.  The amounts payable to Timeline in connection with the Stock Sale are subject to adjustment for certain allocations and pro rations.  In addition, Timeline agreed to indemnify Global and its wholly-owned subsidiary from certain liabilities, which could reduce the amount of the total payments made to Timeline under the promissory note.

          Description of the Asset Sale to Global (pages 30-35)

          Pursuant to the Asset Purchase Agreement, we have agreed to sell to Global’s wholly-owned subsidiary the remaining assets of our software licensing business, subject to shareholder approval.  The Asset Sale requires the approval of our shareholders, and is intended to close on or before August 31, 2005, which may be extended to September 30, 2005.  The following is a summary of the material terms of the Asset Sale as set forth in the Asset Purchase Agreement.

          Description of the Assets to be Sold to Global in the Asset Sale (page 30)

          The Asset Sale involves the sale to Global of substantially all of our other assets relating to our software licensing business, including the following:

•

our software products known as Analyst Financials / Analyst Suite and WorkWise Data Agent Server and Business Alerts® (including all source and object code, all prior versions, versions under development, documentation including installation, implementation and help manuals and guides for users and programmers/developers) (the “Software-Related Assets”);

•

our trademarks, trade names, service marks, copyrights and goodwill and other intellectual property, whether registered or not, associated with the Software Related Assets whether in the United States or overseas (excluding our patent rights);

•	our customer lists, customer contracts, goodwill, contracts and contract rights with regard to customers of our software licensing business (other than accounts receivable);
•	our right, title and interest in the names “Timeline” (other than “Timeline, Inc.” and “TMLN”), “WorkWise,” “Analyst Financials,” “Analyst Suite” and stylized marks derivative thereof;
•	the domain names www.timeline.com, www.analystfinancials.com, www.analyst-financials.com and www.workwise.com;
•	substantially all of our equipment, and all of our inventory, fixtures and capitalized software; and
•	all books and records related to the foregoing.

          Description of Patents to be Licensed to Global (page 30)

          Upon closing of the Asset Sale pursuant to the terms of the Asset Purchase Agreement, we agreed to enter into a Patent License Agreement with Global.  Under the terms of the Patent License Agreement, Timeline would grant to Global a valid, perpetual, fully-paid non-exclusive license to our patents, including the right to sublicense to OEMs, VARs, resellers, other distributors and end-users in connection with the software licensing business sold to Global.  The Patent License Agreement is included as an exhibit to the Asset Purchase Agreement.  The patents to be licensed include our U.S. and international patents.

          Description of Liabilities to be Assumed by Global (page 31)

          As part of the Asset Sale, Global has agreed in the Asset Purchase Agreement to assume certain liabilities relating to our software licensing business, including the following:

•	obligations arising after closing under our office lease in Bellevue, Washington;
•	obligations with respect to prepaid maintenance fees as of closing with respect to the assets sold in the Asset Sale; and
•	obligations with respect to accrued vacation time as of closing for any U.S. employees hired by Global.

          Description of the Assets to be Retained by Timeline (page 31)

          We will retain all assets not sold to Global, including the following:

•	our patents, patent applications, patent license agreements and royalty agreements, including all causes of action, claims and rights against third parties that relate to our patents;
•	our cash, accounts receivable, deposits, prepaid expenses and cash equivalent items at closing;
•	certain equipment and tangible personal property not being transferred to Global;
•	rights under any life insurance policies owned by us;
•	the domain name www.tmln.com;
•	all rights to or claims for refunds, overpayments or rebates of any taxes and other governmental charges for periods prior to the closing;
•	our corporate and tax records; and
•	all books and records related to the foregoing.

          Description of Liabilities to be Retained by Timeline (page 31)

          We will retain all liabilities not assumed by Global, including the conduct or operation of our business relating to our patents.  In addition, we will be responsible for any customer claims or customer warranty claims with respect to any goods sold and services rendered by us prior to closing, even if such claims relate to the software license business being sold to Global, regardless of whether the claims arise before or after the closing.

          Cash Consideration by Global (pages 31-32)

          At closing of the Asset Sale, Global agreed in the Asset Purchase Agreement to pay to Timeline $900,000 in cash consideration, payable as follows:

•	$380,000 is payable at closing;
•	$520,000 is payable pursuant to a promissory note (bearing simple interest at a rate of 6% per annum), of which
	•	$260,000 will be payable on the 18-month anniversary of closing; and
	•	$260,000 will be payable on the 36-month anniversary of closing.

The promissory note will be issued by Global’s wholly-owned subsidiary and will be guaranteed by Global, but will not otherwise be secured by any assets of Global or other collateral.

          Closing Date (page 32)

          If the Asset Sale is approved and adopted by our shareholders, the closing will take place as soon as possible after the Shareholder Meeting.

          If the closing of the Asset Sale has not occurred on or prior to August 31, 2005, either party may terminate the Asset Purchase Agreement with respect to the Asset Sale.  However, if by August 31, 2005 shareholder approval of the Asset Sale has not been satisfied, then at Timeline’s option, the August 31 closing date may be extended until September 30, 2005, in which event the principal amount of the promissory note issued in the Stock Sale (payable on the 36-month anniversary of the closing of the Stock Sale) will be reduced by $20,000, from $240,000 to $220,000.

          Conditions to Completion of the Asset Sale (page 33)

          The parties’ obligations to consummate the Asset Sale as set forth in the Asset Purchase Agreement will be subject to the satisfaction or waiver of a number of closing conditions.  The closing conditions to the Asset Sale include the following:

•	Timeline’s shareholders will need to have approved the Asset Sale;
•	certain of our employees that Global intends to hire will need to have entered into employment agreements with Global;
•

there shall have been no material adverse change in the business, properties, operations, condition (financial or otherwise), prospects, assets or liabilities of Timeline or our business since July 20, 2005, the date of closing of the Stock Sale;

•	all necessary third-party consents and governmental approvals to the Asset Sale will need be obtained; and
•	all representations and warranties of the parties will need to be true in all material respects, and all agreements and covenants of the parties are to have be performed or complied with.

          Royalty Payments to Global (page 33)

          As part of the Asset Purchase Agreement, we agreed to make certain royalty payments to Global following closing of the Asset Sale.  Under this royalty arrangement, if Global or any of our key employees hired by Global assists us (at our request) with respect to the prosecution of any patent infringement claim against a third-party, we will pay to Global 3% of all amounts that we receive as a result of such infringement claim.  However, we will not be obligated under this arrangement to make any royalty payments to Global if any of our key employees hired by Global is subpoenaed or otherwise called as a witness in any litigation, arbitration or proceeding regarding our patents.

          No Regulatory Approvals (page 33)

          The Asset Sale is not subject to governmental or other regulatory approval.

          Termination Fee and Expense Reimbursement (page 34)

          We and Global have agreed in the Asset Purchase Agreement, under certain circumstances, to pay to the other party a termination fee of $200,000 plus its reasonable attorneys’ fees, accountants’ fees and appraiser’s fees.

          Exclusivity of Negotiations (page 34)

          We agreed in the Asset Purchase Agreement to work exclusively with Global towards the closing of the Asset Sale.  As such we agreed that, until the earlier of (a) closing of the Asset Sale or (b) the termination of the Asset Purchase Agreement by either Global or Timeline, we would not do any of the following:

•

directly or indirectly through any other party engage in any negotiations with or provide any information to any other person, firm or corporation with respect to an acquisition transaction involving us or our assets;

•

directly or indirectly through any other party solicit any proposal relating to the acquisition of, or other major transaction involving, us or our assets (and we agreed to notify Global promptly of the receipt of any unsolicited offer); or

•	dispose of any assets that would constitute a part of the assets to be acquired by Global other than in the ordinary course of business.

          Non-Competition and Non-Solicitation Covenants (page 34)

          Under the terms of the Asset Purchase Agreement, we agreed to two separate non-competition covenants in favor of Global.

•

Effective from July 20, 2005 (closing of the Stock Sale) through the earlier of either closing or termination of the Asset Sale, we agreed not to compete in the United Kingdom, Europe, Africa or the Middle East with respect to the U.K. subsidiary’s software business that we sold to Global (except that we may continue to pursue licensing and other rights with respect to our patents).  We also agreed during this time period not to recruit or solicit the employees of the U.K. subsidiary or Global to terminate their employment.

•

Effective for four years from closing of the Asset Sale (effective only if the Asset Sale closes), we agreed not to compete anywhere in the world in the software business being sold to Global (except that we may continue to pursue licensing and other rights with respect to our patents).  We also agreed during this time period not to recruit or solicit the employees of the U.K. subsidiary or Global to terminate their employment.

          Interests of Management, Directors and Significant Shareholders in the Asset Sale (page 35)

          No director, executive officer, associate of any director or executive officer or any other person has any substantial interest, direct or indirect, by security holdings or otherwise, in the Stock Sale or Asset Sale that is not otherwise shared by all other shareholders.

          Tax Consequences of the Asset Sale (page 35)

          The sale of assets by Timeline pursuant to the Asset Purchase Agreement will be a taxable transaction for United States federal income tax purposes as discussed in this proxy statement.

          Dissenters’ / Appraisal Rights (pages 36-37)

          Holders of our common stock will be entitled to dissenters’ rights in connection with the Asset Sale under the Washington Business Corporation Act.

          No Opinion of Financial Advisor (page 37)

          Our board of directors determined not to retain the services of a financial advisor in connection with the sale of our software licensing business to Global, and did not receive an opinion from a financial advisor or any other third party that the consideration we are to receive from Global in connection with the Stock Sale and Asset Sale is fair, from a financial point of view, to Timeline or its shareholders.

          Shareholder Vote Required to Approve the Asset Sale (page 37)

          The Asset Sale requires approval and authorization by the holders of a least 75% of the outstanding shares of our common stock entitled to vote.  If we fail to obtain the requisite vote for the proposal, we will not be able to consummate the Asset Sale as currently structured in the Asset Purchase Agreement.

          As of the record date, our executive officers and directors together beneficially owned 902,346 shares of our common stock, representing approximately 21.6% of our outstanding common stock.  Our executive officers and directors have verbally indicated that they intend to vote their shares of common stock in favor of the proposal to approve the Asset Purchase Agreement and to authorize the Asset Sale.

          Recommendation of Our Board of Directors (page 37)

          After careful consideration, our board unanimously recommends that you vote “FOR” the proposal to approve the Asset Purchase Agreement and to authorize Timeline to enter into and consummate the Asset Sale, pursuant to the terms of the Asset Purchase Agreement.

B.      Amendment to Articles of Incorporation to Reduce Super-Majority Approval (pages 37-39)

          Proposed Amendment (pages 37-39)

          Our board of directors has unanimously approved and recommends that the shareholders approve an amendment to Article 7 to our Articles of Incorporation to reduce the 75% super-majority voting requirement to a simple majority for mergers, asset sales, amendments to the Articles of Incorporation and other similar transactions.

          Shareholder Vote Required to Approve the Amendment (page 39)

          In accordance with the current Articles of Incorporation, the affirmative vote of holders of at least 75% percent of the outstanding shares of common stock is required to approve the proposed amendment.

          Recommendation of Our Board of Directors (page 39)

          Our board of directors has unanimously approved the amendment to the Articles of Incorporation and recommends that the shareholders vote “FOR” this proposal.

QUESTIONS AND ANSWERS

          Following are some commonly asked questions that may be raised by our shareholders and answers to each of those questions.

General Questions

1.       When and where will the Shareholder Meeting take place?

          The annual meeting of shareholders (the “Shareholder Meeting”) will be held on _________________, 2005 at Timeline’s offices located at 3055 112th Avenue N.E., Suite 106, Bellevue, Washington, beginning at ________ p.m. local time.

2.       What am I being asked to vote on at the Shareholder Meeting?

          At the Shareholder Meeting, you will be asked to vote upon the following:

•	a proposal to approve the Asset Purchase Agreement and to authorize the Asset Sale
•

a proposal to amend our Articles of Incorporation, as amended, to reduce the 75% super-majority voting requirement to a simple majority vote for shareholder approval for plans of merger or share exchange, sales of substantially all our assets, dissolution of the company or future amendments to the Articles of Incorporation;

•	a proposal to elect one director to serve for a three-year term; and
•	such other matters as may properly come before the Shareholder Meeting.

3.       How does the board recommend that I vote on the proposals for the Asset Sale, to amend the Articles of Incorporation and the director nominee?

          The board of directors unanimously recommends that you vote “FOR” the proposal to approve the Asset Purchase Agreement and to authorize the Asset Sale, to vote “FOR” the proposal to approve the amendment to the Articles of Incorporation, and to vote “FOR” the proposal to elect the board of director’s nominee to the board to serve for a three-year term.

4.       How do I vote?

          Sign and date each proxy card you receive and return it in the enclosed envelope prior to the Shareholder Meeting.  You may also vote by telephone or by the Internet, using the instructions contained on the proxy card.

5.       Can I change my vote?

          Yes.  You may change your proxy instructions at any time before your proxy is voted at the Shareholder Meeting.  Proxies may be revoked by taking any of the following actions:

•	filing a written notice of revocation with our corporate secretary at our principal executive office (3055 – 112th Avenue N.E., Suite 106, Bellevue, Washington 98004);
•	filing a properly executed proxy showing a later date with our corporate secretary at our principal executive office; or
•	attending the Shareholder Meeting and voting in person (although attendance at the meeting will not, by itself, revoke a proxy).

6.       What shares are included on the proxy card(s)?

          The shares on your proxy card(s) represent ALL of your shares. If you do not return your proxy card(s), your shares will not be voted.

7.       What does it mean if I get more than one proxy card?

          If your shares are registered differently and are in more than one account, you will receive more than one proxy card. Sign and return all proxy cards to ensure that all your shares are voted.

8.       Who is entitled to vote at the Shareholder Meeting?

          Only holders of record of our common stock as of the close of business on June 30, 2005 are entitled to notice of and to vote at the Shareholder Meeting.

9.       How many shares were outstanding on the record date?

          At the close of business on June 30, 2005, the record date, there were 4,190,998 shares of common stock outstanding and entitled to vote. A shareholder may vote (a) shares that are held of record directly in the shareholder’s name, and (b) shares held for the shareholder, as the beneficial owner, through a broker, bank or other nominee.  At the meeting, each outstanding share of common stock will be entitled to one vote.

10.     What is a “quorum” for purposes of the Shareholder Meeting?

          In order to conduct business at the Shareholder Meeting, a quorum must be present.  A “quorum” is a majority of the outstanding shares entitled to be voted.  The shares may be present in person or represented by proxy at the Shareholder Meeting.  Both abstentions and broker non-votes are counted as present for the purpose of determining the presence of a quorum.

11.     What vote is required to approve the proposals for the Asset Sale, the amendment to the Articles of Incorporation, and the election of the director?

          Once a quorum has been established, for the Asset Sale to be approved and authorized, holders of at least 75% of our outstanding shares must vote “FOR” the proposal.  In addition, approval of the amendment to the Articles of Incorporation requires that holders of at least 75% of our outstanding shares must vote “FOR” the amendment.  Finally, the election of the board’s nominee as a director requires a plurality of votes cast “FOR” the nominee.

          If your shares are held in street name, your broker will vote your shares for you only if you provide instructions to your broker on how to vote your shares.  You should follow the directions provided by your broker regarding how to instruct your broker to vote your shares.  Your broker cannot vote your shares of Timeline common stock without specific instructions from you.  Because the affirmative vote of a 75% super-majority of the outstanding shares of Timeline common stock is required to approve and authorize the Asset Sale and amendment proposals and a plurality vote is required to elect the board’s nominee to the board of directors, a failure to provide your broker with instructions on how to vote your shares will have the effect of a vote against the proposals.

12.     What happens if I abstain?

          Proxies marked “abstain” will be counted as shares present for the purpose of determining the presence of a quorum, but for purposes of determining the outcome of the proposal to approve the Asset Sale or the amendment to the Articles of Incorporation, shares represented by such proxies will be treated as votes against the proposal. Abstentions will have no effect in the election of directors.

13.     How will voting on any other business be conducted?

          Although we do not know of any business to be considered at the Shareholder Meeting other than the Asset Sale proposal, amendment to the Articles of Incorporation and the election of the board’s nominee to the board of directors, each as described in this proxy statement, if any other business is properly presented at the Shareholder Meeting, your signed proxy card gives authority to the proxy holders, Charles R. Osenbaugh and Paula H. McGee, to vote on such matters at their discretion.

14.     Who will bear the cost of this solicitation?

          Timeline will pay the entire cost of preparing, assembling, printing, mailing and distributing these proxy materials.  Timeline has retained Advantage Proxy to assist in the solicitation of proxies for the Shareholder Meeting.  We have agreed to pay Advantage Proxy a fee for its services, currently estimated between $3,500 and $5,000, plus reimbursement of its reasonable out-of-pocket expenses.  In addition, our directors, officers and employees (acting without additional compensation) may solicit proxies personally or by telephone, email, or direct contact.

          We will provide copies of these proxy materials to banks, brokerages, fiduciaries and custodians holding in their names shares of our common stock beneficially owned by others so that they may forward these proxy materials to the beneficial owners.  We may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation materials to the beneficial owners.

Proposal No. 1:  Approval of Asset Sale

1.      Why did Timeline agree to sell its software licensing business?

          We agreed to sell our software licensing business to Global because we believe that the transaction is in the best interests of Timeline and our shareholders.  In reaching its determination to approve the Asset Purchase Agreement, our board of directors consulted with senior management and our financial and legal advisors and considered a number of factors, including other potential strategic alternatives, the opportunities and challenges facing Timeline, and the terms of the proposed Asset Sale.

2.       What does it mean to sell substantially all of the assets relating to our “software licensing business”?

          We have entered into the Asset Purchase Agreement to sell to Global substantially all of the assets related to the software business we and our subsidiaries have historically conducted in the United States and in Europe.  This business includes our software products Analyst Financials / Analyst Suite and WorkWise Business Alerts® and Data Agent Server and also includes all of our license, maintenance and support agreements with our software customers.  We refer to this as our software licensing business in this proxy statement.

3.       What will happen if the Asset Sale is approved and authorized by our shareholders?

          If the Asset Sale is approved and authorized by our shareholders, we will sell substantially all of the assets relating to our software licensing business to Global pursuant to the terms of the Asset Purchase Agreement.  Following the sale of the assets relating to the software licensing business, we will continue to own our patents and intend to continue our business of prosecuting outstanding and new patent infringement claims against third parties, and seeking patent licensing arrangements.  We will continue to be a public company.  We also intend to evaluate and potentially explore all available alternatives.  We will continue to work to maximize shareholder interests with a goal of returning value to our shareholders.  Although our board of directors has not yet made any determination, such alternatives may include ultimate dissolution and liquidation of Timeline, a going private transaction effected through a reverse stock split or otherwise in order to reduce the costs associated with being a public company, a share repurchase, an extraordinary dividend or other transactions to maximize shareholder value and manage our outstanding liabilities.

4.       What will happen if the Asset Sale is not approved and authorized by our shareholders?

          If the Asset Sale is not approved by our shareholders, the Asset Sale as currently contemplated will not close.  The Stock Sale and the Asset Sale are independent of the other.  As such, if the Asset Sale does not close, we will have completed the Stock Sale to Global of our U.K. software operations and granted license rights to our software and patents to our Analyst Financials products.  In such event, we would continue to conduct our business in the U.S. and would evaluate all available strategic alternatives.  Such alternatives may include selling or outsourcing our remaining software operations.

5.       When is the Asset Sale expected to be completed?

          If the Asset Sale is approved and authorized at the Shareholder Meeting, we expect to complete the Asset Sale as soon as practicable after all of the conditions in the Asset Purchase Agreement have been satisfied or waived.  Timeline and Global are working toward satisfying the conditions to closing and completing the Asset Sale as soon as reasonably possible.  Under the Asset Purchase Agreement, either party has the right to terminate the Asset Purchase Agreement if the closing of the Asset Sale has not occurred by August 31, 2005, and accordingly we are striving towards that date.  If shareholder approval has not been obtained by August 31, Timeline has the option to extend the closing date September 30, 2005, in which event the principal amount of the promissory note issued in the Stock Sale (payable on the 36-month anniversary of the closing of the Stock Sale) will be reduced by $20,000, from $240,000 to $220,000.

6.       How was the purchase price for the assets determined?

          The purchase price for the assets proposed to be sold to Global was negotiated between representatives of Timeline and representatives of Global over a period of several weeks during which time Timeline was also negotiating with other potential buyers.  The Timeline board of directors selected the sale proposal by Global among the alternatives we were pursuing as being in the best interests of Timeline and offering the best value to our shareholders, as well as to creditors, employees and other stakeholders.

7.       Am I entitled to appraisal rights in connection with the Asset Sale?

          Yes.  Washington law provides for shareholder appraisal rights in connection with the sale of substantially all of a company’s assets not in the ordinary course of business.

8.       What will happen to my Timeline shares if the Asset Sale is approved?

          The Asset Sale will not alter the rights, privileges or nature of the outstanding shares of common stock of Timeline.  A shareholder who owns shares of Timeline common stock immediately prior to the closing of the Asset Sale will continue to hold the same number of shares immediately following the closing.

9.       What does the board of directors of Timeline recommend?

         Our board of directors recommends a vote “FOR” approval of the Asset Purchase Agreement and authorization of the Asset Sale.

Proposal No. 2:  Amendment to the Articles of Incorporation

1.       Why is Timeline amending its Articles of Incorporation?

          Our board of directors has approved and recommends that the shareholders approve an amendment to the Articles of Incorporation to reduce the shareholder approval requirement for certain future matters to a simple majority approval.  The amendment would effect future shareholder votes for any of the following matters:  (a) amendment to the Articles; (b) a plan of merger or share exchange; (c) the sale, lease, exchange or other disposition of all, or substantially all, of Timeline’s assets other than in the usual and regular course of business; or (d) a dissolution of Timeline.  Currently, approval of each of the foregoing matters requires the approval of shareholders holding at least 75% of our outstanding shares.

          The board believes that the existing approval requirements in Timeline’s Articles of Incorporation for significant transactions is significantly more burdensome than the provisions that are required by corporate law and than are generally applicable to other publicly-traded corporations.  For example, the Washington Business Corporation Act provides that amending the articles for public companies only requires a simple majority vote, unless the articles of incorporation require a greater percentage.  In addition, the rules of the Nasdaq Stock Market and the New York Stock Exchange require only a simple majority approval for a merger, sale of assets or dissolution.  The Board of Directors recommends that this “75% vote” requirement be reduced to a “simple majority” vote requirement.  The board believes that such an amendment would reduce the administrative cost and effort involved in soliciting shareholder approval for these transactions.  However, a change in the voting requirements for the foregoing transactions from 75% to a simple majority will have the effect of reducing the amount of voting influence that the minority shareholders may currently possess.

2.       When would the amendment to the Articles of Incorporation be effective?

          If approved, the amendment to the Articles of Incorporation would be effective upon the filing of Articles of Amendment to the Articles of Incorporation with the Washington Secretary of State, which would occur promptly after the Shareholder Meeting.

3.       What does the board of directors of Timeline recommend?

         Our board of directors recommends a vote “FOR” the amendment to the Articles of Incorporation.

Proposal No. 3:  Election of Board of Directors

1.       Why are the shareholders voting on the proposed director?

          Even though we are proposing to complete the Asset Sale, Timeline will continue to have ongoing operations following the Asset Sale and we will continue to own our patents and patent license and royalty agreements.  We intend to continue our business of prosecuting outstanding and new patent infringement claims against third parties, and seeking patent licensing arrangements.  Therefore, we will still need a board of directors to continue to oversee our operations.  The Shareholder Meeting also serves as our 2005 annual meeting of shareholders.  Accordingly, we are nominating one person to the board of directors to fill the director position whose term of office will expire at the annual meeting.

2.       Who is the proposed director?

          The nominee to the board of directors is Charles R. Osenbaugh.  Mr. Osenbaugh is currently a member of the board of directors and is our Chief Executive Officer.  See “Proposal No. 3: Election of Director.”

3.       What does the board of directors of Timeline recommend?

          Our board of directors recommends a vote “FOR” the proposed nominee.  See “Proposal No. 3: Election of Director” for further information.

THE ANNUAL MEETING OF TIMELINE SHAREHOLDERS

          We are furnishing this proxy statement to our shareholders as part of the solicitation of proxies by our board of directors for use at the 2005 Annual Meeting (the “Shareholder Meeting”).

When and Where the Shareholder Meeting Will be Held

          We will hold the Shareholder Meeting at our executive offices, located at 3055 – 112th Avenue N.E., Suite 106, Bellevue, Washington, on _________________, 2005 at _________ p.m., local time.

What Will be Voted Upon

          At our Shareholder Meeting, we are asking holders of record of Timeline common stock to consider and vote on the following proposals:

•	a proposal to approve the Asset Purchase Agreement and to authorize the Asset Sale;
•

a proposal to amend our Articles of Incorporation, as amended, to reduce the 75% super-majority voting requirement to a simple majority vote for shareholder approval for plans of merger or share exchange, sales of substantially all our assets, dissolution of the company or future amendments to the Articles of Incorporation;

•	a proposal to elect one director to serve for a three-year term; and
•	such other matters as may properly come before the Shareholder Meeting.

Voting Securities; Quorum

          Only holders of record of Timeline common stock at the close of business on June 30, 2005, the record date, are entitled to notice of and to vote at our Shareholder Meeting.  On the record date, 4,190,998 shares of Timeline common stock were issued and outstanding and held by ______ holders of record.  Holders of record of Timeline common stock on the record date are entitled to one vote per share at the Shareholder Meeting on each proposal.  The inspector of election appointed for our Shareholder Meeting will tabulate all votes and will separately tabulate affirmative and negative votes, abstentions and broker non-votes.

          A quorum is necessary to hold a valid Shareholder Meeting.  A quorum will be present at the Shareholder Meeting if the holders of a majority of the shares of Timeline common stock outstanding and entitled to vote on the record date are present, in person or by proxy.  If a quorum is not present at the Shareholder Meeting, we expect that the Shareholder Meeting will be adjourned to solicit additional proxies.  Shares voting against any of the proposals will not be voted in favor of adjournment.  Abstentions, discussed below, count as present for establishing a quorum for the transaction of all business.

Votes Required for Approval

          Under Section 7 of our Articles of Incorporation, as amended, approval of both the Asset Sale and the amendment to the Articles of Incorporation requires approval by the holders of at least 75% of outstanding shares of our common stock entitled to vote at the Shareholder Meeting.  The board nominee will be elected by a plurality of the shares voted at the Shareholder Meeting.  If we have insufficient votes to approve the Asset Sale at the Shareholder Meeting, even if a quorum is present, we expect that the Shareholder Meeting will be adjourned to solicit additional proxies.  If we fail to obtain the requisite vote for approval and authorization of the Asset Sale, we will not be able to consummate the Asset Sale as currently contemplated.

Voting Your Shares and Changing Your Vote

          You may vote by proxy or in person at the Shareholder Meeting.

          •          Voting in Person – If you plan to attend the Shareholder Meeting and wish to vote in person, you will be given a ballot at the Shareholder Meeting. Please note, however, that if your shares are held in “street name,” which means your shares are held of record by a broker, bank or other nominee, and you wish to vote at the Shareholder Meeting, you must bring to the Shareholder Meeting a proxy from the record holder (your broker, bank or nominee) of the shares authorizing you to vote at the Shareholder Meeting.

          •          Voting by Proxy – All shares represented by properly executed proxies received in time for the Shareholder Meeting will be voted in the manner specified by the shareholders giving those proxies.  Properly executed proxies that do not contain voting instructions will be voted for the approval and authorization of the Asset Sale, the amendment to the Articles of Incorporation and the election of the board nominee to the board of directors.

          •          Revocation of Proxy – Submitting a proxy on the enclosed form does not preclude a shareholder from voting in person at the Shareholder Meeting.  A shareholder of record may revoke a proxy at any time before it is voted by filing with our corporate secretary a duly executed revocation of proxy, by submitting a duly executed proxy to our corporate secretary with a later date or by appearing at the Shareholder Meeting and voting in person.  A shareholder of record may revoke a proxy by any of these methods, regardless of the method used to deliver the shareholder’s previous proxy.  Attendance at the Shareholder Meeting without voting will not by itself revoke a proxy.  If your shares are held in street name, you must contact your broker, bank or nominee to revoke your proxy.

How Proxies are Counted

          Only shares affirmatively voted for the approval and authorization of the Asset Sale, and properly executed proxies that do not contain voting instructions, will be counted as favorable votes for the Asset Sale proposal.  Similarly, only shares affirmatively voted for the approval and authorization of the amendment to the Articles of Incorporation, and properly executed proxies that do not contain voting instructions, will be counted as favorable votes for the amendment to the Articles of Incorporation.

Only shares affirmatively voted for the approval of the election of the board’s nominee to the board of directors, and properly executed proxies that do not contain voting instructions, will be counted as favorable for the election of such director.  Shares of Timeline common stock held by persons attending the Shareholder Meeting but not voting, and shares of Timeline common stock for which we received proxies but with respect to which holders of those shares have abstained from voting on any matter, will have the same effect as votes against that matter.

Cost of Solicitation

          We are soliciting proxies for the Shareholder Meeting from our shareholders.  We will bear the entire cost of soliciting proxies from our shareholders, which includes the costs of preparing, assembling, printing, mailing and distributing these proxy materials.  We have retained Advantage Proxy to assist in the solicitation of proxies for the Shareholder Meeting, due to the short time frame for shareholder approval and the 75% super-majority approval required on the Asset Sale and amendment to the Articles.  We have agreed to pay Advantage Proxy a fee for its services, currently estimated between $3,500 and $5,000, plus reimbursement of its reasonable out-of-pocket expenses.  In addition, we may solicit proxies by personal interview, mail, telephone and electronic communications.

          We will provide copies of these proxy materials to banks, brokerages, fiduciaries and custodians holding in their names shares of our common stock beneficially owned by others so that they may forward these proxy materials to the beneficial owners.  We may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation materials to the beneficial owners.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

          Those statements herein that involve expectations or intentions (such as those related to the closing of the transactions contemplated by the Asset Purchase Agreement, our intended operations after the Asset Sale and our use of proceeds from the Asset Sale and Stock Sale, as well as those relating to if the Asset Sale does not occur) are forward-looking statements within the meaning of the U.S. securities laws, involving risks and uncertainties, and are not guarantees of future performance.  You are cautioned that these statements are only predictions and that forward-looking statements are subject to a number of risks, assumptions and uncertainties that could cause actual results to differ materially from those projected in such forward-looking statements.  These risks, assumptions and uncertainties include, but are not limited to: future decisions by the SEC or other governmental or regulatory bodies; the vote of our shareholders; business disruptions resulting from the announcement of the Asset Purchase Agreement or the closing of the Stock Sale or the Asset Sale; uncertainties related to litigation; economic and political conditions in the U.S. and abroad; and other risks outlined in our filings with the SEC, including in our annual report on Form 10-KSB for the fiscal year ended March 31, 2005.  All forward-looking statements are effective only as of the date they are made and we disclaim any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

ASSET SALE RISK FACTORS

          You should carefully consider the following risk factors relating to the Asset Sale before you decide whether to vote for the proposal to approve and authorize the Asset Sale.  You should also consider the other information in the proxy statement and the additional information in our other reports on file with the Securities and Exchange Commission.

Our business may be harmed if the Asset Sale disrupts the operations of our business and prevents us from realizing intended benefits.

          The Asset Sale may disrupt our business and prevent us from realizing intended benefits as a result of a number of obstacles, such as:

•	loss of key employees or customers;
•	failure to adjust or implement our business model;
•	additional expenditures required to facilitate this sale; and
•	the diversion of management’s attention from our day-to-day business.

The failure to complete the Asset Sale may result in a decrease in the market value of our common stock.

          The Asset Sale is subject to a number of contingencies, including approval by our shareholders and other customary closing conditions.  We cannot predict whether we will succeed in obtaining the approval of our shareholders, or that the other conditions to closing the Asset Sale will be satisfied.  As a result, we cannot assure you that the Asset Sale will be completed.  If our shareholders fail to approve the proposal at the Shareholder Meeting or if the Asset Sale is not completed for any other reason, the market price of our common stock may decline.

If our shareholders do not approve and authorize the Asset Sale, there may not be any other offers from potential acquirers.

          If our shareholders do not approve the Asset Sale, we may seek another strategic transaction, including the sale of all or part of our business.  Although we have had such discussions with various parties in the past, none of these parties may now have an interest in a strategic transaction with Timeline or be willing to offer a reasonable purchase price.

If our shareholders do not approve the Asset Sale or if we do not complete the Asset Sale, we will continue to face challenges and uncertainties in our ability to achieve business success.

          We have faced challenges and uncertainties surrounding our ability to successfully execute our business plan, such as our inability to maintain profitability from our operations, our reliance on agreements with third-party licensees and distributors for sales and licensing of our products, the scope and degree of market recovery and performance particularly in the software sector, the uncertainty of securing license agreements and of developing and maintaining sustained maintenance and support revenue.  We have faced other uncertainties such as market acceptance of our products and any other new products we develop, as well as products and services of our third-party licensees and distributors, our ability to integrate our products with those of the third party, the performance and efforts of our third-party partners, the uncertainty of having sufficient resources to continue development of new technologies to compete with new offerings from competitors with significantly greater resources.  In addition, factors adversely affecting the demand for our software products, such as competition, pricing or technological change, could materially adversely affect our business, financial condition and operating results.

          If our shareholders do not approve the Asset Sale or if the Asset Sale is not otherwise completed, we will continue to face these challenges and uncertainties.

We will be unable to compete with the software licensing business for four years from the date of the closing.

          The Asset Purchase Agreement includes a non-competition and non-solicitation obligation for a period of four years from the closing of the Asset Sale.  Under this provision, we will not be able to compete with the software licensing business being sold to Global, nor will we be able to recruit or solicit employees of Global to terminate their employment.

Approximately $1.0 million of the total $2.136 million payable by Global for the Stock Sale and the Asset Sale will be deferred payments payable over three years, and will be general unsecured obligations of Global.

          The cash consideration being paid by Global in the Asset Sale consists of $380,000 paid at closing and the balance of $580,000 payable the next three years, with $260,000 payable on each of the 18 and 36-month anniversaries of closing.  Similarly, the cash consideration being paid by Global in the Stock Sale consists of approximately $756,000 payable at closing and the balance of $480,000 payable the next three years, with $240,000 payable on each of the 18 and 36-month anniversaries of closing.  Although Global has agreed to guarantee these deferred payments, these deferred payments would be general unsecured obligations of Global.  If Global defaults in payment on the obligations or files for bankruptcy protection prior to payment in full of these obligations, Timeline would be an unsecured creditor and will be junior in payment to any secured creditor of Global, and may not receive payment of the full amount owing.

Shareholders may not receive any proceeds from either the Stock Sale or the Asset Sale, even if shareholders vote in favor of the Asset Sale.

          The proceeds from the Stock Sale and the Asset Sale will be used primarily to pay off outstanding payables and liabilities and to fund Timeline’s patent licensing business.  We anticipate that in March 2006 our board of directors will consider whether to pay a dividend to shareholders from the proceeds of the sales, based on Timeline’s financial position and earnings for the fiscal year ending March 31, 2006.  However, the board is under no obligation to declare a dividend and dividends may never be declared and paid.  Shareholder approval of the Asset Sale does not ensure that shareholders will receive any portion of the proceeds from either sale.

PROPOSAL 1:  THE ASSET SALE

          This section of the proxy statement describes certain aspects of the sale of substantially all of the assets relating to our software licensing business to Global.  However, this description may not be complete or may not provide all the information that may be important to you. We highly recommend that you carefully read the complete Asset Purchase Agreement included as Annex A to this proxy statement for the precise legal terms of the agreement and other information that may be important to you.

The Companies

          Timeline, Inc.

          Timeline, Inc. develops, markets and supports financial management reporting, budgeting and consolidations software suitable for complex applications such as those found in medium to large, multinational corporations.  Additionally, WorkWise Software, Inc., a subsidiary of Timeline, is a provider of event-based notifications, application integration and process automation systems.  Analyst Financials Limited, a London-based subsidiary of Timeline, markets, licenses and provides consulting for Timeline Analyst and WorkWise products in Europe, the Middle East and Africa.  Timeline also holds a number of patents on inventions with broad applications in financial reporting, data warehousing and data mart creation use, enhancement and publishing. We actively market licenses to these patents as a distinct line of business.  Our principal executive offices are located at 3055 – 112th Avenue N.E., Suite 106, Bellevue, Washington  98004 and the telephone number of our principal executive offices is (425) 822-3140.

          Global Software, Inc.

          Global is a privately owned company located in Raleigh, North Carolina, with branch offices in New York, Dallas and Greensboro.  Global specializes in real-time spreadsheet financial and Business Performance Management analytics tools, and is the author of Global Data Analytic Suite which includes

Spreadsheet Server, Executive Dash, Budget Manager and Cost Analyzer.  Global’s products are used in 39 countries, and they support over 700 customers and 2,500 installed products worldwide.  The address of Global’s principal executive office is 3200 Atlantic Avenue, Raleigh, NC  27604, and the telephone number of its principal executive office is (919) 865-5401.

Background of the Asset Sale

          Starting with the annual report for the fiscal year ended March 31, 2002, our management disclosed in our public reports filed with the SEC that we would, among other possible actions, consider selling or merging all or a portion of our operations.  This statement developed out of Timeline’s auditors giving a qualified going concern opinion based upon our “reoccurring losses and negative cash flows” and our inadequate working capital.  Our software operations had consistently lost money and generated negative cash flows for a period of years and we were, in effect, utilizing the proceeds of our patent licensing line of business to support our software operations.

          Initially, management sought to finance or sell our patent portfolio.  This proved unsuccessful for a number of reasons.  Of most importance, in 2002, Timeline was still in the process of defending litigation initiated by Microsoft Corporation.  Microsoft had already caused Timeline hundreds of thousands of dollars in defense costs.  And, while a unanimous decision from the Washington Court of Appeals held in March 2002 that Microsoft’s claims were “impossible to reconcile” with the agreement it had signed, Microsoft was still appealing that decision to the Washington Supreme Court.  This left any potential acquirer or financier of the patents facing continued uncertainty and potential costs.  Microsoft had also refused to repudiate its prior false statements that its Patent License Agreement with Timeline ensured its ISV community their use of Microsoft SQL Server was unencumbered by the patents.  This continued to stymie Timeline in procuring the market presence to which it was entitled under its agreement with Microsoft.

          The difficulties being encountered by this litigation convinced Timeline management that our patent licensing activities, with its propensity for causing litigation, was potentially detrimental to the success of our software licensing business.  Timeline’s model of engaging software manufacturers to sell our products as an “add-on” to their own (e.g., OEMs) depended in part on making long-term relationships with Enterprise Resource Planning (ERP) providers, many of whom were Microsoft ISVs.  Many of these ERP providers were aware that Microsoft was depleting Timeline financially, and any number had relied on Microsoft’s false statements regarding Timeline’s patent rights so were now, if the Court of Appeals was upheld, potentially subject to Timeline patent infringement claims.  While desiring to separate the ownership of our software licensing and patent licensing business units, management became convinced it would not receive appropriate value for either segment until the Microsoft litigation was finally adjudicated.  This occurred in February 2003 when a final judgment was entered after the Supreme Court of the State of Washington denied hearing Microsoft’s final appeal.

          Consequently, in our fiscal 2003 annual report, our president’s letter to shareholders outlined Timeline’s objectives for fiscal 2004 and included a statement that we would entertain a sale or merger of our operations.  However, with the Microsoft litigation behind us, our immediate emphasis was on re-establishing momentum in software operations within the constraints of our lack of adequate working capital.  Despite our emphasis on our software operations, our profit for fiscal 2004 was directly attributable to our success in patent licensing, which continued to subsidize losses from our software operations.  An additional challenge to achieving future profitability arose in fiscal 2004 when the Sarbanes-Oxley legislation passed, causing a significant increase in the costs and expenses with being a public company, particularly our annual audit fees.

          The resulting direction set by the board of directors for fiscal 2005 and beyond was outlined in our fiscal 2004 annual report to shareholders, which was to sell our software operations as a first step in a three part initiative intended to maximize shareholder value.  We believed that software operations was the more appropriate line of business to sell based upon our prior experience and difficulty in trying to sell or finance our patents.  The second step is to commercialize the patents to the best of our abilities.  While we would welcome the opportunity to assign our entire interest in the patent portfolio for adequate value, experience convinced us the more likely scenario would be to license the patents on a case by case basis.  The third and final step is most likely to liquidate the company in the future when, in the opinion of the board of directors, the continued cost of the patent business exceeds expected cash flow.

          During fiscal 2005 and to date thereafter, Timeline, through its officers, had discussions concerning the sale of our software operations with a number of parties.  In the case of five of these, we entered into various non-disclosure agreements and engaged in substantive negotiations for a potential sale.  Due to the requirements of these agreements, we refer to those parties involved other than Global Software, Inc. by pseudonyms herein.  In furtherance of the initial goal of selling software operation, during fiscal 2005 we also deferred initiating any litigation with respect to alleged patent infringements, at least temporarily.  The concern was it would deplete our cash reserves in the short run; and might be detrimental to our immediate efforts.

          Negotiations with Various Potential Acquisition Candidates

          Starting in the summer of 2004, Mike Evans, our then-Managing Director of our U.K. subsidiary, Analyst Financials Limited, with Timeline management’s approval, initiated discussions with an English ERP vendor for the potential sale of the stock of Analyst Financials Limited (“AFL”).  This English-based potential acquirer (generically referred to as “English Candidate”), was a substantial OEM vendor of Timeline software under agreement with AFL.  At the same time, Timeline was in substantive negotiations with a U.S.-based company (“U.S. Candidate”) to acquire the software business and assets of Timeline.  While the U.S. Candidate would include AFL in its acquisition, AFL was not considered of any significant value as it would compete in Europe with products offered by the U.S. Candidate’s parent.  Accordingly, we pursued negotiations with both the English Candidate and the U.S. Candidate to determine which transaction would provide the best value to our shareholders.

          Negotiations with the English Candidate did not result in any agreements and discussions were inactive for some period of time, while negotiations between Timeline and the U.S. Candidate continued for a period of several months but also did not result in any agreement.  Nevertheless, on October 4, 2004 and approximately October 6, 2004, a representative of the English Candidate renewed telephonic discussions with Charlie Osenbaugh, our Chief Executive Officer.  The English representative sought and received permission to negotiate through Mike Evans to finance and facilitate an acquisition of the stock of AFL either by Mike Evans or by the English Candidate under an agreement with Mr. Evans.

          Mr. Evans had numerous discussions with Mr. Osenbaugh over the ensuing months.  The English Candidate, pursuant to a non-disclosure agreement with Timeline, began preliminary due diligence on AFL, including reviewing financial information and contracts.  Timeline did not enter into an exclusivity arrangement with English Candidate.  On December 14, 2004, Mr. Osenbaugh, pursuant to a request by the English Candidate, provided information on Timeline’s patents and a subsequent telephone conference was held on December 15, 2004 between Timeline technical personnel and technical personnel of the English Candidate, which covered a variety of topics with respect to our products.

          On February 16, 2005, the English Candidate made a written offer, subject to contract, to acquire the stock of AFL from Timeline for $1,000,000 less the amount of any negative net worth of AFL as of closing and after removal of all intercompany obligations.  The targeted closing date was March 31, 2005.  Due to the negative shareholder’s equity in AFL, this offer would have only netted Timeline approximately $767,000 assuming the balance sheet at December 31, 2004 was unchanged at closing.  Our board of directors reviewed and generally discussed the offer; however, no action was voted upon as the general consensus was that Mr. Osenbaugh and Craig Perkins, our Vice President of Products and Technology, should meet with representatives of the English Candidate to negotiate a higher net price to Timeline prior to any board action.  This offer was from the English Candidate, with Mike Evans not listed as having any ownership interest.

          On February 22, 2005, Messrs. Osenbaugh and Perkins met with three members of the executive team of the English Candidate at their offices in England, and a number of modified and additional terms were tentatively agreed to.  One significant modification was an agreed balance sheet at closing that, in effect, would have made the total sales price $1.0 million on the basis of the December 31, 2004 balance sheet.  This price would be adjusted up or down to reflect the difference between cash and accounts receivables versus liabilities at March 31, 2005, ignoring intercompany accounts (which would be written off) and deferred maintenance (which would be assumed by the English Candidate).  This provision would have increased the purchase price by approximately $125,000.  Mr. Osenbaugh agreed to document these discussions, submit the revised offer to Timeline’s board and respond no later than March 7, 2005.  On February 24, 2005, while still in England, Mr. Osenbaugh drafted a letter outlining the revised terms and sent it to our board of directors and to the English Candidate.  However, on March 1, 2005, the English Candidate emailed its response to the February 24, 2005 letter, containing clarifications and changing the offer from a stock sale to an Asset Sale.  Our auditors estimated that the change in structure to an asset sale would cause AFL approximately $100,000 in taxes.

          Throughout all of these discussions, the parties continued to work with the understanding that the transaction would close on or before March 31, 2005.  Our board of directors met on March 4, 2005, and voted to proceed towards closing the sale of assets with the English Candidate, based on the original offer, as revised by the February 24th letter and the March 1st email response.  In light of this deadline, the parties decided to proceed directly to a definitive purchase agreement rather than a binding letter of intent.  We orally agreed to grant the English Candidate the exclusive right, through March 31, 2005, to acquire AFL.

          On or about March 11, 2005, Timeline was approached by a private equity firm indicating its interest in acquiring Timeline.  During initial conversations, it was determined that the private equity firm’s primary interest was in our U.S. software operations.  This appeared to be a good fit with the English Candidate’s interest in only acquiring AFL and its European software business.  The private equity firm had recently acquired a client of Timeline and had determined the Timeline products were an important part of its portfolio company’s own software’s market appeal.  Subsequently, during the week of March 21, 2005, Craig Perkins provided information responsive to due diligence requests from the private equity firm.

          At the same time, on or about March 13, 2005, Mr. Osenbaugh was contacted by telephone by Matthew Kupferman, President of Global Software, Inc.  Global is a provider of analytic products who became familiar with Timeline through having solicited Timeline end users for Global’s products.  He was impressed by the users’ satisfaction with Timeline products.  Thereupon, he had researched Timeline and decided to pursue a conversation about a potential acquisition.  The attraction for Global was purportedly based upon the following observations:

•	Global’s product had a similar interface in that both Timeline’s and Global’s product user interfaces are surfaced in Microsoft Excel;
•	Timeline’s product utilizes a patented data warehouse approach, a feature Global desires in order to serve some of its larger clients and prospects;
•

Timeline had an established office in London while Global has, over the last several years, established approximately 25 resellers of its products in Europe.  Global has determined this number of resellers and resulting end users would be better served if Global also established a maintenance, service and marketing office in Europe.  The staffing of this office would be along the same lines as is Timeline’s subsidiary, Analyst Financials Limited, with experienced sales and service professionals knowledgeable in analytics on Microsoft platforms;

•

Global desires to grow, including by acquisition, to leverage its existing sales and marketing infrastructure of direct and Value Added resellers.  Likewise, Global, who has no OEM agreements, felt Timeline’s established OEM relationships would compliment and expand Global’s ability to bring product to market.

          During the course of the next several days, the parties entered into a non-disclosure agreement and Mr. Osenbaugh had several conversations with both Matthew Kupferman and Ronald Kupferman, Global’s Chief Executive Officer, discussing the respective businesses and how they might be complementary if operated jointly.

          Mr. Osenbaugh informed Global that Timeline was seeking a sale or merger of its software business and was currently working with several other unnamed suitors.  Mr. Osenbaugh also made Global aware that Timeline was operating under an agreement to deal solely with the English Candidate on the potential sale of the business of AFL through March 31, 2005, but encouraged Global to submit a proposal based on buying its North American software operations.  While Global’s interest was in acquiring our worldwide software operations, it asked for and received permission to conduct further due diligence.

          On March 18, 2005, Craig Perkins, our Vice President of Products and Technology, conducted a web demonstration of Timeline’s products for several members of Global’s management team.  During the time from March 18th through March 28th he also provided information to Global in response to due diligence requests on Timeline’s software business.

          Timeline and the English Candidate were unable to reach a definitive purchase agreement and failed to close its transaction by March 31, 2005.  Our auditors estimated that this delay could cause AFL an additional $138,000 in taxes (or well over 10% of the net proceeds), which was in addition to the $100,000 in taxes for the asset sale.

          On April 1, 2005 Global submitted its written proposal to acquire the Timeline software assets, including the assets of Analyst Financials Limited, for $1,800,000 payable in three equal installments over three years and a payment of 5% of Timeline product sales by Global during the next 36 months. Timeline would also keep its receivables and cover all liabilities other than deferred maintenance and employee accrued vacations.

          Upon receipt of the written proposal, Timeline informed the private equity firm it had received a proposal for the software business and assets of Timeline and if the private equity firm wanted to make a proposal, it should do so immediately.  In response, on April 1, 2005, the private equity firm submitted a letter of intent to purchase our U.S. software operations (exclusive of AFL) for $2,250,000 in cash.  This offer would include all assets and liabilities (other than intercompany), including accounts receivables.

          On April 4, 2005, we held a telephonic board of director’s meeting.  All members of the board, plus Mr. Perkins and Paula H. McGee, our corporate secretary, were in attendance.  Our board of directors reviewed the letters of intent from both Global and the private equity firm, and discussed on-going negotiations with the English Candidate to acquire the assets of AFL.  Our board directed Timeline’s management to continue negotiations with the private equity firm for all of our software assets and with the English Candidate for AFL’s software assets.

          On April 4, 2005, we entered into a non-binding letter of intent with the private equity firm for the sale of our U.S.-based operations, and we informed Global that its proposal was not accepted.  Under the terms of the non-binding letter of intent with the private equity firm, the private equity firm had an exclusive period through April 30, 2005 to conduct due diligence; subject to our right to give a one week notice to shorten the exclusivity period.  Due diligence occurred on a continuous basis through requests for information, product reviews, and included meetings between the private equity firm and our personnel at our executive offices on April 11, 2005 and April 22, 2005.

          On April 6, 2005, Mr. Osenbaugh and a representative of the English Candidate discussed by telephone the problems that had caused the AFL transaction not to close on time.  After a series of discussions, the English Candidate wrote a letter to our board of directors outlining the terms on which the English Candidate would proceed to closing.  A significant new term was that the English Candidate would contribute an additional approximately $57,000 towards the tax problem caused by failure to close by March 31, 2005.

On April 13, 2005, our board of directors reviewed the letter and directed legal counsel to renew its efforts to forge a definitive agreement.  Over the next several weeks, the parties were still unable to reach a definitive agreement.  Ultimately, we agreed to meet at the English Candidate’s offices on May 9, 2005 to personally direct our respective teams in an effort to forge a final agreement.

          On May 3, 2005, the private equity firm informed Craig Perkins it was exercising its right to withdraw its non-binding letter of intent.  It stated as one of its three principal reasons its concern about the proposed transaction with the English Candidate.   Despite terms in the non-binding letter of intent with the English Candidate to the contrary, the private equity firm felt a transaction could not be structured in a manner which would be legally enforceable to assure the private equity firm that the English Candidate could be restricted from generally competing in North America with similar products based upon the same technology.  The private equity firm’s other stated concerns were that our software was too complex to be adequately represented by folding into the operations of the portfolio company it intended; and that our product direction for operating in a Application Service Provider (ASP) framework was not consistent with the private equity firm’s approach.

          On May 4, 2005, Craig Perkins and Charlie Osenbaugh called Matthew Kupferman and arranged a subsequent conference call with both Matthew Kupferman and Ronald Kupferman.  During those conversations it was determined Global’s continued interest in the Timeline software business was sufficient for Messrs. Perkins and Osenbaugh to travel to Global’s headquarters in Raleigh, North Carolina to reinstate negotiations.

          On May 5 and May 6, 2005, Messrs. Perkins and Osenbaugh met with a number of executives of Global in Raleigh, which resulted in drafting a new non-binding letter of intent for the acquisition of all of our software business and assets in the U.S. and Europe.  Of most significance, Global reasserted its interest was in the operations of both Timeline and our U.K. operations and it would not be willing to make a meaningful proposal which only involved the software assets of Timeline.

          On May 6, 2005, we held a telephonic board of directors meeting to review the terms of the new non-binding letter of intent with Global, and to review the status of negotiations with the English Candidate.  After discussion, our board of directors unanimously approved and authorized our management to enter into the new non-binding letter of intent from Global, and to terminate negotiations with the English Candidate.

          On May 9, 2005, Mr. Osenbaugh informed representatives of the English Candidate that we had entered into a non-binding letter of intent with Global on the previous Friday and we would not continue the negotiations.  In explanation, Mr. Osenbaugh informed the English Candidate that two separate suitors for our U.S. software business had indicated they would not be interested in the acquisition if the transaction with the English Candidate closed.  In part, we believed that we would incur substantial losses if we sold the U.K. operations but continued to operate our U.S. operations.  Consequently, our Board had determined it was preferable to enter into an agreement with the party who wanted to buy our entire U.S. and European software business.

          In late May 2005, representatives for Global and Timeline and their attorneys negotiated the terms of the promissory note and security agreement for the $250,000 bridge loan, as contemplated by the non-binding letter of intent.  On June 1, 2005, Timeline signed the promissory note and security agreement in favor of Global, and Global loaned the $250,000 to Timeline.

          During the week of June 6, 2005, management of Global and Timeline discussed certain revisions to the non-binding letter of intent to structure the closing over two phases.  The first phase would include buying our U.K. subsidiary, some of the accounts of Timeline, and a license to the software source code.  The second phase would include our remaining software licensing assets, with the exception of the patents and the assets related to the patents, and a license to the patents in connection with the software licensing business sold to Global.  In addition, Global proposed to increase the total cash consideration from $1.8 million to $2.0 million and to eliminate the 36-month earn out provisions.  On June 13, 2005, we held a telephonic board meeting to discuss the revised non-binding letter of intent.  After discussion, our board of directors unanimously approved and authorized our management to negotiate and enter into a revised non-binding letter of intent with Global.  Over the next few weeks, management and attorneys for Global and Timeline prepared and negotiated the specific terms of the revised non-binding letter of intent.  On June 27, 2005, the parties entered into the revised non-binding letter of intent.

          Over the next several weeks, representatives of the parties and their legal counsel negotiated the terms of the Asset Purchase Agreement.  On July 20, 2005, Global and Timeline entered into the Asset Purchase Agreement and closed the Stock Sale.  An announcement of the signing of the Asset Purchase Agreement was issued and a Current Report on Form 8-K relating to the execution of the Asset Purchase Agreement was filed on July 25, 2005.  The Asset Purchase Agreement substantially incorporates the terms of the non-binding letter of intent and contains standard representations, warranties, covenants, indemnification provisions, closing conditions (including the delivery of opinions of counsel) and other provisions.

Reasons for the Asset Sale

          We agreed to sell our software licensing business to Global (through its wholly-owned subsidiary) because we believe that the transaction is in the best interests of Timeline and our shareholders.  In particular, we have not been profitable in the software licensing business in the past several years, and we have had to use revenues generated by our patent licenses to finance our software licensing business rather than for the pursuit of protecting and licensing our patents.  We are also concerned that our current cash and cash equivalents and any net cash provided by operations may not be sufficient to meet anticipated cash needs for working capital and capital expenditures through fiscal 2006.  Additionally, we believe that we do not have the resources to compete successfully in today’s software licensing market.

          As a result, over the past 18 months we have been in active discussions with a number of interested parties for the potential sale of our software licensing business.  Although we received offers for part of our software licensing business (whether our U.K. operations or our U.S. operations) Global’s offer was the only firm offer that we received for the entire software business.  By selling the software licensing business, we would be able to focus on our patent line of business to maximize the value of our patents for our shareholders.  We believe that our patent portfolio still has significant potential value, and the patent business will require significantly less overhead expense and employees.  In addition, we believe that there is an inherent conflict between our software business and our patent licensing, such that we have been precluded from fully exploiting our patents and their value.  We believe concentrating all of our resources on maximizing the revenues generated by licensing our patents, without the overhead and distraction of the software business, will generate the best return to our shareholders on their investment.

          In reaching its decision to approve and recommend the Asset Sale, our board of directors consulted with our management and financial and legal advisors, and considered a variety of factors, including the following:

          Alternatives.  Our board of directors considered the fact that, over a period of approximately 12-18 months, we solicited indications of interest from a number of parties in potential strategic transactions with Timeline, including the possible sale of all or a portion of Timeline’s assets or business.  We have had little interest in our patent business, and as discussed above, we engaged in discussions with several potential strategic partners for the sale of either our European operations or our entire software licensing business.  Of the offers that were presented to our board, only Global made a definitive acquisition proposal for all of our software licensing business, both in the U.S. and in Europe.  The unanimous view of our board of directors was that the terms of the Asset Purchase Agreement with Global was the best available alternative for Timeline and our shareholders, taking into account the terms of the transaction, including price and type of consideration, assumed liabilities and closing contingencies, and the perceived ability of Global to consummate a transaction in the most expeditious time and manner.  In particular, our board of directors considered the indication of interest from two other companies less favorable because their proposal was for only part of our software business.

          The Opportunities and Challenges Facing Timeline and the Uncertainties Surrounding Timeline’s Ability to Achieve Business Success.  Our board of directors considered the opportunities and challenges facing us, as well as the uncertainties surrounding our ability to successfully execute our business plan, both with respect to the profitability of our software licensing and our patent litigation activities.  Specifically, our board of directors considered the opportunities and challenges relating to, among other things, the uncertainty in our software licensing business to be a sustainable and profitable stand-alone business, our reliance on third party distributors to sell our products, and our lack of cash flows and uncertainty of having sufficient resources to continue development of new technologies to compete with new offerings from competitors with significantly greater resources.  Our board of directors also considered the challenges and risks we face in pursuing our patent licensing strategy, the inherent conflict between our patent litigation and our software licensing business, and the costs of being a public company.

          Business Synergies.  Our board of directors considered the business synergies between Timeline and Global.  We believe there are several important factors in evaluating the synergies between our companies and products:

•	Global’s product has a similar interface in that both Timeline’s and Global’s product user interfaces are surfaced in Microsoft Excel;
•	Timeline’s product utilizes a patented data warehouse approach, a feature Global desires in order to serve some of its larger clients and prospects;
•

Timeline has an established office in London while Global has, over the last several years, established approximately 25 resellers of its products in Europe.  Global has determined this number of resellers and resulting end users would be better served if Global also established a maintenance, service and marketing office in Europe.  The staffing of this office would be along the same lines as is our U.K. subsidiary, Analyst Financials Limited, with experienced sales and service professionals knowledgeable in analytics on Microsoft platforms; and

•

Global desires to grow, including by acquisition, to leverage its existing sales and marketing infrastructure of direct and Value Added resellers.  Likewise, Global, who has no OEM agreements, felt Timeline’s established OEM relationships would compliment and expand Global’s ability to bring product to market.

          Terms of the Asset Purchase Agreement.  Our board of directors considered the general terms and conditions of the Asset Purchase Agreement, as well as certain specific provisions of the Asset Purchase Agreement, including:  (i) the definition of material adverse effect; (ii) our exclusivity obligation and prohibition on our solicitation of other acquisition proposals, except in the exercise of our board’s fiduciary duties; (iii) the $200,000 termination fee payable to Global and reimbursement of Global’s reasonable costs and expenses in the event the Asset Purchase Agreement is terminated by Global under certain circumstances; and (iv) the timing of payments on the promissory notes and the lack of collateral security on the promissory notes.

          Employment Offers. Our board of directors also considered that Global would extend offers of employment to many of our employees who are actively employed in or primarily provide services to our software licensing business.

          Cash Payment at closing and over time; Bridge Loan; Lack of Financing Condition; Lack of Collateral for Deferred Payments.  Our board of directors considered that $1.0 million (plus the net amount by which cash, receivables and deposits of the U.K. Subsidiary exceeded specified liabilities) of the total purchase price for the sale of the software business is to be paid in cash at closing – of which at least $620,000 would be paid at closing of the Stock Sale and $380,000 would be paid at closing of the Asset Sale.  The remaining $1.0 million would be paid over the next three years – of which $240,000 would be paid on each of the 18 and 36-month anniversaries of closing the Stock Sale, and $260,000 would be paid on each of the 18 and 36-month anniversaries of closing the Asset Sale.  In addition, Global provided us with the $250,000 bridge loan to help fund our working capital needs between the date of the non-binding letter of intent and the closing of the Stock Sale.  Global’s obligation to consummate both the Stock Sale and the Asset Sale is not subject to any financing contingencies, providing greater certainty for Timeline and our shareholders.  The board also considered that the deferred payments over the three years following closing would be guaranteed by Global (if Global assigned its rights to a subsidiary), but would be general unsecured obligations of Global.

          Taxable Transaction.  Our board of directors considered that although the Asset Sale will result in a taxable gain to Timeline for United States federal income tax purposes, a substantial portion of the taxable gain is anticipated to be offset by current year losses from operations and available net operating loss carryforwards.   Furthermore, structuring the sale of 100% of our interest in our U.K. subsidiary, Analyst Financials Limited, as a stock sale rather than an asset sale should remove the substantial tax issues that were presented on the proposed asset sale by the UK Candidate.

          Expenses.  Our board of directors also considered that Timeline will incur costs and expenses in connection with completing the Stock Sale and Asset Sale which are estimated to be approximately $50,000 and there will be substantial management time and effort devoted to closing the Asset Sale, which could cause disruptions to our business.

          Risk of Not Completing Asset Sale.  Our board of directors also considered that there is no assurance that all conditions to the parties’ obligations to complete the Asset Sale will be satisfied or waived and, as a result, it is possible that the Asset Sale may not be completed.  In particular, the single largest condition to closing is that Timeline shareholders holding at least 75% of the outstanding common stock approve the Asset Sale.  Because the Stock Sale and the Asset Sale are independent transactions, if the Asset Sale does not close for any reason, we will still be bound by the terms of the Stock Sale and we will have sold to Global our U.K. operations and granted license rights to our software to our Analyst Financials products and our Infinium contracts, and we would continue to operate our software license business in the U.S.

          The foregoing discussion of the information and factors considered by our board of directors is not exhaustive.  Our board of directors did not quantify or attach any particular relative or specific weight to the various factors it considered in reaching its determination that the Asset Sale is fair to and in the best interests of Timeline and its shareholders.  Rather, the determination to recommend that our shareholders approve the Asset Sale was made after consideration of all of the factors taken as a whole.  In addition, individual members of our board of directors may have given different weights to different factors.

Nature of Our Business After the Asset Sale

          Following the sale of our software licensing business, we will continue to own our patents and patent license and royalty agreements, and we intend to continue our line of business of patent licensing.  Timeline currently holds six patents issued by the U.S. Patent and Trademark Office on our technology and we have a total of 136 issued claims.  We have also been granted patents in Australia, Canada, China, Hong Kong, Israel, Mexico and Singapore.  We have a number of pending patent applications, and believe additional international patents may be granted during fiscal 2006.

          In 1998, Timeline received the first of its patents on its method of automating the process of defining and using data marts for analysis of data originally sourced in other software applications.  Shortly thereafter, we began to commercialize those inventions through licensing the patents to third parties, and since March 1998, we have licensed our patents to ten organizations for total license fees of approximately $14 million.  We believe the importance of these patents far exceeds Timeline’s ability to build and license a variety of potential product embodiments which would be of benefit to end users.  Consequently, we have operated this patent licensing line of business in parallel with our software licensing operations.

We also believe this line of business would have been profitable on a stand-alone basis, even supporting the burden of public overhead.  Following the sale of our software operations, it is our intent to continue pursuing our patent licensing line of business until it has either saturated the market or the patents are obsolete through the passage of time, changes in technology, or legal setbacks.

          The pro forma financial information included herein indicates that licensing of patents as a stand alone business would have, under the assumptions noted, generated a combined profit during the three years ended March 31, 2005.  For purposes of this pro forma presentation, we allocated all costs of maintaining a public entity solely against the patent licensing business segment.  Furthermore, we believe that during the three prior fiscal years ended March 31, 2000 through 2002, the patent line of business would have, under assumptions consistent with the pro formas, generated a net profit in excess of another $5.7 million.  One of the underlying reasons for selling the assets of the software licensing business is to allow for increased patent licensing activity without concern for the perceived negative affect it may have on the software line of business.  This increased activity may require prosecuting outstanding and new patent infringement claims against third parties.

          Following the Asset Sale, we will continue to be a public company.  We also intend to evaluate and potentially explore all available alternatives.  We will continue to work to maximize shareholder interests with a goal of returning value to our shareholders.  Although our board of directors has not yet made any determination, such alternatives may include ultimate dissolution and liquidation of Timeline, a going private transaction effected through a reverse stock split or otherwise in order to reduce the costs associated with being a public company, a share repurchase, an extraordinary dividend or other transactions to maximize shareholder value and manage our outstanding liabilities.

Timeline’s Use of Proceeds from the Asset Sale and Stock Sale

          We intend to use the proceeds from the Asset Sale and Stock Sale to pay off our accounts payable and other liabilities.  The remaining amounts would be used to fund our ongoing operations, including employee expense, fees and costs relating to patent application and maintenance, costs and expenses (including attorneys’ fees) associated with prosecuting patent infringement cases, and ongoing costs of being a public company.  Because the size of our continuing patent operations would be substantially less than needed for our current software licensing business, we would significantly downsize our office space and would expect to employ only two employees going forward.  Assuming the Asset Sale closes, we are currently budgeting approximately $400,000 in expenses over the first six months, including for salaries, overhead, insurance, rent, audit fees, and public company compliance.  Thereafter, based on our reduced patent operations, we would expect our expenses to further reduce, currently budgeted at $400,000 over each subsequent 12 months.  These estimates assume that any patent litigation that we undertake will be on a contingent fee basis.  Our goal is that the proceeds from any patent licensing we enter into will cover our ongoing business expenses.  In our experience, there is often a significant time lag between initiating negotiations or filing a patent lawsuit and entering into a settlement agreement.  As such, we intend to use the proceeds from the Stock Sale and Asset Sale to support the patent business until we are able to enter into additional patent licenses.  There are no assurances that we will be successful in pursuing additional patent licenses and generating patent license revenue.

          We anticipate that in March 2006 our board of directors will consider whether to pay a dividend to shareholders from the proceeds of the sale.  The board’s determination will depend on a number of factors including the following:

•	the total net proceeds received from the Asset Sale and Stock Sale after payment of costs associated with the sales;
•	results of operations for fiscal 2006, particularly, our patent licensing activity after the Asset Sale;
•	the availability of sufficient cash to fund patent licensing business into fiscal 2007; and
•	tax impacts on Timeline and its shareholder resulting from a dividend or distribution;

The board’s current intentions are to make a distribution, which is currently estimated at 10 to 15 cents per share, if, at year end finances are as expected and there are not current earnings and profits.  However, a dividend may not be declared and paid.  Shareholder approval of the Asset Sale does not ensure that shareholders will receive any portion of the proceeds from the Asset Sale or Stock Sale.

          Any distribution will be covered by United States tax laws.  Due to the deferred nature of some of the payments from the Asset Sale and Stock Sale, we will not qualify to treat the sales as a partial liquidation under the current tax laws.  Treatment as a partial liquidation would allow all net sale proceeds to qualify as a distribution of capital and capital gains treatment of any gain at the shareholder level.  Regardless, such treatment requires a distribution of all proceeds.  That would not, in the opinion of the board, be appropriate as a substantial portion of the monies are intended to be retained to fund our patent licensing business going forward.  Consequently, any distribution to shareholders will be characterized under the normal rules for paying dividends.

          A dividend is treated as ordinary income to a shareholder to the extent of either accumulated or current year earnings and profits.  Timeline has sufficient deficits on an accumulated basis to cover any gain on the sale of assets discussed herein.  It would also appear that the gain, if any, on the sale will not generate current year’s earnings and profits in excess of losses through the date of closing.  However, until fiscal year-end (March 31, 2006), the amount of current year’s earnings and profits cannot be ascertained.  The results of our efforts on patent licensing post-closing will determine whether a distribution would be taxable, treated as a return of capital, or as capital gain or ordinary income.

Terms of the Asset Purchase Agreement

          The Asset Purchase Agreement is the primary legal document for the Stock Sale and the Asset Sale and sets forth the specific rights and obligations of Timeline and Global.  The Asset Purchase Agreement is attached as Annex A.  Either party has the right to terminate the Asset Purchase Agreement if the closing of Asset Sale has not occurred by August 31, 2005.  The announcement of the Asset Purchase Agreement was issued and a Current Report on Form 8-K was filed on July 25, 2005.

Description of the Stock Sale to Global

          On July 20, 2005, we completed the Stock Sale to a wholly-owned subsidiary of Global, consisting of the sale of 100% of stock in our U.K. subsidiary, Analyst Financials Limited, and certain other assets and customer contracts.  The following is a summary of the material terms of the Stock Sale, all as described in the Asset Purchase Agreement:

•	Timeline sold and transferred to Global the following:
	•	100% of the outstanding equity interests in our U.K. subsidiary, Analyst Financials Limited;
	•	all customer lists, customer contracts, goodwill, contracts and contract rights held by Timeline with regard to the U.K. subsidiary’s customers, whether in the United States or overseas;
	•	Timeline’s maintenance and support agreements for Timeline’s customers using its filter to Infinium Software’s product;
	•	a non-exclusive license to use the names “Analyst Financials” and “Analyst Suite” and stylized marks derivative thereof;
	•	all books and records related to the foregoing.

•

Timeline entered into a Source Code License Agreement with Global, under which we granted to Global a non-exclusive, perpetual, fully paid license to the source code of our Analyst Financials software product line (including the right to sublicense to OEMs, VAR, resellers, other distributors and end users) in connection with the worldwide sale and distribution of the Analyst Financials product.  However, Global may not sell the Analyst Financials product to any of Timeline’s existing customer accounts;

•	Global agreed to pay to Timeline $1,100,000, as follows:

•

at closing on July 20, 2005, Global paid cash consideration of $620,000, less the outstanding principal and interest under the bridge note (as described below), plus the amount by which the U.K. subsidiary’s outstanding accounts receivable, cash, deposits and prepaid expenses exceeded the outstanding accounts payable – for a total net payment to Timeline of $506,471.33;

	•	$480,000 is payable pursuant to a promissory note (bearing simple interest at a rate of 6% per annum), of which
		•	$240,000 is payable on or before January 20, 2007 (18 months after the closing), and
		•	$240,000 is payable on or before July 20, 2008 (36 months after the closing).

The amount of the 36-month payment may be reduced by $20,000 if shareholder approval of the second Transaction is not obtained by August 31, 2005 (see “Closing Conditions” below).  The promissory note was issued by Global’s wholly-owned subsidiary and is guaranteed by Global, but is not otherwise be secured by any assets of Global or other collateral.

•

The amounts payable to Timeline in connection with the Stock Sale are subject to adjustment for certain allocations and pro rations.  In addition, Timeline agreed to indemnify Global and its wholly-owned subsidiary from certain liabilities, which could reduce the amount of the total payments made to Timeline under the promissory note.

•

Global assumed certain liabilities related to the U.K subsidiary, including the office lease in Chiswick, London, England, ongoing obligations with respect to prepaid maintenance fees with respect to the U.K. subsidiary’s customer contracts and the other customer contracts being assigned, outstanding accounts payable and other obligations at closing, and accrued vacation time for the employees of the U.K. subsidiary.  Timeline assumed all other liabilities of the U.K. subsidiary that occurred, arose or accrued prior to the closing of the Stock Sale.

•	Global retained all of the employees of the U.K subsidiary, and hired two of our U.S.-based employees.

Bridge Loan from Global

          As contemplated by the non-binding letter of intent, on June 1, 2005, we entered into a secured promissory note and security agreement for a $250,000 loan from Global, to fund our working capital and operating expenses through closing of the Stock Sale.  We borrowed the entire $250,000, and the principal bore interest at 6% per annum, compounded annually.  The note was secured by a first priority security interest in all of the assets related to our software licensing business covered by the non-binding letter of intent.  The note was paid in full on July 20, 2005, concurrently with closing of the Stock Sale.

Description of the Asset Sale to Global

          Assets to be Sold or Licensed to Global and Assets Retained by Timeline

          Assets to be Sold to Global

          Subject to and upon the terms and conditions set forth in the Asset Purchase Agreement, at the closing of the Asset Sale we intend to sell to Global substantially all of the remaining assets relating to our software licensing business that were not sold to Global in the Stock Sale.  These assets include the following:

•

our software products known as Analyst Financials / Analyst Suite and WorkWise Data Agent Server and Business Alerts® (including all source and object code, all prior versions, versions under development, documentation including installation, implementation and help manuals and guides for users and programmers/developers) (the “Software-Related Assets”);

•

our trademarks, trade names, service marks, copyrights and goodwill and other intellectual property, whether registered or not, associated with the Software Related Assets whether in the United States or overseas (excluding our patent rights, which are to be licensed to Global);

•	our customer lists, customer contracts, goodwill, contracts and contract rights with regard to customers of our software licensing business (other than accounts receivable);
•	our right, title and interest in the names “Timeline” (other than “Timeline, Inc.” and “TMLN”), “WorkWise,” “Analyst Financials,” “Analyst Suite” and stylized marks derivative thereof;
•	the domain names www.timeline.com, www.analystfinancials.com, www.analyst-financials.com and www.workwise.com;
•	substantially all of our equipment, and all of our inventory, fixtures and capitalized software; and
•	all books and records related to the foregoing.

          Patents to be Licensed to Global

          Pursuant to the terms of the Asset Purchase Agreement, at closing of the Asset Sale we intend to enter into a Patent License Agreement with Global.  Under the terms of the Patent License Agreement, Timeline would grant to Global a valid, perpetual, fully-paid non-exclusive license to our patents, including the right to sublicense to OEMs, VARs, resellers, other distributors and end-users in connection with the software licensing business sold to Global.  The Patent License Agreement is included as an exhibit to the Asset Purchase Agreement.  The patents to be licensed include the following U.S. patents, as well as our international patents:

U.S. Patent No.	Title

6,631,382	Data retrieval method and apparatus with multiple source capability
6,625,617	Modularized data retrieval method and apparatus with multiple source capability
6,026,392	Data retrieval method and apparatus with multiple source capability
6,023,694	Data retrieval method and apparatus with multiple source capability
5,802,511	Data retrieval method and apparatus with multiple source capability
6,738,757	System for database monitoring and agent implementation
5,359,729	Method for searching for a given point in regions defined by attribute ranges, then sorted by lower and upper range values and dimensions
6,738,757	System for database monitoring and agent implementation.

          Assets to be Retained by Timeline

          We will retain all assets not sold to Global, including the following:

•	our patents, patent applications, patent license agreements and royalty agreements, including all causes of action, claims and rights against third parties that relate to our patents;
•	our cash, accounts receivable, deposits, prepaid expenses and cash equivalent items at closing;
•	certain equipment and tangible personal property not being transferred to Global;
•	rights under any life insurance policies owned by us;
•	the domain name www.tmln.com;
•	all rights to or claims for refunds, overpayments or rebates of any taxes and other governmental charges for periods prior to the closing;
•	our corporate and tax records; and
•	all books and records related to the foregoing.

          Description of Liabilities to be Assumed and Retained

          Liabilities to be Assumed by Global

          In connection with the Asset Sale, Global will assume certain liabilities related to our software licensing business, including the following:

•	obligations arising after closing under our office lease in Bellevue, Washington;
•	obligations with respect to prepaid maintenance fees as of closing with respect to the assets sold in the Asset Sale; and
•	obligations with respect to accrued vacation time as of closing for key employees hired by Global.

          Liabilities to be Retained by Timeline

          We will retain all liabilities not assumed by Global, including the conduct or operation of our business relating to our patents.  In addition, we will be responsible for any customer claims or customer warranty claims with respect to any goods sold and services rendered by us prior to closing, even if such claims relate to the software license business being sold to Global, regardless of whether the claims arise before or after the closing.

          Cash Consideration by Global

          At closing of the Asset Sale, Global agreed in the Asset Purchase Agreement to pay to Timeline $900,000 in cash consideration, payable as follows:

•	$380,000 is payable at closing;
•	$520,000 is payable pursuant to a promissory note (bearing simple interest at a rate of 6% per annum), of which
	•	$260,000 will be payable on the 18-month anniversary of closing; and
	•	$260,000 will be payable on the 36-month anniversary of closing.

          The promissory note will be issued by Global’s wholly-owned subsidiary and will be guaranteed by Global, but will not otherwise be secured by any assets of Global or other collateral.

          The amounts payable to Timeline in connection with the Asset Sale are subject to adjustment for certain allocations and pro rations.  In addition, Timeline agreed to indemnify Global and its wholly-owned subsidiary from certain liabilities, which could reduce the amount of the total payments made to Timeline under the promissory note.

          Closing Date

          If the Asset Sale is approved and adopted by our shareholders, the closing will take place as soon as possible after the Shareholder Meeting.

          If the closing of the Asset Sale has not occurred on or prior to August 31, 2005, either party may terminate the Asset Purchase Agreement with respect to the Asset Sale.  However, if by August 31, 2005 shareholder approval of the Asset Sale has not been satisfied, then at Timeline’s option, the August 31 closing date may be extended until September 30, 2005, in which event the principal amount of the promissory note issued in the Stock Sale (payable on the 36-month anniversary of the closing of the Stock Sale) will be reduced by $20,000, from $240,000 to $220,000.

          Representations and Warranties

          Timeline has made certain warranties to Global in the Asset Purchase Agreement relating to, among other things, the following:

•	corporate authorization to enter into the Asset Purchase Agreement and to sell the assets;
•	title to the assets being sold to Global;
•	accuracy of Timeline’s financial statements;
•	Timeline’s liabilities and financial obligations to be assumed by Global;
•	the absence of material adverse change, as defined in the Asset Purchase Agreement;
•	intellectual property, including software, licenses and patents;
•	computer systems, hardware and software;
•	material contracts;
•	employees and employee benefits;
•	legal compliance;
•	absence of litigation;
•	taxes; and
•	accuracy of disclosure.

These warranties of Timeline to Global are intended for the benefit of Global only, and are not for the benefit of shareholders or the investing public generally.  They should not necessarily be taken as a statement of the existence of a state of affairs, but serve to allocate risk among contracting parties.

          Indemnification; Limitations on Liability

          Timeline and Global have agreed to indemnify each other against liabilities for which the Buyer and Timeline, respectively, are responsible under the Asset Purchase Agreement.

          The representations and warranties in the Asset Purchase Agreement generally survive for 12 months following closing, with certain exceptions for matters relating to tax and title to properties.

          Timeline will not be liable for any breaches of warranties until the aggregate amount of all claims exceeds $20,000, and Timeline’s maximum liability for all breaches is limited to the total amount of the cash consideration actually paid to Timeline.

          Conduct of Timeline’s Business Pending the Closing

          Timeline agreed that between the date of the Asset Purchase Agreement and closing it would carry on its business in the ordinary and usual course, and refrain from taking certain significant actions without approval of the Buyer.

          Conditions to Completion of the Asset Sale

          The parties’ obligations to consummate the Asset Sale as set forth in the Asset Purchase Agreement will be subject to the satisfaction or waiver of a number of closing conditions.  The closing conditions to the Asset Sale include the following:

•	Timeline’s shareholders will need to have approved the Asset Sale;
•	certain of our employees that Global intends to hire will need to have entered into employment agreements with Global;
•

there shall have been no material adverse change in the business, properties, operations, condition (financial or otherwise), prospects, assets or liabilities of Timeline or our business since July 20, 2005, the date of closing of the Stock Sale;

•	all necessary third-party consents and governmental approvals to the Asset Sale will need be obtained; and
•	all representations and warranties of the parties will need to be true in all material respects, and all agreements and covenants of the parties are to have been performed or complied with.

          Royalty Payments to Global

          As part of the Asset Purchase Agreement, we agreed to make certain royalty payments to Global following closing of the Asset Sale.  Under this royalty arrangement, if Global or any of our key employees hired by Global assists us (at our request) with respect to the prosecution of any patent infringement claim against a third-party, we will pay to Global 3% of all amounts that we receive as a result of such infringement claim.  However, we will not be obligated under this arrangement to make any royalty payments to Global if any of our key employees hired by Global is subpoenaed or otherwise called as a witness in any litigation, arbitration or proceeding regarding our patents.

          No Regulatory Approvals

          Timeline is not aware of any regulatory requirements or governmental approvals or actions that may be required to consummate the Asset Sale, except for compliance with the applicable regulations of the SEC in connection with this proxy statement and compliance with the Washington Business Corporation Act in connection with the Asset Sale.  Should any such approval or action be required, it is presently contemplated that such approval or action would be sought.  There can be no assurance, however, that any such approval or action, if needed, could be obtained and would not be conditioned in a manner that would cause the parties to abandon the Asset Sale.

          Termination of Asset Sale

          If the closing of the Asset Sale has not occurred on or prior to August 31, 2005, either party may terminate the Asset Purchase Agreement with respect to the Asset Sale.  However, if by August 31, 2005 shareholder approval of the Asset Sale has not been satisfied, then at Timeline’s option, the August 31 closing date may be extended until September 30, 2005, in which event the principal amount of the promissory note issued in the Stock Sale (payable on the 36-month anniversary of the closing of the Stock Sale) will be reduced by $20,000, from $240,000 to $220,000.

          Termination Fee and Expense Reimbursement

          We have agreed in the Asset Purchase Agreement under certain circumstances to pay to Global a termination fee of $200,000 plus its reasonable attorneys’ fees, accountants’ fees and appraiser’s fees.  The events triggering payment of the termination fee consist of the following:

•	if we breach the exclusivity provisions in the Asset Purchase Agreement;
•	if we fail to diligently proceed in good faith with the consummation of the Asset Sale; or
•	any termination of the Asset Purchase Agreement due to a material breach by us.

          Similarly, Global has agreed in the Asset Purchase Agreement under certain circumstances to pay to us a termination fee of $200,000 plus our reasonable attorneys’ fees, accountants’ fees and appraiser’s fees.  The events triggering payment of the termination fee by Global consist of the following:

•	if Global fails to diligently proceed in good faith with the consummation of the Asset Sale (other than due to a material adverse change in our software licensing business); or
•	any termination of the Asset Purchase Agreement due to a material breach by Global.

          Covenants regarding Exclusivity, Non-Competition and Non-Solicitation

          Exclusivity of Negotiations

          We agreed in the Asset Purchase Agreement to work exclusively with Global towards the closing of the Asset Sale.  As such we agreed that, until the earlier of (a) closing of the Asset Sale or (b) the termination of the Asset Purchase Agreement by either Global or Timeline, we would not do any of the following:

•

directly or indirectly through any other party engage in any negotiations with or provide any information to any other person, firm or corporation with respect to an acquisition transaction involving us or our assets,

•

directly or indirectly through any other party solicit any proposal relating to the acquisition of, or other major transaction involving, us or our assets (and we agreed to notify Global promptly of the receipt of any unsolicited offer), or

•	dispose of any assets that would constitute a part of the assets to be acquired by Global other than in the ordinary course of business.

          Non-Competition and Non-Solicitation Covenants

          Under the terms of the Asset Purchase Agreement, we agreed to two separate non-competition covenants in favor of Global.

•

Effective from July 20, 2005 (closing of the Stock Sale) through the earlier of either closing or termination of the Asset Sale, we agreed to not to compete in the United Kingdom, Europe, Africa or the Middle East with respect to the U.K. subsidiary’s software business that we sold to Global (except that we may continue to pursue licensing and other rights with respect to our patents).  We also agreed during this time period not to recruit or solicit the employees of the U.K. subsidiary or Global to terminate their employment.

•

Effective for four years from closing of the Asset Sale (effective only if the Asset Sale closes), we agreed to not to compete anywhere in the world in the software business being sold to Global (except that we may continue to pursue licensing and other rights with respect to our patents).  We also agreed during this time period not to recruit or solicit the employees of the U.K. subsidiary or Global to terminate their employment.

          Contingent Service and Support Agreement

          In the event the Asset Sale is not approved by our shareholders and is terminated, we have agreed in the Asset Purchase Agreement to provide certain service and support, as follows:

•

provide to Global and its employees, agents and representatives with the equivalent of eight man-hour weeks (each man-hour week consisting of 40 hours) of technical training over a four-month period, at no additional cost to Global;

•

provide to Global (a) service packs and releases for a period of at least 18-months, at no additional cost to Global, and (b) after such 18-month period, service packs and releases at our standard maintenance rate charged to our other customers; provided, however, our obligations for service packs and releases will terminate in the event we are acquired by a third party or sell all or substantially all of our assets; and

•

provide to Global a right of first refusal to enter into an outsourcing arrangement with us to market, sell or service our customers, prior to accepting any third party offer to effectuate a similar outsourcing arrangement, provided however that the terms of any outsourcing arrangement shall be on terms acceptable to us, including as to price and quality of service, as determined by us in our reasonable sole discretion.

Interests of Certain Persons in the Asset Sale

          Timeline does not have any agreements that would require payment to any of our executive officers, directors or employees in connection with the Asset Sale.

          None of our directors, executive officers, or any associate of any director or executive officer has any substantial interest, direct or indirect, by security holdings or otherwise, in the Asset Sale.

          Under the Asset Purchase Agreement, it is a condition to closing the Asset Sale that certain of our key employees who are actively employed in and/or primarily provide services to our software licensing business will enter into employment agreements with Global.

Tax Consequences of the Asset Sale

          The following is a summary of certain United States federal income tax consequences from the Asset Sale.  This discussion does not address any tax consequences arising under the laws of any state, local, or foreign jurisdiction.

          The sale of assets by Timeline will be a taxable transaction for United States federal income tax purposes. Accordingly, Timeline will recognize a gain or loss with respect to the sale of assets in an amount equal to the difference between the amount of the consideration received for each asset over the adjusted tax basis in the asset sold. The amount of consideration will include the amount of liabilities assumed, for United States federal income tax purposes, by Global in the Asset Sale.  Although the Asset Sale will result in a taxable gain to Timeline, we believe that all of the taxable gain will be offset by current year losses from operations and available net operating loss carryforwards.

Selected Pro Forma Financial Information

          Unaudited pro forma financial information is attached to this proxy statement as Annex C.  The unaudited pro forma consolidated statements of operations and consolidated balance sheet give effect to the Asset Sale as if it had occurred on March 31, 2005.  Unaudited pro forma financial information should be read in conjunction with the related notes and with the historical consolidated financial statements of Timeline, Inc., attached to this proxy statement as Annex E (and as included in the Annual Report on Form 10-KSB for the year ended March 31, 2005, as filed with the Securities and Exchange Commission, a copy of which accompanies this Proxy Statement.

Dissenters’ / Appraisal Rights

          Our shareholders will be entitled to dissenters’ rights as a result of the Asset Sale under the provisions of Section 23B.13.010 et seq. of the Washington Business Corporation Act and to have the fair value of Timeline’s shares paid in cash.  The amount to be paid to dissenting shareholders could be more than or less than the value they would receive in the Asset Sale.  To exercise dissenters’ rights, you must follow procedures that include giving notice to Timeline and not voting to approve the Asset Sale.

          We describe below the steps which you must take if you wish to exercise dissenters’ rights with respect to the Asset Sale.  This description is a summary only and is not complete.  You should read RCW 23B.13.010 et seq. of the Washington Business Corporation Act, a copy of which is attached as Annex D to this proxy statement. Failure to take any one of the required steps may result in termination of your dissenters’ rights under the Washington Business Corporation Act.  If you are considering dissenting, you should consult your own legal advisor.

          To exercise dissenters’ rights, you must satisfy five conditions:

          •          You must be a shareholder of record.  To be entitled to dissenters’ rights, you must be the record holder of the dissenting shares as of June 30, 2005.  If your shares are held in street name or are held of record by a broker or other person, you must take action to cause the broker or other holder of record to take the steps described below to dissent with respect to the shares you beneficially own.

          •          You must file a written notice before the Shareholder Meeting.  You must send a written notice to Timeline of your intention to exercise dissenters’ rights for your shares.  This written notice must be received by Timeline before the vote is taken to approve the Asset Sale.  Voting against the Asset Sale, by itself, does not constitute notice of an intention to exercise dissenters’ rights.

          •          You must not vote in favor of the Asset Sale.  You must not vote your shares at the Shareholder Meeting in favor of the Asset Sale.  This requirement may be satisfied in one of the following ways:

•	if you do not return your proxy card and you do not vote at the Shareholder Meeting in favor of the Asset Sale;
•	if you submit a properly executed proxy with instructions to vote “against” the Asset Sale or to “abstain” from voting; or
•	if you revoke a proxy and later “abstain” from or vote “against” the Asset Sale.

          A vote for the Asset Sale is a waiver of dissenters’ rights.  If you return a signed proxy card and do not indicate a voting preference, the proxies will vote your shares in favor of the Asset Sale, and this will constitute a waiver of your dissenters’ rights.  Failure to vote does not constitute a waiver of dissenters’ rights.

          •          You must file a written dissenters’ notice after the Asset Sale.  If the Asset Sale is approved, Timeline will deliver a written dissenters’ notice to all shareholders who have satisfied the above requirements.  You must complete this notice, including demanding payment of fair value for your shares, stating your name and address, and certifying the number of dissenting shares held of record on June 30, 2005.  You must send this completed written notice to Timeline by the date specified in the notice.

          •          You must send your stock certificates for dissenting shares to Timeline.  You must send your Timeline stock certificates for dissenting shares to Timeline no later than the date specified in the written dissenters’ notice.

          If any of the conditions described above are not satisfied, you will have waived your dissenters’ rights.  If all of the conditions described above are satisfied, Timeline will pay to each shareholder who properly exercises his or her dissenters’ rights the “fair value” of the dissenting shares, plus interest, as determined by Timeline.  If Timeline does not make payment within 60 days or if a dissenting shareholder is dissatisfied with the payment of fair value, the dissenting shareholder must notify Timeline within 30 days after payment is made and must provide his or her own estimate of the fair value of the dissenting shares and demand payment from Timeline.  If the parties cannot agree on the fair value of the dissenting shares, Timeline must commence a court proceeding to determine the value of the shares, plus interest.  The costs of the court proceeding, including reasonable compensation for any appraisers appointed by the court and attorneys’ fees, will be assessed as the court considers equitable.

          The “fair value” of any dissenting shares may be higher, the same, or lower than the net per share consideration to be received by Timeline in the Asset Sale.

No Opinion of Financial Advisor

          Our board of directors determined not to retain a financial advisor in connection with the proposed sale of our software licensing business to Global, and has not received any opinion from a financial advisor or other third party that the cash payments to be received by Timeline in the Asset Sale was fair, from a financial point of view, to Timeline.  Over the past 12-18 months, we have engaged in extensive discussions and negotiations with, and have received several letters of intent from, other potential interested acquisition parties.  As a result, our board of directors believes that it has a good understanding of the perceived market value of the company and its business, and what a disinterested third-party would be willing to pay.  Accordingly, our board of directors believes that the financial consideration offered by Global is fair to Timeline and its shareholders.

Vote Required to Approve the Asset Sale

          Under Section 7 of our Articles of Incorporation, as amended, the Asset Sale requires approval by the holders of at least 75% of the outstanding shares of our common stock entitled to vote at the Shareholder Meeting.  If we fail to obtain the shareholder approval of the Asset Sale, we will not be able to consummate the Asset Sale and either Timeline or Global may terminate the Asset Purchase Agreement.

Recommendation of Our Board of Directors

          Our board of directors has determined that the Asset Sale is expedient and for the best interests of Timeline and its shareholders. Our board of directors has approved the Asset Sale, based on the terms of the Asset Purchase Agreement, and recommends that the shareholders vote in favor of the proposal to approve the Asset Purchase Agreement and to authorize the Asset Sale.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT
SHAREHOLDERS VOTE “FOR” PROPOSAL NO. 1 TO APPROVE THE ASSET PURCHASE
AGREEMENT AND TO AUTHORIZE THE ASSET SALE

PROPOSAL 2:  PROPOSED AMENDMENT TO THE ARTICLES OF INCORPORATION

Elimination of Shareholder Super-Majority Voting Provisions

          Our board of directors has unanimously approved and recommends that the shareholders approve an amendment to Article 7 to the Articles of Incorporation to reduce the 75% super-majority voting requirement to a simple majority for mergers, asset sales, amendments to the Articles of Incorporation and other similar transactions.  Currently, Article 7 to our Articles of Incorporation reads as follows:

“To be adopted by the shareholders, amendment of the Articles of Incorporation, a plan of merger or share exchange, the sale, lease, exchange or other disposition of all, or substantially all, of the corporation’s assets other than in the usual and regular course of business, or dissolution of the corporation must be approved by the shareholders entitled to vote thereon by seventy-five percent (75%) of all the votes entitled to be cast.”

          The provisions of Article 7 have been in our Articles of Incorporation since 1993, before we became a public company.  Such provisions are generally intended to encourage a person making an unsolicited bid for a company to negotiate with the board of directors to reach terms that are fair and provide the best results for all shareholders.  Without such provisions it may be possible for the holders of a majority of the shares represented at a meeting to take actions that would give them effective control of the company without negotiating with the board to achieve the best results for other shareholders.  However, as evidenced by the proposal in this proxy statement for the Asset Sale, the requirement of 75% super-majority shareholder approval increases the time it takes, for example, to complete a sale or merger and substantially increases the cost of the transaction.  Obtaining 75% shareholder approval also makes it difficult to do many transactions in a timely and economic manner.  Moreover, the time delay and additional contingencies imposed by these restrictions potentially make a transaction with the company less desirable, when other potential candidates are not subject to such restrictions. In addition, many investors and others have begun to view these provisions as conflicting with principles of good corporate governance.  While these measures can be beneficial, the board recognizes there are also compelling arguments for having a lower threshold for shareholder votes.  The requirement of a supermajority vote can limit the ability of shareholders to effect change by essentially providing a veto to a large minority shareholder or group of shareholders.  A lower threshold for shareholder votes can increase shareholders’ ability to effectively participate in corporate governance.

          The board also believes that this provision is significantly more burdensome than the provisions that are required by corporate law and than are generally applicable to other publicly-traded corporations.  For example, the Washington Business Corporation Act provides that amending the articles for public companies only requires a simple majority vote, unless the articles of incorporation require a greater percentage.  In addition, the rules of the Nasdaq Stock Market and the New York Stock Exchange require only a simple majority approval for a merger, sale of assets or dissolution.

          For these reasons, our board of directors has come to the conclusion that the provisions of Article 7 place undesirable restrictions on our ability to successfully negotiate transactions that our board believes are in the best interests of the company and our shareholders.  The board believes that the proposed amendment to reduce these restrictions is appropriate and advisable and will enable us to more effectively pursue transactions that our board believes are desirable for the company and our shareholders.  The amendment is not being proposed in connection with any particular transaction or negotiations to which Timeline is a party.  In particular, even if the amendment is approved by the shareholders at the Shareholder Meeting, it will not have any effect on the vote required on the proposal to approve the Asset Sale.  Accordingly, our board has authorized an amendment to the Article of Incorporation, subject to approval of the shareholders, to change the voting requirement in Article 7 to a simple majority approval.

Effect of Proposed Amendment to the Articles of Incorporation

          If this Proposal 2 is approved by the shareholders, any merger, sale of substantially all the assets, dissolution, or future amendment to the Articles of Incorporation would require only majority approval of the shareholders.

          As described above, if the Asset Sale is completed, we intend to continue our patent licensing business.  Ultimately, we anticipate that we will either seek to sell our patent business, either by a merger or sale of assets, or seek to liquidate and dissolve the company.  The proposed amendment to the Articles of Incorporation would decrease the shareholder approval needed for any such sale, merger or dissolution.  The effect of this proposed amendment will be that holders of 50% of the our outstanding shares will be able to cause the approval of any transaction that requires shareholder approval under Washington law even if a substantial minority of the outstanding shares vote against the transaction.

          The text of the proposed amendment to the Articles of Incorporation is set forth in Annex B to this proxy statement.  If approved, this proposal will become effective upon the filing of Articles of Amendment to the Articles of Incorporation, as amended, of the Company with the Washington Secretary of State, which we would do promptly after the Shareholder Meeting.  At such time, the board of directors would also consider and act upon any amendments to our bylaws that would make the bylaws consistent with the proposed amendment.

Vote Required to Approve the Amendment to the Articles of Incorporation

          In accordance with the Articles of Incorporation, the affirmative vote of holders of at least 75% percent of the outstanding shares of common stock is required to approve this proposal.

Recommendation of Our Board of Directors

          Our board of directors has unanimously approved the amendment to the Articles of Incorporation and recommends that the shareholders vote “FOR” this proposal.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT
SHAREHOLDERS VOTE “FOR” PROPOSAL NO. 2 TO APPROVE THE AMENDMENT TO THE ARTICLES
OF INCORPORATION

PROPOSAL 3:  ELECTION OF DIRECTOR

Information about our Nominee for Director

          Our Articles of Incorporation (the “Articles”) divide our Board of Directors into three classes, each class consisting, as nearly as possible, of one-third of the total number of directors.  The Articles further provide that at each annual meeting of the shareholders, directors will be elected for a three-year term to succeed those directors in the class whose term has so expired.  Vacancies on the Board may be filled by persons elected by a majority of the remaining directors.  A director elected by the Board to fill a vacancy (including a vacancy created by an increase in the Board of Directors) will serve until the next meeting of shareholders at which directors are elected, or until such director’s successor is elected and qualified, or until such director’s earlier death, resignation or removal.

          Our Board of Directors is currently composed of four members.  The director nominee, Mr. Charles R. Osenbaugh, is the nominee for the class of directors to be elected at our Shareholder Meeting for a three-year term expiring at the 2008 annual meeting of shareholders.  If elected at our Shareholder Meeting, the director nominee would serve until his successor is elected and qualified, or until his earlier death, resignation or removal.  Mr. Osenbaugh is a current director on the Board.

          The director will be elected by a plurality of the shares voted at the Shareholder Meeting.  The persons named in the enclosed proxy intend, unless authorization to do so is withheld, to vote the proxies received by them for the election of the director nominee.  If, prior to our Shareholder Meeting, the nominee should become unavailable for election, an event that currently is not anticipated by the Board, the proxies will be voted for the election of such substitute nominee as the Board of Directors may propose.  Mr. Osenbaugh has agreed to serve if elected and we have no reason to believe that he will be unable to serve.

          Set forth below is biographical information for Mr. Osenbaugh.

          Charles R. Osenbaugh, age 56, has served as Chief Financial Officer, Treasurer and a Director since our inception in April 1993, and has held the position of President and Chief Executive Officer since November 1996.  Mr. Osenbaugh also previously served as our Secretary.  From April 1988 to April 1993, Mr. Osenbaugh served as Executive Vice President, Chief Executive Officer and a Director, and from April 1993 to July 1994 as President and a Director of Timeline Services, Inc.  From 1975 to 1988, Mr. Osenbaugh was a partner of Lasher & Johnson, a Seattle, Washington law firm.  From 1973 to 1975, Mr. Osenbaugh practiced public accounting with Arthur Andersen & Co.  He holds a B.B.A. in economics and a J.D., both from the University of Iowa, and received his CPA certificate in 1974.

Recommendation of Our Board of Directors

          Our board of directors unanimously recommends that the shareholders vote “FOR” the election of Mr. Osenbaugh to the board of directors for a term of three years.

Directors and Executive Officers

Our directors and executive officers as of June 30, 2005, are as follows:

Name	Age	Position

Charles R. Osenbaugh	56	President, Chief Executive Officer, Chief Financial Officer, Treasurer and Director
Craig R. Perkins	49	Vice President of Products and Technology
Donald K. Babcock	68	Director
Terry Harvey(1)(2)(3)	54	Director
Kent L. Johnson(1)(2)(3)	61	Director

(1)	Member of Nomination Committee
(2)	Member of Audit Committee
(3)	Member of Compensation Committee

          Officers are appointed by the Board of Directors.  Each executive officer named above will serve until his successor is appointed or until his earlier death, resignation or removal.  It is expected that each of the above officers will be reappointed by the Board of Directors immediately following the Shareholder Meeting.

          Two of the four directors on our Board of Directors are “independent” within the meaning of the listing standards of The Nasdaq Stock Market.

          Set forth below are the names and certain biographical information for directors whose terms continue after our Shareholder Meeting and for our executive officers.  For the biographical summary of our director whose current term expires at the Shareholder Meeting, see “Proposal 3.  Election of Director” above.

          Directors with Terms Expiring at the 2006 Annual Meeting

          Donald K. Babcock, age 68, is one of our founders and has served as a Director since our inception in April 1993.  Mr. Babcock returned to the position of Senior Technologist with us in October 1999 after working for Seagate Software, Inc. for 18 months as a Program Manager.  He previously was Senior Vice President of Research & Development and Chief Technologist for Timeline, Inc.  He was also a founder of Timeline Services, Inc. and served as a director from its inception in 1977 until its merger into our company in July 1994.  From 1977 to April 1993, Mr. Babcock also served as Senior Vice President and Chief Technologist of Timeline Services, Inc.

          Kent L. Johnson, age 61, has served as one of our Directors since our inception.  He is Chairman and Managing Director of Alexander Hutton Venture Partners, LP, a Seattle, Washington-based venture capital firm he co-founded in 1999.  From October 1994 to December 1999, Mr. Johnson was President and co-founder of Alexander Hutton Capital, L.L.C., an investment banking firm that specialized in equity capital formation for emerging growth companies.  Mr. Johnson currently serves as a director of several private companies, and devotes considerable time to private investment activities.  Mr. Johnson has a B.B.A. in Business Administration from the University of Washington and an M.B.A. from Seattle University, where he serves on the Board of Trustees and the Business Advisory Board of the Entrepreneurial Center.

          Director with a Term Expiring at the 2007 Annual Meeting

          Terry Harvey, age 54, has served as one of our Directors since October 2000.  Mr. Harvey is currently Managing Director of Terry Harvey Associates Ltd., an information technology consulting firm specializing in the banking sector and based in the United Kingdom, which he co-founded in October 2000.  From 1989 through 1999, Mr. Harvey was Founder and Managing Director of Harvey Consultants Ltd., which was sold to the Olsten Corporation in 1996.  Mr. Harvey holds several other non-executive roles in information technology companies where he has invested and is a director of the following United Kingdom companies:  Terry Harvey Associates Ltd., Harvey Farms, Ltd., Tillwhim Farms Ltd., Harvey Properties Ltd., Vislow Ltd. and Kume Associates Ltd.  He holds an ONC in sciences.

          Other Arrangements

          In April 2003, we entered into an agreement with Fidelity National Information Solutions, Inc. (FNIS) pursuant to which FNIS obtained a license to use and sublicense our products to provide financial reporting and analytics for real estate lenders and settlement companies.  As part of that agreement, we granted FNIS a right to designate a representative for appointment or election to our Board of Directors upon 60 days’ notice to us.  FNIS has not exercised this right and has not indicated to us that it presently intends to exercise this right.  Until FNIS exercises this right, a representative of FNIS is entitled to attend Board meetings as a non-voting observer.

          Executive Officers

          In addition to Mr. Osenbaugh, following is biographical information for our other executive officer.

          Craig R. Perkins, age 49, has been with us since our inception in April 1993. He served as Director of Consulting Services until 1998 and Director of Product Management until 1999.  In November 1999, Mr. Perkins was named Vice President of Products and Technology.  From 1988 to April 1993, he was a member of the consulting department for Timeline Services, Inc.  Mr. Perkins previously practiced public accounting with Ernst Young & Co. in Winnipeg, Canada and Bermuda.  He has a Bachelors degree with honors in accounting from the University of Manitoba and is a Chartered Accountant.

Board Committees and Meetings

          The Board of Directors, which held four meetings during the 2005 fiscal year, has an Audit Committee, a Nomination Committee and a Compensation Committee.  Each director was in attendance at more than 75% of the meetings held of the Board and any committees on which he served during his tenure as a director in fiscal 2005.

          Audit Committee

          The Audit Committee assists the Board in fulfilling its responsibilities to provide oversight with respect to our financial statements and reports, our independent auditors, the system of internal controls and the audit process.  Its primary duties include reviewing the results and scope of the audit and any other non-audit services provided by our independent auditors, and reviewing and evaluating our internal control functions.  The Audit Committee also has authority for selecting and engaging our independent auditors and approving their fees.  The Board has adopted a written charter for the Audit Committee, a copy of which was included as Appendix A to the Proxy Statement for fiscal 2003.

          The Audit Committee currently consists of Terry Harvey and Kent Johnson.  Each member of the Audit Committee is financially literate, and the Board has determined that Mr. Johnson is qualified as an “audit committee financial expert” within the meaning of SEC regulations based on his accounting and related financial management expertise.  Mr. Johnson is also the chairman of the Audit Committee.  Each of the Directors on the Audit Committee is considered an “independent director” within the meaning of the listing standards of The Nasdaq Stock Market.  During the 2005 fiscal year, the Audit Committee met five times.

          Compensation Committee

          The Compensation Committee makes recommendations to the Board of Directors concerning compensation, including stock option grants, for our executive officers.  The committee meets as needed.  The Board of Directors has not adopted a written charter for the Compensation Committee.

          The Compensation Committee currently consists of Terry Harvey and Kent Johnson, each of whom is considered an “independent director” within the meaning of the listing standards of The Nasdaq Stock Market.  The Compensation Committee did not meet during fiscal 2005.

          Nomination Committee

          Candidates have traditionally been recommended to the Board by our Chief Executive Officer or one of the other directors, and there has not been a formal process for identifying new director nominees.  Effective June 2004, the Board of Directors established a Nomination Committee for purposes of nominating directors and for all other purposes to be outlined in a Nomination Committee Charter. The Board adopted a Nomination Committee Charter in March 2005. The Nomination Committee will establish policies concerning the identification of candidates, including candidates recommended by shareholders, the evaluation of candidates, the recommendation to the Board of candidates for the Board’s selection as director nominees, and the recommendation of candidates for the Board’s selection as nominees for appointment to the committees of the Board.

          The Nomination Committee is composed of Kent L. Johnson and Terry Harvey.  Both of the members of the Nomination Committee qualify as “independent directors,” within the meaning of the listing standards of The Nasdaq Stock Market.  The Nomination Committee did not meet during fiscal 2004.

Report of the Audit Committee

          The Audit Committee of our Board of Directors serves as the representative of the Board for general oversight of our financial accounting and reporting process, system of internal control, audit process, and process for monitoring compliance with laws and regulations.  Management has primary responsibility for preparing our financial statements, our internal controls and our financial reporting process. Our independent registered public accounting firm for fiscal 2005, Williams & Webster, P.S., was responsible for performing an independent audit of our consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) and for issuing a report on its audit.

          In this context, the Audit Committee has met and held discussions with management and the independent registered public accounting firm.  Management represented to the Audit Committee that our consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the Audit Committee has reviewed and discussed the audited consolidated financial statements with management and the independent registered public accounting firm.  The Audit Committee also discussed with the independent registered public accounting firm matters required to be discussed by Statement on Auditing Standards No. 61 (“Communications with Audit Committees”).

          The Audit Committee also reviewed with Timeline’s independent registered public accounting firm the written disclosures required by the Independence Standards Board’s Standard No. 1 (“Independence Discussions with Audit Committees”), and considered the compatibility of nonaudit services and the fees paid by Timeline for those services with the independent registered public accounting firm independence.

          Based upon the Audit Committee’s discussion with management and the independent registered public accounting firm, and upon the Audit Committee’s review of management’s representations and the report of the independent registered public accounting firm to the Audit Committee, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in our Annual Report on Form 10-KSB for the fiscal year ended March 31, 2005 filed with the Securities and Exchange Commission.

Audit Committee of the Board of Directors

Terry Harvey
Kent L. Johnson

THE FOREGOING AUDIT COMMITTEE REPORT SHALL NOT BE DEEMED TO BE “SOLICITING MATERIAL” OR TO BE “FILED” WITH THE SEC, NOR SHALL SUCH INFORMATION BE INCORPORATED BY REFERENCE INTO ANY PAST OR FUTURE FILING UNDER THE SECURITIES ACT OR THE EXCHANGE ACT, EXCEPT TO THE EXTENT WE SPECIFICALLY INCORPORATE IT BY REFERENCE INTO SUCH FILING.

Policy on Shareholder Nomination of Directors

          Previously, candidates for election to our Board of Directors were recommended to the Board by our Chief Executive Officer or by one of the other directors, and there had not been a formal process for identifying new director nominees.  With the creation of our Nomination Committee in June 2005, in the future, candidates for election to our Board of Directors will be nominated by our Nomination Committee and ratified by our full Board of Directors for nomination to the shareholders.

          In identifying candidates to be directors, the Nomination Committee intends to seek persons it believes to be knowledgeable in our business or having accounting, software or other relevant industry experience, or some aspect of it which would benefit our company.  Our Nomination Committee believes that the minimum qualifications for serving on our Board of Directors are that each director has an exemplary reputation and record for honesty and integrity in his or her personal dealings and business or professional activity.  All directors should possess a basic understanding of financial matters, have an ability to review and understand our financial and other reports, and to discuss such matters intelligently and effectively.  The Nomination Committee will take into account whether a candidate qualifies as “independent” under applicable SEC rules and exchange listing requirements.  If a nominee is sought for service on the audit committee, the Nomination Committee will take into account the financial and accounting expertise of a candidate, including whether an individual qualifies as an “audit committee financial expert.”  Each candidate also needs to exhibit qualities of independence in thought and action.  Finally, a candidate should be committed to the interests of our shareholders, and persons who represent a particular special interest, ideology, narrow perspective or point of view would not, therefore, generally be considered good candidates for election to our Board.

          Our Nomination Committee is open to receiving recommendations from shareholders as to potential candidates it might consider.  The Nomination Committee gives equal consideration to all director nominees, whether recommended by our shareholders, management or current directors.

          A shareholder wishing to submit a director nomination should send a letter to the Nomination Committee, c/o Corporate Secretary, Timeline, Inc., 3055 112th Avenue N.E., Ste. 106, Bellevue, Washington 98004.  The mailing envelope must contain a clear notation indicating that the enclosed letter is a “Director Nominee Recommendation.”  The notice must also be accompanied by a written consent of the proposed nominee to being named as a nominee and to serve as a director if elected.  In making recommendations, shareholders should be mindful of the discussion of minimum qualifications set forth above; although satisfaction of such minimum qualification standards does not imply that the Nomination Committee necessarily will nominate the person so recommended by a shareholder.  In addition, for nominees for election to the Board proposed by shareholders to be considered, the following information must be timely submitted with the director nomination:

•	the name, age, business address and, if known, residence address of each nominee;
•	the principal occupation or employment of each nominee;
•	the number of shares of stock of Timeline, Inc. beneficially owned by each nominee;
•	the name and address of the shareholder making the nomination and any other shareholders known by such shareholder to be supporting such nominee;
•	the number of shares of stock of Timeline, Inc. beneficially owned by such shareholder making the nomination, and by each other shareholder known by such shareholder to be supporting such nominee;
•	any other information relating to the nominee or nominating shareholder that is required to be disclosed under SEC rules in order to have a shareholder proposal included in our proxy statement; and
•	a representation that the shareholder intends to appear in person or by proxy at the annual meeting to nominate the person named in its notice.

Shareholder Communication with the Board

          Shareholders who wish to communicate with our Board of Directors or with a particular director can send correspondence to our Corporate Secretary, c/o Timeline, Inc., 3055 112th Avenue N.E., Ste. 106, Bellevue, WA  98004.  The mailing envelope must contain a clear notation indicating that the enclosed letter is a “Shareholder-Board Communication” or “Shareholder-Director Communication.”  All such correspondence must identify the author as a shareholder of our company, and clearly state whether the intended recipients are all members of the Board of Directors or just certain specified directors.

          Depending on the subject matter of the communication, management will do one of the following:

•	forward the communication to the director or directors to whom it is addressed;
•	attempt to handle the inquiry directly, for example where it is a request for information about the company or stock related matter; or
•	not forward the communication if it is primarily commercial in nature, if it relates to an improper or irrelevant topic, or if it is unduly hostile, threatening, illegal or otherwise inappropriate.

          At each Board meeting, management will present a summary of all communications received since the last meeting that were not forwarded and shall make those communications available to the directors.

          In addition, any person who desires to communicate any matter specifically to our Audit Committee may contact the Audit Committee by addressing a letter to the Audit Committee, c/o Corporate Secretary, c/o Timeline, Inc., 3055 112th Avenue N.E., Ste. 106, Bellevue, WA  98004.  Communications addressed to the Audit Committee may be submitted anonymously, in which event the envelope will not be opened for any purpose, other than appropriate security inspections.  Otherwise, such mailing will be forwarded directly to the Chair of our Audit Committee for his review and follow-up action as he deems appropriate.

Compensation of Directors

          Effective April 1, 2004, the non-management members of the Board of Directors no longer receive a quarterly fee for their services; however, as in the past, at any time that a new member is appointed to the Board of Director, he or she will receive a one-time option grant for 10,000 shares of common stock, which will vest ratably over three years from the date of the grant.  We maintain liability insurance on our directors and officers.  Management directors receive no additional compensation for their service on the Board of Directors.

Director Attendance at Annual Meeting of Shareholders

          We do not have a formal policy requiring director attendance at our annual meeting of shareholders; however, all directors are encouraged to attend.  At last year’s annual meeting of shareholders, two of our four directors were in attendance.

Code of Ethics

          We have adopted a code of ethics applicable to our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions.  We filed a copy of the Code as Exhibit 14.1 to our annual report on Form 10-KSB for the 2004 fiscal year, which may be accessed through the SEC’s website at www.sec.gov.

Certain Transactions

          One of our directors, Terry Harvey, is a major shareholder in Harvey Jones Ltd., a South African-based distributor of Timeline products.  During fiscal 2004, we received $32,156 in sales and support revenues generated by this distributor through our wholly-owned subsidiary Analyst Financials Ltd.  Harvey Jones distributed our products pursuant to our standard distribution agreement, and we believe our distribution agreement with Harvey Jones was made on terms no less favorable to us than could have been obtained from an unaffiliated third party distributor.  During fiscal 2004, Harvey Jones’ distribution agreement was assigned to an unrelated party who acquired that part of Harvey Jones’ business.

Executive Compensation

          Compensation of Executive Officers

          The following table shows for the three fiscal years ended March 31, 2005, 2004, and 2003,  respectively, certain compensation awarded or paid to, or earned by, the Named Executive Officers.  Other than the Named Executive Officers listed below, no executive officer earned more than $100,000 in salary and bonus for the 2005 fiscal year:

SUMMARY COMPENSATION TABLE

		Annual Compensation		Long Term Compensation

Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)	Other ($)	Securities Underlying Option(1) (#)	All Other Compensation(2) ($)

Charles R. Osenbaugh	2005	$118,750	—	—	—	$6,655
President, Chief Executive	2004	90,000	$170,308	—	—	557
Officer, Chief Financial Officer	2003	90,000	—	—	25,000	6,286
Craig R. Perkins	2005	107,250	12,971	—	—	160
Vice President of Products and	2004	90,000	119,388	—	—	480
Technology	2003	90,000	24,761	$6,881	—	7,016

(1)	All referenced options granted are exercisable at prices equal to or higher than the fair market value of the common stock on the respective dates of grant.
(2)

Includes the value of our discretionary contributions made to the Timeline Inc. Employee Stock Ownership Plan in March 2002, and allocated to the respective Named Executive Officer’s account at December 31, 2002, 2003 and 2004.

Stock Option Grants in Last Fiscal Year

          No options were granted to the Named Executive Officers during the 2005 fiscal year.

Aggregated Option Exercises and Fiscal Year-End 2005 Option Values

          The following table shows certain information regarding the value of unexercised options held at fiscal year end by each of the Named Executive Officers.  No stock options were exercised by any of the Named Executive Officers during the 2005 fiscal year.

	No. of Shares of Common Stock Underlying Unexercised Options at Fiscal Year-End		Value of Unexercised In-the-Money Options at Fiscal Year-End

Name	Exercisable	Unexercisable	Exercisable	Unexercisable

Charles R. Osenbaugh	86,000	150,000	$—	$—
Craig R. Perkins	49,000	—	—	—

Equity Compensation Plan Information

          The following table gives information as of March 31, 2005, the end of the our most recently completed fiscal year, about shares of our common stock that may be issued upon the exercise of options, warrants and rights under our equity compensation plans described in the footnotes following the table below.  See also Note 11, “Shareholders’ Equity,” to our Consolidated Financial Statements for the fiscal year ended March 31, 2005 included in our Annual Report on Form 10-KSB filed with the Securities and Exchange Commission.

	(a)	(b)	(c)	(d)
Plan Category	No. of Shares to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	No. of Shares Available for Future Issuance (1)	Total of Shares Reflected in Columns (a) and (c)

Equity Compensation Plans Approved by Shareholders (2)	270,000	$1.36	304,375	574,375
Equity Compensation Plans Not Approved by Shareholders (3)	282,500	$1.37	—	282,500

TOTAL	552,500	$1.37	304,375	856,875

(1)	Excludes from this calculation the number of shares reflected in Column (a).
(2)	Consists of our Amended and Restated 1994 Stock Option Plan, and Directors’ Nonqualified Stock Option Plan.
(3)	Consists of:
(i)

a performance-based option to purchase 75,000 shares of common stock granted to Mr. Osenbaugh in November 1997, 50% of which vested when the closing price of our common stock was at $2.00 or more for 10 consecutive days, and 50% of which vested when the closing price of our common stock was at $3.00 or more for 10 consecutive days;

(ii)

a performance-based option to purchase 50,000 shares of common stock granted to Mr. Osenbaugh in February 1999 which vests on the earlier of when the closing price of our common stock is $5.00 or more for 10 consecutive days, or February 2006, if Mr. Osenbaugh is then in our employment;

(iii)

a performance-based option to purchase 50,000 shares of common stock granted to Mr. Osenbaugh in November 1999 which vests on the earlier of when the closing price of our common stock is $5.00 or more for 10 consecutive days, or November 2006, if Mr. Osenbaugh is then in our employment;

(iv)

warrants to purchase 100,000 shares of common stock granted to one of our development partners in March 2003 in consideration for an $84,000 payment, exercisable at $1.62 per share and which expire in March 2007, and

(v)

warrants to purchase 7,500 shares of common stock granted to Silicon Valley Bank in September 2004 in connection with an accounts receivable financing agreement, exercisable at $0.80 per share and which expire in September 2011.

Section 16(a) Beneficial Ownership Reporting Compliance

          Section 16(a) of the Exchange Act requires our officers and directors, and persons who own more than 10% of our common stock, to file reports of ownership and change in ownership with the SEC.  Officers, directors and greater than 10% shareholders are required by SEC regulations to furnish us with copies of all forms they file pursuant to Section 16(a).

          Based solely on our review of the copies of such forms received by us, or written representations from certain reporting persons, we believe that, during the 2005 fiscal year, all such filing requirements applicable to our officers, directors and greater than 10% beneficial owners were complied with.

VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

          The following table shows how much of our common stock was beneficially owned as of June 30, 2005, by (i) each known holder of 5% or more of our common stock, (ii) each director, (iii) each executive officer and (iv) all current directors and executive officers as a group.  The information in this table is based upon information supplied by executive officers, directors and principal shareholders. To our knowledge and except as set forth in the footnotes to the table, each of the persons named in the table has sole voting and investment power with respect to all shares shown as beneficially owned, subject to community property laws where applicable.  Unless indicated otherwise, each holder’s address is c/o Timeline, Inc., 3055 112th Avenue N.E., Suite 106, Bellevue, Washington 98004.

          The column labeled “Options/Warrants” below reflects shares of common stock that are subject to options or warrants that are currently exercisable or will become vested or exercisable within 60 days of June 30, 2005. Those shares are deemed outstanding for the purpose of computing the percentage ownership of the person holding these options or units, but are not deemed outstanding for the purpose of computing the percentage ownership of any other person.  Percentage ownership is based on 4,190,998 shares outstanding at the close of business on June 30, 2005.

	Shares of Common Stock Beneficially Owned

Beneficial Owner	Number of Shares	Options/Warrants Exercisable Within 60 Days	Total Beneficial Ownership	Percent of Total

Charles R. Osenbaugh(1)	425,294	227,000	652,294	14.8%
Craig R. Perkins(2)	49,601	45,000	94,601	2.2
Donald K. Babcock(3)	157,838	2,000	159,838	3.8
Kent L. Johnson	54,872	3,000	54,872	1.3
Terry Harvey	214,741	10,000	224,741	5.3
Infinium Software, Inc. 25 Communications Way Hyannis, MA 02601	291,500	—	291,500	7.0
Timeline Inc. Employee Stock Ownership Plan(4)	412,453	—	412,453	9.8
All directors and executive officers as a group (five persons)(5)	902,346	284,000	1,186,346	26.5

(1)

Option numbers include (i) an aggregate of 100,000 shares issuable under two performance-based stock options held by Mr. Osenbaugh which vest and become exercisable when the common stock closes trading at $5.00 or more per share for 10 consecutive days, or on the seventh anniversary of their original grant provided Mr. Osenbaugh is currently in our employment, and (ii) an aggregate of 50,000 shares issuable under performance-based stock options held by Mr. Osenbaugh which vest and become exercisable when the common stock closes trading at $7.50 or more per share for 10 consecutive days, or on the seventh anniversary of their original grant provided Mr. Osenbaugh is currently in our employment.  Share numbers include 106,858 shares held in the Timeline, Inc. Employee Stock Ownership Plan for Mr. Osenbaugh’s account.  Does not include: (i) 314,201 shares held in the Timeline, Inc. Employee Stock Ownership Plan for which Mr. Osenbaugh serves as a trustee and shares investment power, for which shares Mr. Osenbaugh disclaims beneficial interest except to the extent of his pecuniary interest; and (ii) 15,015 shares held in an individual retirement account belonging to Mr. Osenbaugh’s spouse, 5,000 shares held in trust for Mr. Osenbaugh’s niece, and 1,000 shares held in each of Mr. Osenbaugh’s two daughters’ accounts, for all of which shares Mr. Osenbaugh disclaims beneficial interest.

(2)	Includes 25,120 shares held in the Timeline, Inc. Employee Stock Ownership Plan for Mr. Perkins’ account.
(3)	Includes 20,663 shares held in the Timeline, Inc. Employee Stock Ownership Plan for Mr. Babcock’s account.
(4)	Beneficial ownership consists solely of shared investment power. Trustees of the ESOP do not have voting authority over shares in the ESOP that have been allocated to participants’ accounts.
(5)	Consists of Messrs. Osenbaugh, Perkins, Babcock, Johnson, and Harvey. Includes an aggregate of 152,641 shares held in the Timeline, Inc. Employee Stock Ownership Plan.

RELATIONSHIPS WITH INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

          The Audit Committee of our Board of Directors has selected Williams & Webster P.S. as our independent auditors for the 2006 fiscal year.  Representatives of Williams & Webster P.S. are expected to be present at the Shareholder Meeting and will have an opportunity to make a statement if they so desire and are expected to be available to respond to appropriate questions.

Previous Changes in Independent Registered Public Accounting Firms

          We engaged Williams & Webster P.S. to review and audit our financial statements on June 30, 2004.  On June 29, 2004, Timeline notified its prior independent registered public accounting firm, KPMG LLP, that it would be dismissed upon completion and filing of the proxy statement for the fiscal year ended March 31, 2004.  Following filing of Timeline’s proxy statement for the 2004 annual meeting, the client-auditor relationship with KPMG LLP ceased.  The decision to engage Williams & Webster P.S. and to replace KPMG LLP as Timeline’s independent registered public accountants was approved by the Audit Committee.

          During the two fiscal years ended March 31, 2004 and 2003, and the subsequent interim period through June 30, 2004, there were no disagreements between Timeline and KPMG LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to KPMG LLP’s satisfaction, would have caused KPMG LLP to make reference to the subject matter of the disagreement in connection with its reports.  The audit reports of KPMG LLP on Timeline’s consolidated financial statements as of and for the years ended March 31, 2004 and 2003 did not contain any adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope, or accounting principles, except as follows:

          KPMG LLP’s report on the consolidated financial statements as of and for the years ended March 31, 2004 and 2003 contained a separate paragraph stating that “the Company has suffered recurring losses from operations, and has an accumulated deficit, which raise substantial doubt about its ability to continue as a going concern.  Management’s plans in regard to these matters are discussed in Note 1.  The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.”

          During the two fiscal years ended March 31, 2004 and 2003, and the subsequent interim period through June 30, 2004, Timeline did not consult with Williams & Webster P.S. regarding any matter or event.

Audit and Related Fees for Fiscal 2005 and 2004

          The following table sets forth the aggregate fees billed by Williams & Webster, P.S. our auditors for fiscal 2005, and KPMG LLP, our auditors for fiscal 2004, for professional services rendered to us during the past two fiscal years ended March 31, 2005 and 2004.  The Audit Committee has considered these fees and services and has determined that the provision of these services is compatible with maintaining the respective independence of KPMG LLP and Williams & Webster, P.S.

	2005	2004

Audit Fees (1)	$55,225	$111,000
Audit Related Fees (2)	N/A	N/A
Tax Fees (3)	N/A	N/A
All Other Fees	N/A	N/A

(1)

“Audit Fees” represent fees for professional services provided in connection with the audit of our annual financial statements and review of our quarterly financial statements included in our reports on Form 10-QSB, and audit services provided in connection with other statutory or regulatory filings.

(2)	“Audit Related Fees” generally represent fees for assurance and related services reasonably related to the performance of the audit or review of our financial statements.
(3)	“Tax Fees” generally represent fees for tax compliance, tax advice and tax planning services.

SHAREHOLDER PROPOSALS FOR 2006 ANNUAL MEETING

          Only such business will be conducted at this Shareholder Meeting as will have been brought by our board of directors before the meeting pursuant to the attached Notice of Annual Meeting of Shareholders.

          If you want to submit a proposal for presentation at our 2006 Annual Meeting, you must submit it to us by ________________, 2006, in order to be considered for inclusion in our proxy statement and related proxy materials for that meeting.  Otherwise, if you intend to present a proposal at the 2006 meeting without including that proposal in Timeline’s proxy materials, you must provide advance notice of the proposal to Timeline not earlier than _____________, 2006 nor later than _____________, 2006. Address all shareholder proposals to Timeline, Inc., 3055 112th Avenue N.E., Suite 106, Bellevue, Washington  98004, Attn: Secretary.  We reserve the right to reject, rule out-of-order, or take other appropriate action with respect to any proposal that does not comply with applicable requirements, including conditions established by the Securities and Exchange Commission.

WHERE YOU CAN FIND MORE INFORMATION

          Timeline files annual, quarterly and special reports, proxy statements and other information with the SEC.  You may read and copy any reports, statements or other information that Timeline files with the SEC at the SEC’s public reference rooms at Public Reference Room, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549.

          Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms.  These SEC filings are also available to the public from commercial document retrieval services and at the Internet worldwide web site maintained by the SEC at http://www.sec.gov.

          You should rely only on the information contained in this proxy statement. We have not authorized anyone to provide you with information that is different from what is contained in this proxy statement.  Therefore, if anyone does give you information of this sort, you should not rely on it.  This proxy statement does not constitute a solicitation of a proxy in any jurisdiction where, or to or from any person to whom, it is unlawful to make a proxy solicitation.  This proxy statement is dated ___________, 2005.  You should not assume that the information contained in this proxy statement is accurate as of any date other than that date, unless the information specifically indicates that another date applies.  The mailing of this proxy statement to our shareholders does not create any implication to the contrary.

OTHER MATTERS

          The board of directors knows of no other matters to be presented for shareholder action at the meeting.  However, if other matters do properly come before the meeting, the board of directors intends that the persons named in the proxies received by Timeline will vote upon those matters in accord with their best judgment.

By Order of the Board of Directors

Bellevue, Washington _____________, 2005	Charles R. Osenbaugh Chief Executive Officer

ANNEX A

ASSET PURCHASE AGREEMENT

among

GLOBAL SOFTWARE, INC.,

TIMELINE ACQUISITION LLC,

TIMELINE, INC.

and

WORKWISE SOFTWARE, INC.

effective as of

July 20, 2005

ASSET PURCHASE AGREEMENT

          This ASSET PURCHASE AGREEMENT (this “Agreement”) is entered into effective as of July 20, 2005 by and among Global Software, Inc., a North Carolina corporation (“Global”), Timeline Acquisition LLC, a North Carolina limited liability company and wholly-owned subsidiary of Global (the “Buyer”), Timeline, Inc., a Washington corporation (“Timeline”) and WorkWise Software, Inc., a Delaware corporation (“WorkWise”).  Global, the Buyer, Timeline and WorkWise are sometimes referred to collectively herein as the “Parties” and each individually as a “Party.”

          Timeline and its subsidiaries engage in, among other things, the development, marketing, licensing, installation, supporting and maintaining of financial reporting, budgeting, and consolidations software, and event-based notification, application integration, and process automation software applications that streamline key business activities for workplace efficiency, including the Timeline® Analyst product line (including Analyst Reporting, Analyst Budgeting and Analyst Consolidation products) and related services (the “Acquired Analyst Business”), the Infinium product line and related services and the WorkWise® product line (including WorkWise® Business Alerts and WorkWise® Data Agent Server™ products) and related services (collectively (including the Acquired Analyst Business), the “Acquired Business”).

          This Agreement contemplates two transactions in which Timeline and WorkWise will transfer to the Buyer the Acquired Business through the sale of certain assets, including all of the outstanding shares of Analyst Financials Limited, a United Kingdom private limited company and wholly-owned subsidiary of Timeline (the “UK Subsidiary”) and substantially all of the assets of Timeline and WorkWise other than certain patents and patent rights, and the license of certain rights with respect to such patents in exchange for the payment to Timeline of the consideration described herein.  In consideration of the representations, warranties and covenants herein contained, the Parties agree as follows:

ARTICLE I
THE ACQUISITIONS

     1.1.         First Acquisition.

                    (a)          Purchase and Sale of UK Subsidiary.  Upon and subject to the terms and conditions of this Agreement, the Buyer shall purchase from Timeline, and Timeline shall sell, transfer, convey, assign and deliver to the Buyer, at the First Closing (as defined in Section 1.1(f)), in consideration of the payment by the Buyer of consideration as provided in Section 1.1(d), all of its rights, title and interest in and to the following:

(i) all of the issued shares in the capital of the UK Subsidiary and any other equity interests of the UK Subsidiary (the “Shares”);

                    (ii)         to the extent not owned by the UK Subsidiary, all customer lists, customer contracts, goodwill, contracts and contract rights with regard to the UK Subsidiary’s customers, whether in the United States or overseas;

                    (iii)        to the extent not owned by the UK Subsidiary, all customer lists, customer contracts, goodwill, contracts and contract rights with regard to all maintenance and support contracts related to the Infinium product line (the “Infinium Maintenance Contracts”);

(iv) that certain account receivable of Timeline from the UK Subsidiary with a current outstanding balance of £490,480.07; and

(v) all books and records related to the foregoing

          (collectively, such shares and other assets, the “First Acquisition Acquired Assets”).

                    (b)          Source Code License.  Effective as of the First Closing, Timeline and the Buyer will enter into a Source Code License in the form attached hereto as Exhibit B (the “Source Code License”).

                    (c)          Excluded Liabilities.  Pursuant to that Assignment and Assumption Agreement in the form attached hereto as Exhibit C (the “Timeline Assignment and Assumption Agreement”), effective as of or prior to the First Closing,  UK Subsidiary shall assign, and Timeline shall assume and indemnifty the UK Subsidiary against all liabilities and obligations, whether direct or indirect and whether contingent or otherwise, of the UK Subsidiary accruing, occurring or arising on or prior to the First Closing Date other than the following:

                    (i)          Ongoing obligations with respect to all prepaid maintenance fees paid to Timeline or the UK Subsidiary as of the First Closing with respect to the First Acquisition Acquired Assets, including the Infinium Maintenance Contracts (on or prior to the First Closing, Timeline or the UK Subsidiary will provide Buyer with a detailed list and amount of all such prepaid maintenance fees as of the First Closing);

                    (ii)         Obligations arising after the date of the First Closing under that License for Use of Office Facilities at Centre 500 (the “UK Lease”) between the UK Subsidiary and Centre 500 Ltd (the “UK Landlord”);

(iii) Obligations with respect to accrued vacation time for the employees of the UK Subsidiary (the “UK Employees”) as of the First Closing;

(iv) Outstanding payables and other obligations in the amount of £73,686.99, as set forth on Schedule 1.1(c)(iv) (“Outstanding Payables”).

The liabilities and obligations described in (i) through (iv) above are referred to as the “Continuing UK Subsidiary Liabilities” and all other liabilities and obligations of the UK Subsidiary (whether direct or indirect, contingent or certain) accruing, occurring or arising on or prior to the First Closing Date are referred to as the “Excluded UK Subsidiary Liabilities.”

                    (d)          Consideration.  As consideration for the First Acquisition Acquired Assets, the Source Code License, and the covenants set forth in this Agreement (including the non-competition and non-solicitation provisions in Section 5 hereof), the Buyer shall:

                    (i)          Pay, by wire or check as directed by Timeline, the sum of (A) $620,000, less (B) all amounts of principal and interest outstanding under that certain Secured Promissory Note issued by Timeline to Global, dated as of June 1, 2005 (the “Bridge Note)”, plus (C) £79,778.70 (the amount by which the U.K. Subsidiary’s cash, accounts receivable and deposits at Closing exceed the Outstanding Payables, as set forth on Schedule 1.1(c)(iv)), all as adjusted pursuant to Section 1.3 below (such cash payment, as so adjusted, the “First Acquisition Cash Consideration”); and

                    (ii)         Issue to Timeline that promissory note in the form attached hereto as Exhibit D, having an initial principal amount of $480,000 (the “First Acquisition Note”), of which (a) $240,000, plus accrued and unpaid interest, shall be due and payable on the 18-month anniversary of the First Closing and (b) $240,000, plus accrued and unpaid interest, shall be due and payable on the 36-month anniversary of the First Closing, subject to reduction by $20,000 if Timeline exercise the Timeline Second Closing Extension Option (as defined below).

                    (e)          Allocation of Purchase Price.  The Parties agree to the allocation of purchase price for the First Acquisition Acquired Assets as indicated on Schedule 1.1(e) hereto.

                    (f)          The Closing.  The closing of the transactions contemplated by this Section 1.1 of this Agreement and the agreements and documents referred to in this Section 1.1 (the “First Closing”) shall take place at the offices of Global in Raleigh, North Carolina, by mail, courier and/or fax, commencing at 4:00 p.m. local time on July 15, 2005 or at such other date and time as may be agreed upon by Global and Timeline (the “First Closing Date”).  At the First Closing:

                    (i)          Timeline shall execute and deliver to the Buyer a bill of sale in the form attached hereto as Exhibit A-1 (the “First Acquisition Bill of Sale”), transfers of the Shares in favor of the Buyer, or a nominee specified by the Buyer for the purpose, in the form attached hereto as Exhibit A-2 (the “Share Transfers”), and such other instruments of conveyance as the Buyer may reasonably request in order to effect the sale, transfer, conveyance and assignment to the Buyer of valid ownership of the First Acquisition Acquired Assets;

(ii) Timeline shall deliver to the Buyer, or otherwise shall put the Buyer in possession and control of, all of the First Acquisition Acquired Assets of a tangible nature;

(iii) Timeline shall execute and deliver to the Buyer, and the Buyer shall execute and deliver to Timeline, the Source Code License;

(iv) The Buyer shall deliver to Timeline the First Acquisition Cash Consideration;

(v) The Buyer shall execute and deliver to Timeline the First Acquisition Note;

(vi) Global shall execute and deliver to Timeline the Guaranty in the form attached hereto as Exhibit E (the “Global First Acquisition Guaranty”);

(vii) Counsel to Timeline shall execute and deliver to the Buyer a legal opinion in form and substance reasonably acceptable to Buyer and Timeline (the “First Closing Legal Opinion”);

                    (viii)      Timeline and the UK Subsidiary shall deliver to the Buyer, and the Buyer and Global shall deliver to Timeline, the various other certificates, instruments and documents referred to in Section 6.1;

(ix) Timeline shall deliver to the Buyer the share certificates representing the Shares, or affidavits of lost certificates;

(x) Timeline shall deliver to the Buyer the resignation of the officers and directors of the U.K. Subsidiary;

                    (xi)        Timeline shall deliver to the Buyer all consents and waivers needed pursuant to the UK Subsidiary’s articles of association or otherwise for the valid sale of the Shares to the Buyer and the registration of the Buyer as the holder of the Shares in accordance with this Agreement;

                    (xii)       Timeline shall deliver to the Buyer a power of attorney in favor of the Buyer in the form attached hereto (together with the form of share transfers) as Exhibit A-2, duly executed by Timeline as a deed;

                    (xiii)      Timeline shall deliver to the Buyer validly adopted resolutions of itself as the sole shareholder and member of the UK Subsidiary approving the election of an additional director to the UK Subsidiary’s Board of Directors (the “Additional Timeline-Designated Director”), and waivers or consents necessary to allow the transfer of the Shares in a manner not in conflict with the articles of association or other governing documents of the UK Subsidiary;

(xiv) If required by Buyer, Timeline shall deliver to the Buyer a completed and executed Form 288A for the Additional Timeline-Designated Director;

(xv) Timeline shall deliver to the Buyer validly adopted resolutions of the directors of the UK Subsidiary approving the entering into of the Timeline Assignment and Assumption Agreement;

                    (xvi)       That certain Security Agreement dated June 1, 2005 executed by Timeline in favor of Global shall be terminated, and the Bridge Note shall be cancelled, and Global shall authorize Timeline to take all necessary action to terminate the security interests granted thereby, including filing termination statements with the appropriate filing offices.

The First Acquisition Bill of Sale, the Share Transfers, the Source Code License, the First Acquisition Note, the Global First Acquisition Guaranty and any other documents executed or delivered by any Party pursuant to this Agreement in connection with the First Closing or in connection with the transactions contemplated by this Agreement with respect to the First Closing shall be referred to as the “First Acquisition Ancillary Documents.”

     1.2.         Second Acquisition.

                    (a)          Purchase and Sale of Assets.  Upon and subject to the terms and conditions of this Agreement, the Buyer shall purchase from Timeline and WorkWise, and Timeline and WorkWise shall sell, transfer, convey, assign and deliver to the Buyer, at the Second Closing (as defined in Section 1.2(h)), in consideration of the assumption by the Buyer of certain liabilities as set forth in Section 1.2(d) and payment by the Buyer of consideration as provided in Section 1.2(f), all right, title and interest in and to the all assets of Timeline and WorkWise other than the “Second Acquisition Excluded Assets” (as defined below) (the “Second Acquisition Acquired Assets” and, collectively with the First Acquisition Acquired Assets, the “Acquired Assets”), including the following:

                    (i)          The product known as “Analyst Financials” (also known as “Analyst Suite”), including all source code and object code, all prior versions, versions under development, documentation, including installation, implementation and help manuals and guides for users and programmers/developers, and all trademarks, trade names, service marks, copyrights and goodwill and other intellectual property, whether registered or not, associated therewith, whether in the United States or overseas (all of the foregoing, the “Software-Related Assets”) other than the “Excluded Assets” (as defined below);

(ii) The product known as “WorkWise” and all Software-Related Assets associated therewith, whether in the United States or overseas, other than the Excluded Assets;

                    (iii)        all customer lists, customer contracts, goodwill, contracts and contract rights with regard to customers, whether in the United States or overseas (other than the Excluded Assets), including those contracts set forth on Schedule 1.2(a)(iii) attached hereto (the “Customer Contracts”), and all of Timeline’s and WorkWise’s right, title and interest in the names “WorkWise” and “Analyst Financials” and any trademarks or stylized marks derivative thereof;

(iv) the equipment, inventory, fixtures and capitalized software described on Schedule 1.2(a)(iv) attached hereto (other than the Excluded Assets);

                    (v)         all goodwill and intangible property rights other than with respect to the Excluded Assets, including but not limited to inventions, discoveries, trade secrets, processes, formulas, know-how, trade names or any derivation thereof, trademarks, trademark registrations, applications for trademark registrations, copyrights, copyright registrations, including but not limited to the name “Timeline” (other than “Timeline, Inc.” and “TMLN”), and all trade name, trademark and “doing business as” rights thereto, and all licenses and other agreements to which Timeline or WorkWise is a party (as licensor or licensee) or by which Timeline or WorkWise is bound relating to any of the foregoing kinds of property or rights to any “know-how” or disclosure or use of ideas (to the extent such licenses or agreements are assignable);

(vi) the domain names www.timeline.com, www.analystfinancials.com, www.analyst-financials.com and www.workwise.com; and

(vii) all books and records related to the foregoing.

                    (b)          Patent License.  Effective as of the Second Closing, Timeline, WorkWise and the Buyer will enter into a License Agreement in the form attached hereto as Exhibit H (the “Patent License”).

                    (c)          Excluded Assets.  The foregoing notwithstanding, the Buyer shall not purchase from Timeline and WorkWise, and Timeline and WorkWise shall not transfer to the Buyer, Timeline’s or WorkWise’s right, title and interest in and to the following (the “Excluded Assets”):

(i) All cash and cash equivalent items on hand or on deposit as of the Second Closing (as defined below);

                    (ii)         Timeline’s and WorkWise’s rights under this Agreement and the Ancillary Agreements, including any consideration delivered at the First Closing or Second Closing or rights to consideration to be delivered thereafter;

(iii) Timeline’s and WorkWise’s corporate and Tax records;

(iv) Life insurance policies and rights thereunder owned by Timeline or WorkWise at the time of the Second Closing;

                    (v)         Timeline’s or WorkWise’s accounts receivables to the extent such accounts receivable arise out of goods sold, services performed and licenses provided by Timeline or WorkWise prior to the Second Closing (the “Excluded Receivables”);

(vi) Accounts receivable for maintenance services provided by Timeline or WorkWise whose due date is prior to the Second Closing Date;

(vii) Prepaid expenses, including any prepaid expenses relating to service or consulting work to the extent incurred prior to the Second Closing;

                    (viii)      All rights with respect to all patents (including those listed on Schedule 1.2(c)(viii), patent applications and rights thereunder, including all license, royalty or other agreements related thereto, and all claims, rights, recoveries, choses in action and other rights (known or unknown, matured or unmatured, accrued or contingent), with respect thereto;

                    (ix)        All permits, licenses and other authorizations relating to the Acquired Business to the extent they are not assignable or transferable (such as the “Gold Certified Partner” designation from Microsoft Corporation);

(x) The equipment and other items of personal property listed on Schedule 1.2(c)(x);

(xi) All rights to or claims for refunds, overpayments or rebates of any Taxes and other governmental charges for periods ending on or prior to the Second Closing Date; and

(xii) The domain name “www.TMLN.com”; and

(xiii) All books and records related to the foregoing and all books and records of Timeline and WorkWise that are not listed in Section 1.2(a)(vi) above.

                    (d)          Assumption of Liabilities.  Upon and subject to the terms and conditions of this Agreement, Timeline shall assign to the Buyer and the Buyer shall assume from Timeline, the following (the “Second Acquisition Assumed Liabilities” and, collectively with the Continuing UK Subsidiary Liabilities, the “Assumed Liabilities”):

                    (i)          All liabilities and obligations arising after the Second Closing under all agreements and contracts included in the Acquired Assets, including, but not limited to, vendor agreements, leases for personal property, customer agreements and software licenses listed on the attached Schedule 1.2(a)(iii) other than liabilities caused by breach or violation thereof by Timeline;

                    (ii)         Ongoing obligations with respect to all prepaid maintenance fees paid to Timeline or WorkWise as of the Second Closing (on or prior to the Second Closing, Timeline will provide Buyer with a detailed list and amount of all such prepaid maintenance fees as of the Second Closing), provided that the prepaid maintenance fees for which Timeline is assuming the obligations hereunder and for which the UK Subsidiary is retaining the obligations under Section 1.1(c)(i) shall not exceed, in the aggregate, $800,000;

                    (iii)        Obligations arising after the date of the Second Closing under that Office Lease dated as of September 8, 1995, by and between Timeline and G&W Investment Partners, as amended by that Amendment of Lease Commencement Date dated as of June 27, 1996, that Amendment No. 1 of Exhibit “D” dated as of June 27, 1996, that Third Amendment to Lease dated as of March 9, 2000 by and between Timeline and MONY Life Insurance Company, that Fourth Amendment to Lease dated as of October 15, 2003 by and between Timeline and HAL Realty XII, Inc. (the “US Landlord”), that letter agreement dated as of January 25, 2005 by and between Timeline and JSH Properties, Inc. and that letter agreement dated as of June 13, 2005 by and between Timeline and JSH Properties, Inc. (such Office Lease as so amended and modified, the “US Lease”); and

(iv) obligations for accrued vacation for the Key US Employees (as defined below) as of the Second Closing.

                    (e)          Hiring of Employees.  The Buyer will offer employment to certain employees of Timeline set forth on Schedule 1.2(e) hereto (the “Key US Employees”) according to the Buyer’s standard offer letter.  Other than obligations to the Key US Employees under the arrangements in the Key US Employee Offer Letters (as defined below) and for accrued vacation time pursuant to Section 1.2(d)(iv), the Buyer shall have no obligations to or with respect to any employees or consultants of Timeline or WorkWise.

                    (f)          Consideration.  As consideration for the Second Acquisition Acquired Assets, the Patent License and the covenants set forth in this Agreement (including the non-competition and non-solicitation provisions in Section 5 hereof), the Buyer shall :

(i) assume the Assumed Liabilities as set forth above;

(ii) Pay, by wire or check as directed by Timeline, the amount of $380,000, as adjusted pursuant to Section 1.3 below (the “Second Acquisition Cash Consideration”);

                    (iii)        Issue to Timeline that promissory note in the form attached hereto as Exhibit I, having an initial principal amount of $520,000 (the “Second Acquisition Note” and, collectively with the First Acquisition Note, the “Buyer Notes”) of which (a) $260,000, plus accrued and unpaid interest, shall be due and payable on the 18-month anniversary of the Second Closing and (b) $260,000, plus accrued and unpaid interest, shall be due and payable on the 36-month anniversary of the Second Closing.

                    (g)          Allocation of Purchase Price.  The Parties agree to the allocation of purchase price paid for the Second Acquisition Acquired Assets as indicated on Schedule 1.2(g) hereto.

                    (h)          The Closing.  The closing of the transactions contemplated by this Section 1.2 of this Agreement and the agreements and documents referred to in this Section 1.2 (the “Second Closing,” and each of the First Closing and the Second Closing may be referred to as a “Closing”) shall take place at the offices of Global in Raleigh, North Carolina, by mail, courier and/or fax, commencing at 10:00 a.m. local time on August 31, 2005, unless Timeline has not then obtained the Requisite Shareholder Approval (as defined in Section 5.2(a) below), in which case, at Timeline’s option, the Second Closing shall commence at 10:00 a.m. local time on September 30, 2005 (the “Timeline Second Closing Extension Option” and the applicable date of the Second Closing, the “Second Closing Date,” and each of the First Closing Date and the Second Closing Date may be referred to as a “Closing Date”) or at such other date and time as may be agreed upon by Global and Timeline.  At the Second Closing:

                    (i)          Timeline and WorkWise shall execute and deliver to the Buyer a bill of sale in the form attached hereto as Exhibit G (the “Second Acquisition Bill of Sale”) and such other instruments of conveyance as the Buyer may reasonably request in order to effect the sale, transfer, conveyance and assignment to the Buyer of valid ownership of the Second Acquisition Acquired Assets;

(ii) Timeline and WorkWise shall deliver to the Buyer, or otherwise shall put the Buyer in possession and control of, all of the Second Acquisition Acquired Assets of a tangible nature;

(iii) Timeline and WorkWise shall execute and deliver to the Buyer, and Buyer shall execute and deliver to Timeline and WorkWise, the Patent License;

(iv) The Buyer shall deliver to Timeline the Second Acquisition Cash Consideration;

(v) The Buyer shall execute and deliver to Timeline the Second Acquisition Note;

                    (vi)        Global shall execute and deliver to Timeline the Guaranty in the form attached hereto as Exhibit I (the “Global Second Acquisition Guaranty” and, collectively with the Global First Acquisition Guaranty, the “Global Guaranties”);

(vii) The Key US Employees will execute and deliver to Global the offer letters for their employment by Global or the Buyer (the “Key US Employee Offer Letters”);

(viii) Counsel to Timeline shall execute and deliver to the Buyer a legal opinion in form and substance reasonably acceptable to Buyer and Timeline (the “Second Closing Legal Opinion”); and

(ix) Timeline and WorkWise shall deliver to the Buyer, and the Buyer and Global shall deliver to Timeline, the various other certificates, instruments and documents referred to in Section 6.2.

The Second Acquisition Bill of Sale, the Patent License, the Second Acquisition Note, the Global Second Acquisition Guaranty, the Key US Employee Offer Letters and any other documents executed or delivered by any Party pursuant to this Agreement in connection with the Second Closing or in connection with the transactions contemplated by this Agreement with respect to the Second Closing shall be referred to as the “Second Acquisition Ancillary Documents,” and the First Acquisition Ancillary Documents and the Second Acquisition Ancillary Documents may be referred to collectively as “Ancillary Documents.”

     1.3.         Apportionment; Other Adjustments.

                    (a)          Apportionment.

                                  (i)          The consideration set forth in Section 1.1(d)(i) with respect to the First Closing and Section 1.2(f)(ii) with respect to the Second Closing shall be subject to further adjustment as set forth in this Section 1.3.  In the event that any of the adjustments provided for in this Section 1.3 cannot be calculated as of the applicable Closing Date, the appropriate payment shall be made by the Buyer or Timeline, as the case may be, to the other as promptly following the applicable Closing Date as is practicable and, if further payments hereunder shall be owing from the Buyer to Timeline and at the time of such payment, Timeline has not yet paid any such adjustment, the Buyer may reduce such further payment by the amount of outstanding adjustments hereunder or under the Buyer Notes, which shall constitute payment by Timeline of such adjustments.

                                  (ii)         For each contract constituting Assumed Liabilities (including leases of equipment and insurance policies) for which rent or other payments have been made in advance by Timeline covering a payment period that includes time after the applicable Closing Date, the consideration with respect to the applicable Closing shall be increased by the amount determined by multiplying such advance payment by a fraction, the numerator of which is the number of days remaining in the payment period after the applicable Closing Date and the denominator of which is the total number of days in the payment period.

                                   (iii)       For each contract constituting Assumed Liabilities (including leases of equipment and insurance policies) for which rent or other payments are to be made in arrears by the Buyer covering a payment period that includes time on or before the applicable Closing Date, the consideration with respect to the applicable Closing shall be decreased by the amount determined by multiplying such payment by a fraction, the numerator of which is the number of days in the payment period through and including the applicable Closing Date and the denominator of which is the total number of days in the payment period.

                                   (iv)        For each Tax payable by the UK Subsidiary with respect to any period that includes time on or before the First Closing Date and time following the First Closing Date (including, by way of example, VAT, income, sales or use taxes), to the extent that any such Tax exceeds the amount accrued therefor on Schedule 1.1(c)(iv), Timeline shall reimburse the Buyer to the extent Taxes paid by the UK Subsidiary for such period arise out of income or sales prior to the First Closing Date.  To the extent that Timeline has not yet so reimbursed the Buyer, the Buyer shall be entitled to set off such amounts against the Second Acquisition Cash Consideration or the Buyer Notes, and such set off shall constitute payment thereunder by the Buyer to the extent of the amount so set off.  In the event that the amount of such Taxes arising out of income or sales prior to the First Closing Date does not exceed the amounts accrued therefor on Schedule 1.1(c)(iv), Buyer will reimburse Timeline the additional amount so accrued.

                                   (v)         With respect to assets of Timeline or WorkWise being transferred which are subject to ad valorem, property or similar taxes, to the extent that the Buyer pays ad valorem taxes with respect to such assets, Timeline shall reimburse the Buyer for its portion of such ad valorem taxes determined by dividing the number of days between the most recent “tax date” for such ad valorem taxes and the applicable Closing Date (inclusive of the applicable Closing Date) by 365.   To the extent that Timeline has not yet reimbursed the Buyer for such taxes, the Buyer shall be entitled to set off such amounts against the Second Acquisition Cash Consideration or the Buyer Notes, and such set off shall constitute payment thereunder by the Buyer to the extent of the amount so set off.

                                   (vi)        If the consideration for a Closing is adjusted pursuant to this Section 1.3, the allocation of the consideration among the Acquired Assets as set forth in Schedule 1.1(f) or Schedule 1.2(g), as applicable, shall be appropriately modified to reflect such adjustment.

                    (b)          Transfer Tax Matters.

                                   (i)          The Buyer and Timeline shall each bear half of the actual amount of the documentary or stamp tax payable in the United Kingdom as a result of the transfer of Shares.  The Parties shall prepare a good faith estimate of the full amount of such tax, based upon the allocation set forth on Schedule 1.1(f), and the consideration payable under Section 1.1(d)(i) shall be increased by half of such good faith estimate.  If the actual amount of the tax is less than such estimate, Timeline shall promptly deliver to the Buyer half of the difference between the actual tax and the estimated tax.  If the actual amount of the tax is more than such estimate, the Buyer shall promptly deliver to Timeline half of the difference between the actual tax and the estimated tax.  The Buyer shall be responsible for timely payment of such tax to the proper authorities, and to the extent that the Buyer fails to make such payment, Timeline may make such payment, together with any penalties or fees, and the Buyer shall promptly reimburse Timeline for such payments, provided, that, Timeline shall provide the Buyer with evidence of payment of such taxes (and penalties or fees).

                                   (ii)         The Buyer and Timeline shall each bear half of the actual amount of the transfer tax payable in the State of Washington a result of the transfer of the Acquired Assets hereunder.  The parties shall prepare a good faith estimate of the full amount of such tax for each Closing, based upon the allocation set forth on Schedule 1.1(f) or Schedule 1.2(g), as applicable, and the consideration payable under Section 1.1(d)(i) or Section 1.2(f)(ii), as applicable, shall be increased by half of such good faith estimate.  If the actual amount of the tax is less than such estimate, Timeline shall promptly deliver to the Buyer half of the difference between the actual tax and the estimated tax.  If the actual amount of the tax is more than such estimate, the Buyer shall promptly deliver to Timeline half of the difference between the actual tax and the estimated tax.   Timeline shall be responsible for timely payment of such tax to the proper authorities, and to the extent that Timeline fails to make such payment, the Buyer may make such payment, together with any penalties or fees, and may set such amount off against any payment to be made by the Buyer to Timeline hereunder or under any Buyer Note, provided, that, the Buyer shall provide Timeline with evidence of payment of such taxes (and penalties or fees).

          (c)          UK Accounts Receivable.  To the extent that the UK Subsidiary, using commercially reasonable efforts to collect such accounts receivable, is unable to collect the accounts receivable included in the calculations set forth on Schedule 1.1(c)(iv) (after giving effect to the bad debt reserve set forth on such Schedule) (the “UK Accounts Receivable”), within 120 days following the First Closing Date, then Timeline shall pay to the Buyer an amount equal to the amount that the UK Accounts Receivable set forth on Schedule 1.1(c)(iv) exceed the amount actually collected with regard to such accounts receivable.  Timeline shall pay such amounts within ten (10) days of notice by the Buyer that such UK Accounts Receivable were not fully collected.  Thereafter, if any of such UK Accounts Receivable for which the Buyer has been paid by Timeline are collected, the Buyer shall promptly pay an amount to Timeline equal to the amount of any such accounts receivable collected.  In the event that the actual amount of uncollectible UK Accounts Receivable is less than the bad debt reserve set forth on Schedule 1.1(c)(iv), Buyer shall reimburse Timeline the amount of such difference.

          (d)          Allocation of Risk of Liability for Certain Matters.  Timeline shall reimburse the Buyer for all any and all claims, loss, liability, damages, costs or expense (including reasonable attorneys’ and accountants’ fees, costs and expenses) of any kind or nature whatsoever to Global, the Buyer or the UK Subsidiary with respect to or arising out of: (i) the employment of, appointment as an officer or director of the UK Subsidiary of, or the termination, removal or resignation of, any officer or director of the UK Subsidiary prior to the First Closing, including the failure of Timeline or, prior to the First Closing, the UK Subsidiary to fulfill any legal or contractual obligations or requirements in connection with, or upon, such termination, removal or resignation other than as accrued and set forth on Schedule 1.1(c)(iv) or (ii) the audit of the UK Subsidiary prior to the First Closing and assessments, penalties, fines or taxes assessed as a result thereof.

          1.4.          Further Assurances.  At any time and from time to time after the First Closing, at the request of another Party and without further consideration, each Party shall execute and deliver such other instruments of sale, transfer, conveyance and assignment or assumption and take such action as another Party may reasonably determine is necessary to carry out the intent of this Agreement.

2.       REPRESENTATIONS OF TIMELINE WITH RESPECT TO THE FIRST CLOSING

          Timeline represents and warrants to the Buyer and Global that the following representations and warranties are true and correct as of the date hereof except as set forth in the Disclosure Schedule attached hereto and incorporated herein by reference:

          2.1.          Organization.

                          (a)          Timeline is a corporation duly organized and validly existing under the laws of its jurisdiction of incorporation, and has all requisite power and authority to execute and deliver this Agreement and the First Acquisition Ancillary Documents, and to consummate the transactions contemplated hereby and thereby.

                          (b)          The UK Subsidiary is a private limited company duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, and has all requisite power and authority to execute and deliver the Timeline Assignment and Assumption Agreement and to consummate the transactions contemplated thereby.

          2.2.          Authorization; Title.

                          (a)          The execution and delivery by Timeline of this Agreement and the First Acquisition Ancillary Documents, and the consummation by Timeline of the transactions contemplated by Section 1.1 of this Agreement and the agreements referenced therein, have been duly authorized by all necessary corporate action on the part of Timeline including approval of its directors.  This Agreement and the First Acquisition Ancillary Documents to which Timeline is contemplated to be a party, when executed and delivered by Timeline constitute, or will constitute, the valid and binding obligations of Timeline, enforceable against it in accordance with their respective terms, except as the same may be limited by bankruptcy, insolvency, moratorium and other laws generally affecting the enforcement of creditors’ rights, or by principles of equity.  Timeline holds of record and owns legally and beneficially all of the First Acquisition Acquired Assets free and clear of any mortgages, charges, pledges, options, liens or contractual restrictions or limitations or other third party rights, interests or claims, encumbrances or security interests of any kind (“Encumbrances”) whatsoever, other than liens in favor of Global and any statutory landlord liens under UK law.  At the First Closing, upon the payment of the First Closing Cash Consideration and the issuance and delivery of the First Closing Note, Timeline shall convey to the Buyer good, valid and marketable legal and beneficial title to the First Acquisition Acquired Assets, including all issued shares and other equity interests in the UK Subsidiary, free and clear of all Encumbrances whatsoever.  Other than the shares of the stock of the UK Subsidiary being transferred by Timeline to the Buyer pursuant to this Agreement, there are no other outstanding shares and there are no securities, rights, agreements, obligations or other instruments which are directly or indirectly exercisable, exchangeable or convertible for or into shares or other equity rights with respect to the UK Subsidiary.

                          (b)          The execution and delivery by the UK Subsidiary of the Timeline Assignment and Assumption Agreement and the consummation by the UK Subsidiary of the transactions contemplated thereby, have been duly authorized by all necessary corporate action on the part of the UK Subsidiary including approval of its directors and shareholders.  The Timeline Assignment and Assumption Agreement, when executed and delivered by the UK Subsidiary constitutes, or will constitute, the valid and binding obligations of the UK Subsidiary, enforceable against it in accordance with its terms, except as the same may be limited by bankruptcy, insolvency, moratorium and other laws generally affecting the enforcement of creditors’ rights, or by principles of equity.

          2.3.          Noncontravention.

                          (a)          The execution and delivery by Timeline of this Agreement and the First Acquisition Ancillary Documents and the consummation by it of the transactions contemplated by Section 1.1 of this Agreement will not, with or without the giving of notice or the passage of time or both: (a) violate the provisions of any law, rule or regulation applicable to Timeline; (b) violate the provisions of the charter or bylaws of Timeline; (c) violate any judgment, decree, order or award of any court, governmental body or arbitrator applicable to Timeline; or (d) result in the breach of, or constitute a default under, any agreement or instrument to which Timeline is a party that would materially adversely affect its ability to perform its obligations hereunder.

                          (b)          The execution and delivery by the UK Subsidiary of the Timeline Assignment and Assumption Agreement and the consummation by it of the transactions contemplated thereby will not, with or without the giving of notice or the passage of time or both: (a) violate the provisions of any law, rule or regulation applicable to the UK Subsidiary; (b) violate the provisions of the articles or memorandum of association of the UK Subsidiary; (c) violate any judgment, decree, order or award of any court, governmental body or arbitrator applicable to the UK Subsidiary; or (d) result in the breach of, or constitute a default under, any agreement or instrument to which the UK Subsidiary is a party that would materially adversely affect its ability to perform its obligations hereunder.

          2.4.          Governmental Consents.

                          (a)          No consent, permit, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any court, arbitrational tribunal, administrative agency or commission or other governmental or regulatory authority or agency (each of the foregoing is hereafter referred to as a “Governmental Entity”) is required on the part of Timeline in connection with the execution and delivery of this Agreement or the First Acquisition Ancillary Documents, the sale and delivery of the First Acquisition Acquired Assets, or the consummation of the transactions to be consummated at the First Closing, as contemplated by this Agreement and the First Acquisition Ancillary Documents.

                          (b)          No consent, permit, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any Governmental Entity is required on the part of the UK Subsidiary in connection with the execution and delivery of the Timeline Assignment and Assumption Agreement or the consummation of the transactions contemplated thereby.

          2.5.          Ownership of the UK Subsidiary; Voting Rights; Subsidiaries.  Section 2.5 of the Disclosure Schedule sets forth the total number of shares in the authorized capital stock of each series or class of the UK Subsidiary’s shares, the total number of such shares that are issued and outstanding as of the date of this Agreement.  All of the issued and outstanding shares of capital stock of the UK Subsidiary as so set forth (i) have been duly authorized and validly issued in accordance with all applicable governmental requirements and the UK Subsidiary’s governing documents and (ii) are fully paid and nonassessable.  The UK Subsidiary has not issued or sold any of its shares in breach or violation of any applicable statutory or contractual preemptive rights, or any other rights of any kind (including any rights of first offer or refusal), of any individual, corporation, partnership, limited liability company, trust, association or any other entity or organization (a “Person”).  No Person has, other than solely by reason of that Person’s right, if any, to exercise voting rights in respect of shares in the capital stock of the UK Subsidiary such Person holds (to the extent those shares afford the holder thereof any voting rights), any right to vote on any matter with the shareholders of the UK Subsidiary.  The UK Subsidiary owns no subsidiary corporations, nor does the UK Subsidiary own, directly or indirectly, any equity or other ownership interest in any Person.  The UK Subsidiary is not subject to any obligation or requirement to provide funds to or make any investment (in the form of a loan, capital contribution, or otherwise) in any Person.

          2.6.          Financial Statements; Disclosure.

                          (a)          The financial statements (including in each case the related notes) included by Timeline in its most recently filed report on 10-KSB (the “Financial Statements”) present fairly, in all material respects, the financial position of Timeline, the UK Subsidiary and WorkWise, on a consolidated basis, at the respective dates of the balance sheets included therein and the results of operations and accumulated earnings or deficit and cash flows of Timeline, the UK Subsidiary and WorkWise, on a consolidated basis, for the respective periods set forth therein and have been prepared in accordance with GAAP.  As of the date of each balance sheet those financial statements include, Timeline, the UK Subsidiary and WorkWise did not then have any outstanding indebtedness to any Person or any liabilities or obligations of any kind (including contingent obligations, tax assessments or unusual forward or long term commitments), or any unrealized or anticipated loss, which in the aggregate then were material to Timeline and its subsidiaries (or material to the UK Subsidiary) or otherwise required to be reflected on that balance sheet or in the notes related thereto in order to present fairly the financial positions of Timeline, the UK Subsidiary and WorkWise on a consolidated basis which were not so reflected.  Since March 31, 2005 (the “Current Balance Sheet Date”) and except as set forth in the Disclosure Schedules to this Agreement, no change has occurred in the business, operations, properties or other assets, liabilities, prospects, condition (financial or other) or results of operations of Timeline, WorkWise or the UK Subsidiary that could reasonably be expected, either alone or together with all other such changes, to have a material adverse change in the business, properties, operations, condition (financial or otherwise), prospects, assets or liabilities of the UK Subsidiary, the Acquired Analyst Business or the Infinium Maintenance Contracts (a “First Acquisition Material Adverse Change”).

                          (b)          The balance sheet for the UK Subsidiary attached hereto as Schedule 2.6(b) (the “Stand-Alone Balance Sheet”) presents fairly in all material respects the financial position of the UK Subsidiary as of July 15, 2005.  The UK Subsidiary does not have any outstanding indebtedness to any Person or any liabilities or obligations of any kind (including contingent obligations, tax assessments or unusual forward or long term commitments), or any unrealized or anticipated loss, which in the aggregate is material to the UK Subsidiary or would otherwise be required to be reflected on the Stand-Alone Balance Sheet in order to present fairly the financial position of the UK Subsidiary.

          2.7.          Liabilities and Obligations.  Section 2.7 of the Disclosure Schedule lists or describes all present liabilities, of every kind, character and description and whether accrued, absolute, fixed, contingent or otherwise, of the UK Subsidiary which (i) individually exceed or reasonably could be expected to exceed $2,500 and (ii) (A) had been incurred prior to the Current Balance Sheet Date, but are  not reflected on the balance sheet dated March 31, 2005 (the “Balance Sheet”), or (B) were incurred after the Current Balance Sheet Date.  That section of the Disclosure Schedule also  lists and describes:  (i) each of the UK Subsidiary’s outstanding secured and unsecured guaranties not constituting its indebtedness and, for each of those guaranties, whether any stockholder or affiliate of any stockholder is a Person whose obligation is covered by that guaranty, and (ii) for each of the items listed under clause (i) of this sentence, (A) if that item is secured by any property or other asset of the UK Subsidiary or any asset of Timeline constituting a First Acquisition Acquired Asset, the nature of that security, and (B) if that item is covered in whole or in part by a guaranty of any stockholder or any affiliate of any stockholder, the name of the guarantor.  The UK Subsidiary has no liabilities or obligations of any nature (whether known or unknown and whether absolute, accrued, contingent or otherwise) except for (i) those reflected or reserved against in the Stand-Alone Balance Sheet (including the notes thereto) and not previously paid or discharged,

(ii) current liabilities incurred in the ordinary course of business since the Current Balance Sheet Date and not previously paid or discharged, (iii) expenses incurred in connection with the transactions contemplated by this Agreement or other agreements that do not have liabilities potentially in excess of $2,500 in the aggregate and were entered into by the UK Subsidiary in the ordinary course of its business, consistent with its past practices.

          2.8.          Absence of Changes.  Since the Current Balance Sheet Date, except as Section 2.8 of the Disclosure Schedule sets forth, none of the following has occurred through the date hereof:

                          (a)          to the knowledge of Timeline or the UK Subsidiary, any circumstance, condition, event or state of facts (either singly or in the aggregate), other than conditions affecting the industry or economy generally, which has caused or is likely to cause a First Acquisition Material Adverse Change;

                          (b)          any change in its authorized or issued share capital of the UK Subsidiary;

                          (c)          any work interruptions, labor grievances or claims filed, or any similar event or condition of any character, that will have a First Acquisition Material Adverse Change following the First Closing Date;

                          (d)          any distribution, sale or transfer of, or any commitment to distribute, sell or transfer, any of its properties or other assets of any kind which singly is or in the aggregate are material to the UK Subsidiary, the Acquired Analyst Business or the Infinium Maintenance Contracts, other than: (i) the transfer of the First Acquisition Acquired Assets and the Excluded UK Subsidiary Assets pursuant to this Agreement and (ii) distributions, sales or transfers in the ordinary course of its business and consistent with its past practices to Persons other than the stockholders and their affiliates;

                          (e)          any waiver of any of Timeline’s or the UK Subsidiary’s rights or claims that singly is or in the aggregate are material to the UK Subsidiary, the Acquired Analyst Business or the Infinium Maintenance Contracts;

                          (f)           to Timeline’s or the UK Subsidiary’s knowledge, any development with respect to a customer of the UK Subsidiary or the Acquired Analyst Business or under the Infinium Maintenance Contracts which could involve significant cost overruns, a claim against the UK Subsidiary, the Buyer or Global or threatened cancellation by a customer;

                          (g)          any material change in the terms of payment by the UK Subsidiary’s customers for any products or services the UK Subsidiary sells, or change in the terms of payment by Timeline’s customers with respect to the Acquired Analyst Business or the Infinium Maintenance Contracts, the effect of which is to enable the UK Subsidiary or Timeline to collect revenues for any period ending on or before the First Closing Date which, but for that change, the Buyer would collect after the First Closing Date;

                          (h)          any material change in the UK Subsidiary’s practices, not in the ordinary course of business, with respect to timely payment of accounts payable or other obligations payable to vendors, suppliers or other third parties or any material change in Timeline’s practices, not in the ordinary course of business with respect to timely payment of accounts payable or other obligations payable to vendors, suppliers or other third parties to the extent such changes relate to the Acquired Analyst Business or the Infinium Maintenance Contracts;

                          (i)          any material change in the UK Subsidiary’s methods of management, operation or accounting that in the aggregate are material to the UK Subsidiary;

                          (j)          any cancellation or termination of a material agreement of the UK Subsidiary or a material agreement of Timeline relating to the Acquired Analyst Business or the Infinium Maintenance Contracts;

                          (k)          any material transaction by the UK Subsidiary, or by Timeline with respect to the Acquired Analyst Business or the Infinium Maintenance Contracts, outside the ordinary course of its business or not consistent with its past practices (other than the transactions to be effected by this Agreement); or

                          (l)          any material change in insurance coverage or insurance policy limits.

          2.9.          Material Contracts.  All of the “Material Contracts” (as defined in this Section 2.9 below) are listed in Section 2.9 of the Disclosure Schedule.  With respect to each Material Contract, and except as listed in Section 2.9 of the Disclosure Schedule: (a) the Material Contract is legal, valid, binding and enforceable and in full force and effect with respect to the UK Subsidiary and, to the UK Subsidiary’s knowledge, is legal, valid, binding, enforceable and in full force and effect with respect to each other party thereto, in either case subject to the effect of bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and except as the availability of equitable remedies may be limited by general principles of equity; (b) the Material Contract will continue to be legal, valid, binding and enforceable and in full force and effect immediately following the First Closing in accordance with its terms as in effect prior to the First Closing, subject to the effect of bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and except as the availability of equitable remedies may be limited by general principles of equity; and (c) neither the UK Subsidiary nor, to the UK Subsidiary’s knowledge, any other party is in breach or default, and no event has occurred that with notice or lapse of time would constitute a breach or default by the UK Subsidiary or, to the UK Subsidiary’s knowledge, by any such other party, or permit termination, modification or acceleration, or a right to a refund, rebate, discount or a material reimbursement by such other party under such Material Contract.  The UK Subsidiary is not a party to any oral contract, agreement or other arrangement.  With respect to Section 2 of this Agreement, “Material Contract” means any contract, agreement or commitment: (a) to which the UK Subsidiary is a party (i) for the sale or license of, or maintenance services in connection with, its products or services, (ii) with expected receipts or expenditures in excess of $2,500; (iii) required to be listed on the Disclosure Schedule pursuant to Section 2.15 or 2.16 below; (iv) requiring the UK Subsidiary to indemnify any Person; (v) granting any exclusive rights to any party; (vi) evidencing indebtedness for borrowed or loaned money of $2,500 or more, including guarantees of such indebtedness; or (vii) that could reasonably be expected to have a First Acquisition Material Adverse Change if breached by the UK Subsidiary or Timeline in such a manner as would (A) permit any other party to cancel or terminate the same (with or without notice of passage of time); (B) provide a basis for any other party to claim money damages (either individually or in the aggregate with all other such claims under that contract) from the UK Subsidiary; or (C) give rise to a right of acceleration of any material obligation or loss of any material benefit under such Material Contract; (b) which is an Infinium Maintenance Contract.

          2.10.          No Defaults.  To the best of Timeline’s and the UK Subsidiary’s knowledge, no condition or state of facts exists, or, with the giving of notice or the lapse of time or both, would exist, which entitles any party to any contracts or agreements constituting First Acquisition Acquired Assets  or to which the UK Subsidiary is a party or to which its property or the Acquired Analyst Business is subject, to accelerate the maturity, or require a mandatory prepayment, of any obligations thereunder, or gives such other party the right to terminate or declare a default, breach or violation of such contract or agreement, or to charge any fee, charge, penalty or other cost in excess of the regularly scheduled payments clearly set out therein; and the transfer, assignment or assumption of such contract or agreement as contemplated herein would not entitle any such party to any such right.

          2.11.          Accounts Receivable.  Subject to any reserves set forth therein, the accounts receivable shown or reflected on the Stand-Alone Balance Sheet are valid and genuine, have arisen solely out of bona fide sales and deliveries of goods, performance of services, and other business transactions in the ordinary course of business consistent with past practices in each case with persons other than affiliates, are not subject to any prior assignment, lien or security interest, and are not subject to valid defenses, set-offs or counter-claims.  The accounts receivable are collectible in accordance with their terms at their recorded amounts, subject only to the reserve for doubtful accounts on the Stand-Alone Balance Sheet.

          2.12.          Customers and Suppliers.  As of the date hereof, no customer that individually accounted for more than 5% of the UK Subsidiary’s gross revenues during the 12-month period preceding the date hereof and no supplier of the UK Subsidiary that individually accounted for more than 5% of the UK Subsidiary’s purchases during the 12-month period preceding the date hereof has canceled or, to the UK Subsidiary’s knowledge, otherwise terminated or made any written threat to the UK Subsidiary to cancel or otherwise terminate its relationship with the UK Subsidiary or has at any time on or after the Current Balance Sheet Date, decreased materially its services or supplies to the UK Subsidiary in the case of any such supplier, or its usage of the services or products of the UK Subsidiary in the case of such customer, and to the UK Subsidiary’s knowledge no such supplier or customer has indicated either orally or in writing that it intends to cancel or otherwise terminate its relationship with the UK Subsidiary or to decrease materially its services or supplies to the UK Subsidiary or its usage of the services or products of the UK Subsidiary, as the case may be.  The UK Subsidiary has not knowingly breached, so as to provide a benefit to the UK Subsidiary that was not intended by the Parties, any agreement with, or engaged in any fraudulent conduct with respect to, any customer or supplier of the UK Subsidiary.

          2.13.          Real Properties.

                            (a)          Timeline has provided the Buyer with true, correct and complete copies of the lease agreements, and all amendments, modifications and waivers thereto or thereunder, with respect to the UK Lease.  The UK Lease is in full force and effect and neither Timeline nor the UK Subsidiary has received notice and are not otherwise aware of any claim by the UK Landlord under the UK Lease or its agent that the UK Subsidiary is in violation of the UK Lease.  The UK Subsidiary is not a party to, or subject to, any other lease or license with respect to real property or real property interests other than the UK Lease.  There is no damage to the property subject to the UK Lease or maintenance to be performed on such property for which the UK Landlord may charge the UK Subsidiary upon termination of the UK Lease or otherwise (ordinary wear and tear excepted).

                            (b)          The fixed assets of the UK Subsidiary that are affixed to real property are affixed only to the property covered by the UK Lease and are adequate for the purposes for which they presently are being used or held for use, ordinary wear and tear excepted.

          2.14.          Other Tangible Assets.

                            (a)          Except as Section 2.14 of the Disclosure Schedule sets forth, and except for equipment held for use as sources of spare parts, to the best of Timeline’s and the UK Subsidiary’s knowledge, all of the UK Subsidiary’s property, plant and equipment are in good working order and condition, ordinary wear and tear excepted, and adequate (i) for the purposes for which they presently are being used or held for use and (ii) to maintain the types and levels of products and services the UK Subsidiary presently provides and anticipates providing during the year ending December 31, 2005.

                            (b)          In each case, free and clear of all liens, the UK Subsidiary has good and valid title to, or holds under a lease that is valid and binding on the lessor party thereto, all tangible personal properties and assets that individually or in the aggregate are material to the UK Subsidiary’s business and the UK Subsidiary has not entered into any lease agreement for personal property, or committed to enter into any such lease agreement, since the Current Balance Sheet Date.

          2.15.          Intellectual Property Rights.

                            (a)          The UK Subsidiary has sufficient title and ownership of or is licensed under all patents, trademarks, service marks, trade names, copyrights, and all registrations and applications for registration of any of the foregoing (such registrations and applications for registration being listed on Section 2.15 of the Disclosure Schedule), and all trade secrets, information, inventions, computer programs owned or licensed by the UK Subsidiary, documentation, proprietary rights and processes (collectively, the “UK Subsidiary Intellectual Property”) necessary for its business as now conducted without any conflict with and without infringement of the rights of others.  Except as listed on Section 2.15 of the Disclosure Schedule, there are no outstanding options, licenses or agreements relating to the foregoing nor is the UK Subsidiary bound by or a party to any options, licenses or agreements with respect to the patents, trademarks, service marks, trade names, copyrights, trade secrets, licenses, information, proprietary rights or processes of any other person or entity.  The UK Subsidiary has not received any written communications alleging that it has violated or, by conducting its business as currently conducted, would violate any of the patents, trademarks, service marks, trade names, copyrights or trade secrets or other proprietary rights of any other person or entity.  The UK Subsidiary does not believe it is or will be necessary to use any inventions of any of its employees (or people it currently intends to hire) made prior to their employment by the UK Subsidiary (unless under an agreement providing ownership of such invention to the UK Subsidiary).

                            (b)          Timeline has sufficient title and ownership of or is licensed under all patents, trademarks, service marks, trade names, copyrights, and all registrations and applications for registration of any of the foregoing (such registrations and applications for registration being listed on Section 2.15 of the Disclosure Schedule), and all trade secrets, information, inventions, computer programs owned or licensed by Timeline, documentation, proprietary rights and processes necessary for the Acquired Analyst Business as now conducted and to provide services under the Infinium Maintenance Contracts without any conflict with and without infringement of the rights of others (other than the UK Subsidiary).   Except as listed on Section 2.15 of the Disclosure Schedule, there are no outstanding options, licenses or agreements relating to the foregoing nor is Timeline bound by or a party to any options, licenses or agreements with respect to the patents, trademarks, service marks, trade names, copyrights, trade secrets, licenses, information, proprietary rights or processes of any other person or entity as the foregoing relates to the Acquired Analyst Business or the Infinium Maintenance Contracts.  Timeline has not received any written communications alleging that it has violated or, by conducting the Acquired Analyst Business as currently conducted or by licensing or selling the products or services related to the Infinium Maintenance Contracts, would violate any of the patents, trademarks, service marks, trade names, copyrights or trade secrets or other proprietary rights of any other person or entity.  Timeline does not believe it is or will be necessary for the conducting of the Acquired Analyst Business or sell or license the products and services related to the Infinium Maintenance Contracts to use any inventions of any of its employees (or people it currently intends to hire) made prior to their employment by Timeline (unless under an agreement providing ownership of such invention to Timeline).

                            (c)          The First Acquisition Acquired Assets and the rights licensed to the Buyer under the Source Code License will be sufficient to allow the Buyer to conduct the business of the UK Subsidiary in accordance with its past practices, to provide services under the Infinium Maintenance Contracts and fulfill its obligations under the First Acquisition Assumed Liabilities without violating or infringing any of the patents, trademarks, service marks, trade names, copyrights or trade secrets or other proprietary rights of any other person or entity.

          2.16.          Software and Hardware.

                            (a)          Section 2.16 of the Disclosure Schedule sets forth a true and complete list of all software owned by or licensed to the UK Subsidiary in connection with the business of the UK Subsidiary other than off-the-shelf software acquired for less than $1,000 per user license (the “UK Software”).  The UK Subsidiary has all technical and descriptive materials for the UK Software as is necessary to run its business in accordance with its historical practices, except as would not have a First Acquisition Material Adverse Change.

                            (b)          The use of the UK Software by the UK Subsidiary as it has conducted its business for the prior twelve months does not breach any terms of any contract or agreement to which the UK Subsidiary is a party.  The UK Subsidiary either owns or has been granted under license agreements relating to the UK Software (the “UK License Agreements”) valid and subsisting rights with respect to all software comprising the UK Software.  The UK Subsidiary is in compliance with each of the terms and conditions of each of the UK License Agreements except to the extent failure to so comply, individually or in the aggregate, would not have a First Acquisition Material Adverse Change.  In the case of any commercially available “shrink-wrap” software programs (such as Microsoft Office), the UK Subsidiary has not made and is not using any unauthorized copies of any such software programs and, to the knowledge of the UK Subsidiary, none of the employees, agents or representatives of the UK Subsidiary have made or are using any such unauthorized copies in the conduct of the UK Subsidiary’s business, except as would not have a First Acquisition Material Adverse Change.

                            (c)          The UK Software and the related computer hardware used by in its operations (the “UK Hardware”) are adequate in all material respects, when taken together with the other assets, resources and personnel of the UK Subsidiary, to run the business of the UK Subsidiary in the same manner as such business has been operated for the prior twelve months. The Disclosure Schedule contains a summary description of any unusual problems experienced by the UK Subsidiary in the past twelve months with respect to the UK Software or the UK Hardware that would result in an adverse effect on the UK Subsidiary.

                            (d)          Proprietary Information; Noncompetition Covenants.  The UK Subsidiary has done nothing to materially compromise the secrecy, confidentiality or value of any of its trade secrets, know-how, inventions, prototypes, designs, processes or technical data required to conduct its business as now conducted.  The UK Subsidiary has taken in the past reasonable security measures to protect the secrecy, confidentiality and value of all its trade secrets, know-how, inventions, prototypes, designs, processes, and technical data important to the conduct of its business.  To the UK Subsidiary’s knowledge, no current or former employee or consultant has any rights to any of the UK Subsidiary Intellectual Property (except with respect to in-licensed components of such products set forth in Section 2.24 of the Disclosure Schedule) and including any rights to use, license, market or sale such UK Subsidiary Intellectual Property and any rights to receive royalties, license fees or other payments upon the UK Subsidiary’s use, sale or license thereof.

          2.17.          Employee Matters.  Section 2.17 of the Disclosure Schedule contains a complete list of all employees of the UK Subsidiary as of the date of this Agreement, including their title, full-time or part-time status, current annual compensation, bonuses, severance terms, and any accrued benefits (such as accrued vacation, sick or other leave or personal benefits time, and the full amount of potential monetary compensation payable therefor).  The UK Subsidiary is in compliance with all currently applicable laws and regulations respecting terms and conditions of employment, including applicant and employee background checking, immigration laws, discrimination laws, verification of employment eligibility, employee leave laws, classification of workers as employees and independent contractors, wage and hour laws, and occupational safety and health laws, except as would not have a First Acquisition Material Adverse Change.  There are no proceedings pending or, to the UK Subsidiary’s knowledge, reasonably expected or threatened, between the UK Subsidiary, on the one hand, and any or all of its current or former employees, on the other hand, including any claims for actual or alleged harassment or discrimination based on race, national origin, age, sex, sexual orientation, religion, disability, or similar tortious conduct, breach of contract, wrongful termination, defamation, intentional or negligent infliction of emotional distress, interference with contract or interference with actual or prospective economic disadvantage.  There are no claims pending, or, to the UK Subsidiary’s knowledge, reasonably expected or threatened, against the UK Subsidiary under any workers’ compensation or long-term disability plan or policy.  The UK Subsidiary has no material unsatisfied obligations to any employees, former employees, or qualified beneficiaries pursuant to COBRA, HIPAA, or any state law governing health care coverage extension or continuation.  The UK Subsidiary is not a party to any collective bargaining agreement or other labor union contract, nor does the UK Subsidiary know of any activities or proceedings of any labor union to organize its employees.  The UK Subsidiary has provided all employees with all wages, benefits, relocation benefits, stock options, bonuses and incentives, and all other compensation that became due and payable through the date of this Agreement.

          2.18.          Employee Benefit Plans.

                            (a)          Section 2.18 of the Disclosure Schedule contains a complete and accurate list of each plan, program, policy, practice, contract, agreement or other arrangement providing for employment, compensation, retirement, deferred compensation, loans, severance, separation, relocation, repatriation, expatriation, visas, work permits, termination pay, performance awards, bonus, incentive, stock option, stock purchase, stock bonus, phantom stock, stock appreciation right, supplemental retirement, fringe benefits, cafeteria benefits or other benefits, whether written or unwritten, which is or has been sponsored, maintained, contributed to, or required to be contributed to by the UK Subsidiary for the benefit of any person who performs or who has performed services for the UK Subsidiary or with respect to which the UK Subsidiary or any Affiliate has or may have any liability (including contingent liability) or obligation (collectively, the “UK Subsidiary Employee Plans”).

                            (b)          The UK Subsidiary has furnished to the Buyer true and complete copies of documents embodying each of the UK Subsidiary Employee Plans and related plan documents, including trust documents, group annuity contracts, plan amendments, insurance policies or contracts, participant agreements, employee booklets, administrative service agreements, summary plan descriptions, compliance and nondiscrimination tests for the last three plan years, standard forms and related notices, registration statements and prospectuses and, to the extent still in its possession, any material employee communications relating thereto.  With respect to each UK Subsidiary Employee Plan that is subject to reporting or filing requirements with a Governmental Entity, the UK Subsidiary has provided copies of the Form reports filed for the last five plan years.

                            (c)          Each UK Subsidiary  Employee Plan has been administered in accordance with its terms and in compliance with the requirements prescribed by any and all statutes, rules and regulations, except as could not reasonably be expected to have, individually or in the aggregate, a First Acquisition Material Adverse Change; and the UK Subsidiary and each Affiliate have performed all material obligations required to be performed by them under, are not in material respect in default under or violation of and have no knowledge of any material default or violation by any other party to, any of the UK Subsidiary Employee Plans; (ii) none of the UK Subsidiary  Employee Plans promises or provides retiree medical or other retiree welfare benefits to any person; (iii) all contributions required to be made by the UK Subsidiary or any Affiliate to any UK Subsidiary Employee Plan have been paid or accrued; (iv) each UK Subsidiary Employee Plan subject to reporting or filing requirements with any Governmental Entity has prepared in good faith and timely filed or made all requisite reports or filings, which were true and correct as of the date made or filed, and has properly and timely filed and distributed or posted all notices and reports to employees required to be filed, distributed or posted with respect to each such UK Subsidiary Employee Plan; (ix) no suit, administrative proceeding, action or other litigation has been brought, or to the knowledge of Timeline or the UK Subsidiary is threatened, against or with respect to any such UK Subsidiary Employee Plan, including any audit or inquiry by the IRS, the Department of Labor, HM Revenue and Customs or the UK Department of Labor; and (x) there has been no amendment to, written interpretation or announcement by the UK Subsidiary or any Affiliate that would materially increase the expense of maintaining any UK Subsidiary Employee Plan above the level of expense incurred with respect to that Plan for the most recent fiscal year included in the Financial Statements.

                            (d)          The consummation of the transactions contemplated by this Agreement will not (i) entitle any current or former employee or other service provider of the UK Subsidiary to severance benefits or any other payment (including unemployment compensation, golden parachute, bonus or benefits under any UK Subsidiary Employee Plan), except as expressly provided in this Agreement; or (ii) accelerate the time of payment or vesting of any such benefits or increase the amount of compensation due any such employee or service provider.

          2.19.          Compliance.  The UK Subsidiary has, in all material respects, complied with all laws, regulations and orders applicable to its business and has all material permits and licenses required thereby, except as would not have a First Acquisition Material Adverse Change.  There is no term or provision of any mortgage, indenture, contract, agreement or instrument to which the UK Subsidiary is a party or by which it is bound, or, to the best of Timeline’s or the UK Subsidiary’s knowledge, any provision of any state or federal judgment, decree, order, statute, rule or regulation applicable to or binding upon the UK Subsidiary, which now has resulted or, so far as Timeline may now foresee, in the future is reasonably likely to result in or have a First Acquisition Material Adverse Change.  To Timeline’s and the UK Subsidiary’s knowledge, none of the UK Subsidiary’s employees is or has been in violation of any term of any contract or covenant with any person or entity relating to employment, patents, assignment of inventions, proprietary information disclosure, non-competition or non-solicitation, which violation would interfere with such person’s ability to perform his or her duties for the UK Subsidiary or which is reasonably likely to have a First Acquisition Material Adverse Change.

          2.20.          Permits.  The Disclosure Schedule sets forth a list of all permits, licenses, registrations, certificates, orders or approvals from any Governmental Entity (“Permits”) issued to or held by the UK Subsidiary or issued to or held by Timeline in connection with the First Acquisition Acquired Assets.  To Timeline’s and the UK Subsidiary’s knowledge, such listed Permits are the only Permits that are required for the UK Subsidiary to conduct its business as presently conducted and for Timeline to provide services under the Infinium Maintenance Contracts, except for those the absence of which would not have a First Acquisition Material Adverse Change.  Each such Permit is in full force and effect and, to the knowledge of Timeline and the UK Subsidiary, no suspension or cancellation of such Permit is threatened and there is no basis for believing that such Permit will not be renewable upon expiration.

          2.21.          Environmental Matters.  The UK Subsidiary has not released any substance at its facility or disposed of or arranged for the disposal of any substance that has been designated by any Governmental Entity or by applicable law to be radioactive, toxic, hazardous or otherwise a danger to health or the environment, including PCBs, asbestos, petroleum, and all substances listed as hazardous substances pursuant to any local, state or federal environmental law that would result in liability.

          2.22.          Litigation.

                            (a)          There is no action, suit or proceeding, or governmental inquiry or investigation pending or, to the knowledge of Timeline, any basis therefor or threat thereof, against Timeline relating to the First Acquisition Acquired Assets, this Agreement or the First Acquisition Ancillary Documents or the transactions to be consummated pursuant hereto or thereto.

                            (b)          There is no action, suit or proceeding, or governmental inquiry or investigation pending or, to the knowledge of Timeline, any basis therefor or threat thereof, against the UK Subsidiary.

          2.23.          Insurance.  The UK Subsidiary has general commercial, workmens’ compensation and other insurance policies sufficient to protect its assets and its business consistent with its practice over the prior 12 months, all of which (1) have been issued by insurers of recognized responsibility and (2) currently are in full force and effect.  No insurance carried by the UK Subsidiary has been canceled by the insurer during the past five years, and the UK Subsidiary has not been denied coverage during that period.  The UK Subsidiary has not received any notice or other communication from any issuer of any such insurance policy of any material increase in any deductibles, retained amounts or the premiums payable thereunder, and, to the knowledge of the UK Subsidiary, no such increase in deductibles, retainages or premiums is threatened.

          2.24.          Taxes,  As used in this Agreement, the terms “Tax” and, collectively, “Taxes” mean any and all federal, state and local taxes of any country, assessments and other governmental charges, duties, impositions and liabilities, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, stamp transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts and any obligations under any agreements or arrangements with any other person with respect to such amounts and including any liability for taxes of a predecessor entity;

                            (a)          The UK Subsidiary has prepared and timely filed all returns, estimates, information statements and reports required to be filed by the UK Subsidiary with any taxing authority (“Returns”) relating to any and all Taxes concerning or attributable to the UK Subsidiary or its operations with respect to Taxes for any period ending on or before the First Closing Date and such Returns are true and correct in all material respects and have been completed in accordance with applicable law;

                            (b)          The UK Subsidiary, as of the First Closing, (i) will have paid all Taxes shown to be payable on such Returns covered by Section 2.24(a), and (ii) will have withheld with respect to its employees all Taxes required to be withheld;

                            (c)          There is no Tax deficiency outstanding or assessed or, to the UK Subsidiary’s knowledge, proposed against the UK Subsidiary that is not reflected as a liability on the Stand-Alone Balance Sheet, nor has the UK Subsidiary executed any agreements or waivers extending any statute of limitations on or extending the period for the assessment or collection of any Tax;

                            (d)          The UK Subsidiary has no liabilities for unpaid Taxes that have not been accrued for or reserved on the Stand-Alone Balance Sheet, whether asserted or unasserted, contingent or otherwise and the UK Subsidiary has no knowledge of any basis for the assertion of any such liability attributable to the UK Subsidiary, its assets or operations;

                            (e)          The UK Subsidiary is not a party to any tax-sharing agreement or similar arrangement with any other party, and the UK Subsidiary has not assumed any obligation to pay any Tax obligations of, or with respect to any transaction relating to, any other person or agreed to indemnify any other person with respect to any Tax;

                            (f)          The UK Subsidiary’s Returns have never been audited by a government or taxing authority, nor is any such audit in process or pending, and the UK Subsidiary has not been notified of any request for such an audit or other examination;

                            (g)          The UK Subsidiary has made available to Global copies of all Returns filed for its most recent three (3)fiscal years;

                            (h)          The UK Subsidiary has not filed any consent agreement with any Governmental Entity to allow for auditing or examining of the UK Subsidiary’s records from prior fiscal years for the purpose of assessing additional tax or penalties for such periods; and

                            (i)          the UK Subsidiary has not been at any time a United States Real Property Holding Corporation within the meaning of Section 897(c)(2) of the Code.

          2.25.          Restrictions on Business Activities.  There is no agreement, judgment, injunction, order or decree binding upon the UK Subsidiary that has or, to Timeline’s knowledge, could reasonably be expected to have the effect of prohibiting or materially impairing any current business practice of the UK Subsidiary, any acquisition of property by the UK Subsidiary or the conduct of business by the UK Subsidiary as currently conducted.

          2.26.          No Brokers.

                            (a)          Timeline has not, directly or indirectly, in connection with this Agreement or the transactions this Agreement contemplates (i) employed any broker, finder or agent or (ii) agreed to pay or incurred any obligation to pay any broker’s or finder’s fee, any sales commission or any similar form of compensation.

                            (b)          The UK Subsidiary has not, directly or indirectly, in connection with this Agreement or the transactions this Agreement contemplates (i) employed any broker, finder or agent or (ii) agreed to pay or incurred any obligation to pay any broker’s or finder’s fee, any sales commission or any similar form of compensation.

          2.27.          Disclosures.  As of the date hereof, with respect to all written information contained in this Agreement and the First Acquisition Ancillary Documents (including schedules and exhibits attached hereto and thereto) and all other certificates and instruments to be delivered pursuant hereto in connection with the First Closing, Timeline has not intentionally included any untrue statement of a material fact or intentionally omitted a material fact necessary in order to make the statements contained herein and therein not misleading in light of the circumstances in which those statements were made.

3.       REPRESENTATIONS OF TIMELINE AND WORKWISE WITH RESPECT TO SECOND CLOSING

          Timeline and WorkWise, jointly and severally, represent and warrant to the Buyer and Global that the following representations and warranties are true and correct as of the date hereof except as set forth in the Disclosure Schedule attached hereto and incorporated herein by reference:

          3.1.          Organization.

                          (a)          Timeline is a corporation duly organized and validly existing under the laws of its jurisdiction of incorporation, and has all requisite power and authority to execute and deliver this Agreement and the Second Acquisition Ancillary Documents, and to consummate the transactions contemplated hereby and thereby.

                          (b)          WorkWise is a corporation duly organized and validly existing under the laws of its jurisdiction of incorporation, and has all requisite power and authority to execute and deliver this Agreement and the Second Acquisition Ancillary Documents, and to consummate the transactions contemplated hereby and thereby.

          3.2.          Authorization; Title.

                          (a)          The execution and delivery by Timeline of this Agreement and the Second Acquisition Ancillary Documents, and the consummation by Timeline of the transactions contemplated by Section 1.2 of this Agreement and the agreements referenced therein, have been duly authorized by all necessary corporate action on the part of Timeline including approval of its directors, other than the Requisite Shareholder Approval.  Subject to Requisite Shareholder Approval, this Agreement and the Second Acquisition Ancillary Documents to which Timeline is contemplated to be a party, when executed and delivered by Timeline constitute, or will constitute, the valid and binding obligations of Timeline, enforceable against it in accordance with their respective terms, except as the same may be limited by bankruptcy, insolvency, moratorium and other laws generally affecting the enforcement of creditors rights, or by principles of equity.

                          (b)          The execution and delivery by WorkWise of this Agreement and the Second Acquisition Ancillary Documents, and the consummation by WorkWise of the transactions contemplated by Section 1.2 of this Agreement and the agreements referenced therein, have been duly authorized by all necessary corporate action on the part of WorkWise including approval of its directors and shareholders.  This Agreement and the Second Acquisition Ancillary Documents to which WorkWise is contemplated to be a party, when executed and delivered by WorkWise constitute, or will constitute, the valid and binding obligations of WorkWise, enforceable against it in accordance with their respective terms, except as the same may be limited by bankruptcy, insolvency, moratorium and other laws generally affecting the enforcement of creditors rights, or by principles of equity.

                          (c)          Timeline and WorkWise hold of record and own legally and beneficially all of the Second Acquisition Acquired Assets free and clear of any liens or contractual restrictions or limitations whatsoever, other than liens in favor of Global and any statutory landlord liens.  At the Second Closing, upon the payment of the Second Closing Cash Consideration and the issuance and delivery of the Second Acquisition Note, Timeline and WorkWise shall convey to the Buyer good, valid and marketable title to the Second Acquisition Acquired Assets.

          3.3.          Noncontravention.

                          (a)          The execution and delivery by Timeline of this Agreement and the Second Acquisition Ancillary Documents and, subject to obtaining the Requisite Shareholder Approval, the consummation by it of the transactions contemplated hereby and thereby will not, with or without the giving of notice or the passage of time or both: (a) violate the provisions of any law, rule or regulation applicable to Timeline; (b) violate the provisions of the charter or bylaws of Timeline; (c) violate any judgment, decree, order or award of any court, governmental body or arbitrator applicable to Timeline; or (d) result in the breach of, or constitute a default under, any agreement or instrument to which Timeline is a party that would materially adversely affect its ability to perform its obligations hereunder.

                          (b)          The execution and delivery by WorkWise of this Agreement and the Second Acquisition Ancillary Documents and the consummation by it of the transactions contemplated hereby and thereby will not, with or without the giving of notice or the passage of time or both: (a) violate the provisions of any law, rule or regulation applicable to WorkWise; (b) violate the provisions of the charter or bylaws of WorkWise; (c) violate any judgment, decree, order or award of any court, governmental body or arbitrator applicable to WorkWise; or (d) result in the breach of, or constitute a default under, any agreement or instrument to which WorkWise is a party that would materially adversely affect its ability to perform its obligations hereunder.

          3.4.          Governmental Consents.

                          (a)          No consent, permit, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any Governmental Entity is required on the part of Timeline in connection with the execution and delivery of this Agreement or the Second Acquisition Ancillary Documents, the sale and delivery of the Second Acquisition Acquired Assets, or the consummation of the transactions to be consummated at the Second Closing, as contemplated by this Agreement and the Second Acquisition Ancillary Documents, other than as contemplated herein in connection with soliciting the Requisite Shareholder Approval.

                          (b)          No consent, permit, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any Governmental Entity is required on the part of WorkWise in connection with the execution and delivery of this Agreement or the Second Acquisition Ancillary Documents, the sale and delivery of the Second Acquisition Acquired Assets, or the consummation of the transactions to be consummated at the Second Closing, as contemplated by this Agreement and the Second Acquisition Ancillary Documents.

          3.5.          Financial Statements; Disclosure.  The representations and warranties of Timeline contained in Section 2.6(a) are true and correct.

          3.6.          Liabilities and Obligations.  Section 3.6 of the Disclosure Schedule and the agreements described therein, as provided to the Buyer, set forth all liabilities and obligations, whether direct or indirect, contingent or otherwise, included in the Second Acquisition Assumed Liabilities.  On or prior to the Second Closing, Timeline shall deliver to Buyer an updated Section 3.6 of the Disclosure Schedule reflecting all Second Acquisition Assumed Liabilities as of the Second Closing Date.

          3.7.          Absence of Changes.  Since the Current Balance Sheet Date, except as Section 3.7 of the Disclosure Schedule sets forth, none of the following has occurred through the date hereof:

                          (a)          to the knowledge of Timeline or WorkWise, any circumstance, condition, event or state of facts (either singly or in the aggregate), other than conditions affecting the industry or economy generally, which has caused or is likely to cause a material adverse change in the business, properties, operations, condition (financial or otherwise), prospects, assets or liabilities of Timeline or WorkWise, the Second Acquisition Acquired Assets, the rights to be licensed under the Patent License or the Acquired Business (other than the Analyst Acquired Business) (a “Second Acquisition Material Adverse Change” and “Material Adverse Change” shall refer to either a First Acquisition Material Adverse Change and a Second Acquisition Material Adverse Change);

                          (b)          any change in the authorized or outstanding capital stock of WorkWise;

                          (c)          any work interruptions, labor grievances or claims filed, or any similar event or condition of any character, that will have a Second Acquisition Material Adverse Change following the Second Closing Date;

                          (d)          any distribution, sale or transfer of, or any commitment to distribute, sell or transfer, any of Timeline’s or WorkWise’s properties or other assets of any kind which singly is or in the aggregate are material to the Acquired Business other than: (i) the transfer of the First Acquisition Acquired Assets and the Second Acquisition Acquired Assets pursuant to this Agreement, (ii) distributions, sales or transfers in the ordinary course of its business and consistent with its past practices to Persons other than the stockholders and their affiliates, and (iii) licenses or other agreements, claims, causes of action or negotiations with respect to any of Timeline’s patents  which licenses or other agreements, claims, causes of action or negotiations do not impair Timeline’s or WorkWise’s ability to consummate the transactions hereunder, including the entering into of the Source Code License and the Patent License, pursuant to the terms hereof and thereof (“Non-Relevant Patent Transactions”);

                          (e)          any waiver of any of Timeline’s or WorkWise’s rights or claims that singly is or in the aggregate are material to the Acquired Business;

                          (f)           to Timeline’s or WorkWise’s knowledge, any development with respect to a customer of Timeline or WorkWise which could involve significant cost overruns, a claim against Timeline, WorkWise, the Buyer or Global or threatened cancellation by a customer;

                          (g)          any material change in the terms of payment by Timeline’s or WorkWise’s customers for any products or services, the effect of which is to enable WorkWise or Timeline to collect revenues for any period ending on or before the Second Closing Date which, but for that change, the Buyer would collect after the Second Closing Date;

                          (h)          any material change in Timeline’s or WorkWise’s practices, not in the ordinary course of business, with respect to timely payment of accounts payable or other obligations payable to vendors, suppliers or other third parties;

                          (i)          any material change in Timeline’s or WorkWise’s methods of management, operation or accounting that in the aggregate are material to Timeline or WorkWise;

                          (j)          any cancellation or termination of a material agreement of Timeline or WorkWise;

                          (k)          any material transaction by either Timeline or WorkWise outside the ordinary course of its business or not consistent with its past practices (other than the transactions to be effected by this Agreement); or

                          (l)          any material change in insurance coverage or insurance policy limits for Timeline or WorkWise.

          3.8.          Material Contracts.  All of the “Material Contracts” (as defined in this Section 3.8 below) are listed in Section 3.8 of the Disclosure Schedule.  With respect to each Material Contract, and except as listed in Section 3.8 of the Disclosure Schedule: (a) the Material Contract is legal, valid, binding and enforceable and in full force and effect with respect to Timeline or WorkWise and, to Timeline’s and WorkWise’s knowledge, is legal, valid, binding, enforceable and in full force and effect with respect to each other party thereto, in either case subject to the effect of bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and except as the availability of equitable remedies may be limited by general principles of equity; (b) the Material Contract will continue to be legal, valid, binding and enforceable and in full force and effect immediately following the Second Closing in accordance with its terms as in effect prior to the Second Closing, subject to the effect of bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and except as the availability of equitable remedies may be limited by general principles of equity; and (c) neither WorkWise nor, to WorkWise’s knowledge, any other party is in breach or default, and no event has occurred that with notice or lapse of time would constitute a breach or default by WorkWise or, to WorkWise’s knowledge, by any such other party, or permit termination, modification or acceleration or a right to a refund, rebate, discount or a material reimbursement by such other party, under such Material Contract.  The Second Acquisition Acquired Assets and the Second Acquisition Assumed Liabilities do not include any oral contract, agreement or other arrangement, except to the extent that the Parties and all terms thereof are described in Section 3.8 of the Disclosure Schedule.  With respect to Section 3 of this Agreement, “Material Contract” means any contract, agreement or commitment: (a) constituting Second Acquisition Acquired Assets, (b) constituting Second Acquisition Assumed Liabilities; (c) to or by which the Second Acquisition Acquired Assets or Second Acquisition Assumed Liabilities are subject, bound or encumbered; (d) otherwise required to be listed on the Disclosure Schedule pursuant to Section 3.14 or 3.15 below; or (e) granting any  rights in any Software-Related Rights to any party other than the Buyer, other than non-exclusive licenses of Timeline’s or WorkWise’s software products to customers in the ordinary course of the business of selling or licensing their products.

          3.9.          No Defaults.  To Timeline’s and WorkWise’s knowledge, no condition or state of facts exists, or, with the giving of notice or the lapse of time or both, would exist, which entitles any party to any contracts or agreements constituting Second Acquisition Acquired Assets  or Second Acquisition Assumed Liabilities or to which the Acquired Business is subject, to accelerate the maturity, or require a mandatory prepayment, of any obligations thereunder, or gives such other party the right to terminate or declare a default, breach or violation of such contract or agreement, or to charge any fee, charge, penalty or other cost in excess of the regularly scheduled payments clearly set out therein; and the transfer, assignment or assumption of such contract or agreement as contemplated herein would not entitle any such party to any such right.

          3.10.          [intentionally deleted]

          3.11.          Customers and Suppliers.  As of the date hereof, no customer that individually accounted for more than 5% of Timeline’s and WorkWise’s gross revenues during the 12-month period preceding the date hereof and no supplier that individually accounted for more than 5% of Timeline’s and WorkWise’s purchases during the 12-month period preceding the date hereof has canceled or otherwise terminated, or made any written threat to Timeline or WorkWise to cancel or otherwise terminate its relationship with Timeline or WorkWise or has at any time on or after the Current Balance Sheet Date, decreased materially its services or supplies to Timeline or WorkWise in the case of any such supplier, or its usage of the services or products of Timeline or WorkWise in the case of such customer, and to Timeline’s or WorkWise’s knowledge no such supplier or customer has indicated either orally or in writing that it intends to cancel or otherwise terminate its relationship with Timeline or WorkWise or to decrease materially its services or supplies to Timeline or WorkWise or its usage of the services or products of Timeline or WorkWise, as the case may be.  Neither Timeline nor WorkWise has knowingly breached, so as to provide a benefit to Timeline or WorkWise that was not intended by the parties, any agreement with, or engaged in any fraudulent conduct with respect to, any customer or supplier of Timeline or WorkWise.

          3.12.          Real Properties.

                            (a)          Timeline has provided the Buyer with true, correct and complete copies of the lease agreements, and all amendments, modifications and waivers thereto or thereunder, with respect to the US Lease.  The US Lease is in full force and effect and neither Timeline nor WorkWise has received notice and are not otherwise aware of any claim by the US Landlord under the US Lease or its agent that Timeline or WorkWise is in violation of the US Lease.  Neither Timeline nor WorkWise is a party to, or subject to, any other lease or license with respect to real property or real property interests other than the US Lease.  There is no damage to the property subject to the US Lease or maintenance to be performed on such property for which the US Landlord may charge the Buyer or Global upon termination of the US Lease or otherwise, ordinary wear and tear excepted, and the US Landlord may not charge the Buyer or Global for the removal of the raised floor constructed by or on behalf of a prior tenant of the property covered by the US Lease, and the US Landlord does not have the right to require that the Buyer or Global otherwise be responsible for removing or modifying such raised floor.

                            (b)          The fixed assets constituting Second Acquisition Acquired Assets that are affixed to real property are affixed only to the property covered by the US Lease and are adequate for the purposes for which they presently are being used or held for use, ordinary wear and tear excepted.

          3.13.          Other Tangible Assets.  Section 3.13 of the Disclosure Schedule is a list of all property, plants and equipment included in the Second Acquisition Acquired Assets.  Except as Section 3.13 of the Disclosure Schedule sets forth, and except for equipment held for use as sources of spare parts, to the best of Timeline’s and WorkWise’s knowledge, all of such property, plant and equipment are in good working order and condition, ordinary wear and tear excepted, and adequate (i) for the purposes for which they presently are being used or held for use and (ii) to maintain the types and levels of products and services Timeline and WorkWise have provided for the prior twelve months.

          3.14.          Intellectual Property Rights.

                            (a)          Timeline and WorkWise have sufficient title and ownership of or are licensed under all patents, trademarks, service marks, trade names, copyrights, and all registrations and applications for registration of any of the foregoing (such registrations and applications for registration being listed on Section 3.14 of the Disclosure Schedule), and all trade secrets, information, inventions, computer programs owned or licensed by Timeline, documentation, proprietary rights and processes necessary for the Acquired Business as now conducted without any conflict with and without infringement of the rights of others.  Except as listed on Section 3.14 of the Disclosure Schedule, there are no outstanding options, licenses or agreements relating to the foregoing nor is Timeline or WorkWise bound by or a party to any options, licenses or agreements with respect to the patents, trademarks, service marks, trade names, copyrights, trade secrets, licenses, information, proprietary rights or processes of any other person or entity.  Neither Timeline nor WorkWise has received any written communications alleging that it has violated or, by conducting the Acquired Business, would violate any of the patents, trademarks, service marks, trade names, copyrights or trade secrets or other proprietary rights of any other person or entity.  The Second Acquisition Acquired Assets do not contain or infringe on any inventions of any of Timeline’s or WorkWise’s employees made prior to their employment by Timeline or WorkWise (unless under an agreement providing ownership of such invention to Timeline or WorkWise).

                            (b)          The Second Acquisition Acquired Assets and the rights licensed to the Buyer under the Patent License will be sufficient to allow the Buyer to conduct the Acquired Business and fulfill its obligations under the Second Acquisition Assumed Liabilities without violating or infringing any of the patents, trademarks, service marks, trade names, copyrights or trade secrets or other proprietary rights of any other person or entity.

          3.15.          Software and Hardware.

                            (a)          Section 3.15 of the Disclosure Schedule sets forth a true and complete list of all software owned by or licensed to Timeline or WorkWise in connection with the Acquired Business other than off-the-shelf software acquired for less than $1,000 per user license (the “Acquired Software”).  Timeline or WorkWise has all technical and descriptive materials for the Acquired Software as is necessary to run its business in accordance with its historical practices, except as would not have a Second Acquisition Material Adverse Change.

                            (b)          The use of the Acquired Software by Timeline or WorkWise as they have conducted their business for the prior twelve months does not breach any terms of any contract or agreement to which Timeline or WorkWise is a party.  Each of Timeline and WorkWise either owns or has been granted under license agreements relating to the Acquired Software (the “Acquired License Agreements”) valid and subsisting rights with respect to all software comprising the Acquired Software and is transferring all such rights to the Buyer as part of the Second Acquisition Acquired Assets.  WorkWise is in compliance with each of the terms and conditions of each of the Acquired License Agreements except to the extent failure to so comply, individually or in the aggregate, would not have a Second Acquisition Material Adverse Change.  In the case of any commercially available “shrink-wrap” software programs (such as Microsoft Office), the Second Acquisition Acquired Assets do not include any unauthorized copies of any such software programs.

                            (c)          The computer hardware included in the Second Acquisition Acquired Assets (the “Acquired Hardware”) are adequate in all material respects, when taken together with the other assets and resources being transferred to the Buyer and the Key Employees to run the Acquired Business in the same manner as such business has been operated for the prior twelve months. The Disclosure Schedule contains a summary description of any unusual problems experienced by Timeline or WorkWise in the past twelve months with respect to the Acquired Software or the Acquired Hardware that would result in an adverse effect on Timeline or WorkWise.

                            (d)          Neither Timeline nor WorkWise has done anything to materially compromise the secrecy, confidentiality or value of any trade secrets, know-how, inventions, prototypes, designs, processes or technical data included in the Second Acquisition Acquired Assets or to be licensed to the Buyer under the Patent License.   Each of Timeline and WorkWise has taken in the past reasonable security measures to protect the secrecy, confidentiality and value of all trade secrets, know-how, inventions, prototypes, designs, processes, and technical data included in the Second Acquisition Acquired Assets or to be licensed to the Buyer under the Patent License.  To Timeline’s knowledge, no current or former employee or consultant has rights with respect to the Software-Related Assets included in the Second Acquisition Acquired Assets (except with respect to in-licensed components of such products set forth in Section 3.15 of the Disclosure Schedule) and including any rights to use, license, market or sale such and any rights to receive royalties, license fees or other payments upon Timeline’s or WorkWise’s use, sale or license thereof.

          3.16.          Employee Matters.  Section 3.16 of the Disclosure Schedule contains a list of the title, full-time or part-time status, current annual compensation, bonuses, severance terms, and any accrued benefits (such as accrued vacation, sick or other leave or personal benefits time, and the full amount of potential monetary compensation payable therefor) for all Key US Employees as of the date of this Agreement.  Timeline and WorkWise are in compliance with all currently applicable laws and regulations respecting terms and conditions of employment, including applicant and employee background checking, immigration laws, discrimination laws, verification of employment eligibility, employee leave laws, classification of workers as employees and independent contractors, wage and hour laws, and occupational safety and health laws with respect to the Key US Employees, except as would not have a Second Acquisition Material Adverse Change.  There are no proceedings pending or, to WorkWise’s knowledge, reasonably expected or threatened, between Timeline or WorkWise, on the one hand, and any Key US Employees, on the other hand, including any claims for actual or alleged harassment or discrimination based on race, national origin, age, sex, sexual orientation, religion, disability, or similar tortious conduct, breach of contract, wrongful termination, defamation, intentional or negligent infliction of emotional distress, interference with contract or interference with actual or prospective economic disadvantage.  Neither Timeline nor WorkWise has any material unsatisfied obligations to any of the Key US Employees.  Neither Timeline nor WorkWise knows of any activities or proceedings of any labor union to organize any of the Key US Employees.  Either Timeline or WorkWise has provided all Key Employees with all wages, benefits, relocation benefits, stock options, bonuses and incentives, and all other compensation that became due and payable through the date of this Agreement.

          3.17.          Compliance.  Each of Timeline and WorkWise has, in all material respects, complied with all laws, regulations and orders applicable to its business and has all material permits and licenses required thereby, except as would not have a Second Acquisition Material Adverse Change.  There is no term or provision of any mortgage, indenture, contract, agreement or instrument to which Timeline or WorkWise is a party or by which it is bound, or, to Timeline’s or WorkWise’s knowledge, any provision of any state or federal judgment, decree, order, statute, rule or regulation applicable to or binding upon Timeline or WorkWise, which now has resulted or, so far as Timeline may now foresee, in the future is reasonably likely to result in or have a Second Acquisition Material Adverse Change.  To Timeline’s and WorkWise’s knowledge, none of the Key US Employees is or has been in violation of any term of any contract or covenant with any person or entity (including Timeline or WorkWise) relating to employment, patents, assignment of inventions, proprietary information disclosure, non-competition or non-solicitation, which violation would interfere with such person’s ability to perform his or her duties for the Buyer.

          3.18.          Permits.  The Disclosure Schedule sets forth a list of all Permits issued to or held by Timeline or WorkWise relating to the Acquired Business.  To Timeline’s and WorkWise’s knowledge, such listed Permits are the only Permits that are required for Timeline and WorkWise to conduct their business as presently conducted, except for those the absence of which would not have a Second Acquisition Material Adverse Change.  Each such Permit is in full force and effect and, to the best of the knowledge of Timeline and WorkWise, no suspension or cancellation of such Permit is threatened and there is no basis for believing that such Permit will not be renewable upon expiration.  Section 3.18 of the Disclosure Schedule specifically discloses if any such Permit is non-transferable to the Buyer in connection with the transfer of the Second Acquisition Acquired Assets pursuant to this Agreement.

          3.19.          Environmental Matters.  WorkWise has not released any substance at its facility or disposed of or arranged for the disposal of any substance that has been designated by any Governmental Entity or by applicable law to be radioactive, toxic, hazardous or otherwise a danger to health or the environment, including PCBs, asbestos, petroleum, and all substances listed as hazardous substances pursuant to any local, state or federal environmental law that would result in liability.

          3.20.          Litigation.  There is no action, suit or proceeding, or governmental inquiry or investigation pending or, to the knowledge of Timeline, any basis therefor or threat thereof, against Timeline or WorkWise relating to the Second Acquisition Acquired Assets, the Second Acquisition Assumed Liabilities, this Agreement or the Second Acquisition Ancillary Documents or the transactions to be consummated pursuant hereto or thereto.

          3.21.          Insurance.  Each of Timeline and WorkWise has general commercial, workmens’ compensation and other insurance policies covering the products and services it has sold or delivered in the course of the Acquired Business, the Second Acquisition Acquired Assets and the Key US Employees  sufficient to protect such assets and  business and at a level which is consistent with its practice over the prior 12 months, all of which (1) have been issued by insurers of recognized responsibility and (2) currently are in full force and effect.

          3.22.          Taxes,  Each of Timeline and WorkWise has prepared and timely filed all Returns relating to any and all Taxes concerning or attributable to Timeline or WorkWise or its operations with respect to Taxes for any period ending on or before the date hereof and such Returns are true and correct in all material respects and have been completed in accordance with applicable law.  Neither Timeline nor WorkWise is currently undergoing or has received notice from any Governmental Entity of any inquiry, audit or investigation of any matters related to Taxes which could: (i) have a Second Acquisition Material Adverse Change or (ii) give rise to a right of any Governmental Entity to place a lien on the Second Acquisition Acquired Assets or the rights licensed to the Buyer pursuant to the Patent License.

          3.23.          Restrictions on Business Activities.  There is no agreement, judgment, injunction, order or decree binding upon Timeline or WorkWise that has or, to Timeline’s knowledge, could reasonably be expected to have the effect of prohibiting or materially impairing the conducting of the Acquired Business.

          3.24.          No Brokers.

                            (a)          Timeline has not, directly or indirectly, in connection with this Agreement or the transactions this Agreement contemplates (i) employed any broker, finder or agent or (ii) agreed to pay or incurred any obligation to pay any broker’s or finder’s fee, any sales commission or any similar form of compensation.

                            (b)          WorkWise has not, directly or indirectly, in connection with this Agreement or the transactions this Agreement contemplates (i) employed any broker, finder or agent or (ii) agreed to pay or incurred any obligation to pay any broker’s or finder’s fee, any sales commission or any similar form of compensation.

          3.25.          Disclosures.  As of the date hereof, with respect to all written information contained in this Agreement and, as of the date of the Second Closing, the Second Acquisition Ancillary Documents (including schedules and exhibits attached hereto and thereto) and all other certificates and instruments to be delivered pursuant hereto in connection with the Second Closing, Timeline has not intentionally included any untrue statement of a material fact or intentionally omitted a material fact necessary in order to make the statements contained herein and therein not misleading in light of the circumstances in which those statements were made.

4.       REPRESENTATIONS OF GLOBAL AND THE BUYER

          Global and the Buyer, jointly and severally, represent and warrant to Timeline that the following representations and warranties are true and correct as of the date hereof:

          4.1.          Organization.

                          (a)          Global is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, and has all requisite power and authority to execute and deliver this Agreement and the Ancillary Documents, and to consummate the transactions contemplated hereby and thereby.

                          (b)          The Buyer is a limited liability company duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, and has all requisite power and authority to execute and deliver this Agreement and the Ancillary Documents, and to consummate the transactions contemplated hereby and thereby.

          4.2.          Authorization.

                          (a)          The execution and delivery by Global of this Agreement and the Ancillary Documents, and the consummation by Global of the transactions contemplated by Section 1.1 and Section 1.2 of this Agreement and the agreements referenced therein, have been duly authorized by all necessary corporate action on the part of Global including approval of its directors and, to the extent necessary, its shareholders.  This Agreement and the Ancillary Documents to which Global is contemplated to be a party including, but not limited to, the Global Guaranties, when executed and delivered by Global constitute, or will constitute, the valid and binding obligations of Global, enforceable against it in accordance with their respective terms, except as the same may be limited by bankruptcy, insolvency, moratorium and other laws generally affecting the enforcement of creditors rights, or by principles of equity.

                          (b)          The execution and delivery by the Buyer of this Agreement and the Ancillary Documents, and the consummation by the Buyer of the transactions contemplated by Section 1.1 and Section 1.2 of this Agreement and the agreements referenced therein, have been duly authorized by all necessary corporate action on the part of the Buyer including approval of its sole member and manager.  This Agreement and the Ancillary Documents to which the Buyer is contemplated to be a party including, but not limited to, the Buyer Notes, when executed and delivered by the Buyer constitute, or will constitute, the valid and binding obligations of the Buyer, enforceable against it in accordance with their respective terms, except as the same may be limited by bankruptcy, insolvency, moratorium and other laws generally affecting the enforcement of creditors rights, or by principles of equity.

          4.3.          Noncontravention.

                          (a)          The execution and delivery by Global of this Agreement and the Ancillary Documents and the consummation by it of the transactions contemplated hereby and thereby will not, with or without the giving of notice or the passage of time or both: (a) violate the provisions of any law, rule or regulation applicable to Global; (b) violate the provisions of the charter or bylaws of Global; (c) violate any judgment, decree, order or award of any court, governmental body or arbitrator applicable to Global; or (d) result in the breach of, or constitute a default under, any agreement or instrument to which Global is a party that would materially adversely affect its ability to perform its obligations hereunder.

                          (b)          The execution and delivery by the Buyer of this Agreement and the Ancillary Documents and the consummation by it of the transactions contemplated hereby and thereby will not, with or without the giving of notice or the passage of time or both: (a) violate the provisions of any law, rule or regulation applicable to the Buyer; (b) violate the provisions of the articles of organization or operating agreement of the Buyer; (c) violate any judgment, decree, order or award of any court, governmental body or arbitrator applicable to the Buyer; or (d) result in the breach of, or constitute a default under, any agreement or instrument to which the Buyer is a party that would materially adversely affect its ability to perform its obligations hereunder.

          4.4.          Governmental Consents.

                          (a)          No consent, permit, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any Governmental Entity is required on the part of Global in connection with the execution and delivery of this Agreement or the Ancillary Documents or the consummation of the transactions to be consummated at the Closings, as contemplated by this Agreement and the Ancillary Documents.

                          (b)          No consent, permit, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any Governmental Entity is required on the part of the Buyer in connection with the execution and delivery of this Agreement or the Ancillary Documents or the consummation of the transactions to be consummated at the Closings, as contemplated by this Agreement and the Ancillary Documents.

          4.5.          No Brokers.

                          (a)          Global has not, directly or indirectly, in connection with this Agreement or the transactions this Agreement contemplates (i) employed any broker, finder or agent or (ii) agreed to pay or incurred any obligation to pay any broker’s or finder’s fee, any sales commission or any similar form of compensation.

                          (b)          The Buyer has not, directly or indirectly, in connection with this Agreement or the transactions this Agreement contemplates (i) employed any broker, finder or agent or (ii) agreed to pay or incurred any obligation to pay any broker’s or finder’s fee, any sales commission or any similar form of compensation.

          4.6.          Available Funds:  Buyer and/or Global has sufficient cash on hand or available without restriction under its existing credit facilities to pay the First Acquisition Cash Consideration and the Second Acquisition Cash Consideration, and so far as Global may now foresee, in the future will have sufficient cash on hand or available without restriction for (a) Buyer to pay in full its obligations under the First Acquisition Note and Second Acquisition Note, and (b) Global to satisfy in full its obligations under the Global First Acquisition Guaranty and the Global Second Acquisition Guaranty.

          4.7.          Disclosures.  As of the date hereof, all written information contained in this Agreement, the First Acquisition Ancillary Documents and, as of the date of the Second Closing, the Second Acquisition Ancillary Documents (including schedules and exhibits attached hereto and thereto) and all other certificates and instruments to be delivered pursuant hereto in connection with the First Closing and, as of the date of the Second Closing, the Second Closing are true and correct in all material respects and neither Global nor the Buyer has intentionally included any untrue statement of a material fact or intentionally omitted a material fact necessary in order to make the statements contained herein and therein not misleading in light of the circumstances in which those statements were made.

          4.8          No Knowledge of Certain Conditions.  Except as set forth on Schedule 4.8 attached hereto, neither Buyer nor Global is aware of any condition or event that could or may constitute a breach of any representation or warranty made by Timeline in this Agreement and is not aware of any condition or circumstance that would excuse Buyer or Global from its timely performance of its obligations under this Agreement.  Each of Global and Buyer acknowledges that, except as expressly provided in Articles 2 and 3, Timeline makes no representations or warranties (express, implied, at common law, statutory or otherwise), including but not limited to with respect to the condition and suitability of the business, assets, liabilities, real and personal properties, results of operations, condition (financial or otherwise) and prospects of the Acquired Business.

5.       COVENANTS AND ADDITIONAL AGREEMENTS

          5.1.          Best Efforts.  Each of the Parties shall use its reasonable best efforts to take all actions and to do all things necessary, proper or advisable to consummate the transactions contemplated by this Agreement and to provide for a smooth transition of the Acquired Business to the Buyer.  Specifically, each of Timeline and WorkWise, as appropriate, shall at the request of the Buyer or Global, introduce the Buyer or Global to certain of Timeline’s, WorkWise’s or the UK Subsidiary’s principal customers and employees in order to facilitate discussions between such Persons and the Buyer or Global in regard to the Buyer’s conduct of the Acquired Business following the applicable Closing.  Additionally, each of Timeline and WorkWise shall use its reasonable best efforts to provide for the assignment of all customer contracts at the time of the Second Closing, including the obtaining of any necessary consents prior to such time.  If, at the time of a  Closing, any agreement, permit or certification to be included in the Acquired Assets with respect to such Closing (including without limitation any of the Infinium Maintenance Contracts) is not assignable or transferable as contemplated hereby without violating or breaching such contract (or the terms of such permit or certification) or otherwise causing the loss of significant benefits, or the incurrence of material obligations or liabilities, thereunder (“Non-Transferable Contracts”) and the Buyer, in its sole discretion, waives such assignability or transferability as a condition of the First Closing, the Parties hereto shall use commercially reasonable best efforts  to: (i) cooperate with each other and with other parties to (or granting or administering) such Non-Transferable Contracts and government agencies whose consent or approval is necessary for the assignment or transfer of such Non-Transferable Contracts as required hereunder as soon as possible following the applicable Closing, (ii) cooperate with each other in providing that the obligations under such Non-Transferable Contracts and the benefits thereunder are performed by and provided to, respectively, the Party who would otherwise be obligated to perform such obligations or receive such benefits if such Non-Transferable Contract were assigned or transferred as contemplated hereunder; provided, that, if the benefit of such Non-Transferable Contracts cannot or otherwise is not provided to the Buyer, then the Buyer shall not be required to perform obligations thereunder without being compensated by any other Party receiving such benefits and (iii) after proper approvals or consents have been obtained, or conditions met,  the Parties shall promptly transfer and assign such contracts to the Buyer.  If any Non-Transferable Contract which provides for revenue to the Party which is party thereto (including without limitation the Infinium Maintenance Contracts) cannot be so transferred or assigned within 120 days following the applicable Closing and the Parties cannot provide otherwise for the benefits under such Non-Transferable Contract to accrue to the Buyer in a manner reasonably satisfactory to the Buyer, then (unless the failure of any such Non-Transferable Contract to be transferred or assigned is due to Buyer’s inability to satisfy any financial or other qualifications to such transfer) the Buyer may set off against any subsequent payments under a Buyer Note in an amount equal to the revenue that would be paid to the Buyer pursuant to such Non-Transferable Contract if such Non-Transferable Contract were assigned to the Buyer at the time of the applicable Closing, less a reasonable estimate by the Buyer of the expenses and costs that would be incurred in performing its obligations under such Non-Transferable Contract (including a reasonable amount of allocated and unallocated overhead expenses).

          5.2.          Notices and Consents. Each of the Parties shall use its reasonable best efforts to obtain all such waivers, permits, consents, approvals or other authorizations from third parties, and to effect all such registrations, filings and notices with or to third parties as may be necessary or desirable in connection with the transactions contemplated by this Agreement.

                          (a)          Solicitation Statement.  Without limiting the generality of the foregoing, Timeline shall prepare, with the cooperation of Global, a solicitation statement and related proxy for the solicitation of approval of the shareholders of Timeline of this Agreement and the transactions contemplated hereby, including the transfer of the Second Acquisition Acquired Assets and the Patent License to the extent required under applicable corporate law in the State of Washington and pursuant to Timeline’s Articles of Incorporation (the “Requisite Shareholder Approval”).  Global shall provide such information about Global as Timeline shall reasonably request or as required by the SEC and as necessary for completion of the solicitation statement.  The solicitation statement shall contain the recommendation of the Board of Directors of Timeline that the Timeline shareholders approve this Agreement and the transfer of the Second Acquisition Acquired Assets and other transactions to be consummated at the Second Closing and the conclusion of the Board of Directors that the terms and conditions of this Agreement and such transactions are fair and reasonable to the shareholders of Timeline.  Anything to the contrary contained herein notwithstanding, Timeline shall not include in the solicitation statement any information with respect to Global or its affiliates or associates, the form and content of which information shall not have been approved by Global prior to such inclusion;

                          (b)          Timeline shall have filed, or shall file as soon as practicable following the date hereof, such solicitation statement and proxy with the U.S. Securities and Exchange Commission (the “SEC”) to be distributed to its shareholders for the purpose of recommending and soliciting the Requisite Shareholder Approval;

                          (c)          Timeline shall timely respond to all SEC requests for further information or revisions to the proxy statement in order to have it approved by the SEC for distribution to its shareholders;

                          (d)          Timeline shall keep Global informed as to discussions with, or comments from, the SEC promptly after their occurrence and, upon request, shall deliver to Global any written comments or determinations from the SEC regarding the proxy statement;

                          (e)          Upon approval by the SEC, Timeline shall immediately circulate to its shareholders the proxy statement and supporting information;

                          (f)          Timeline shall regularly keep Global informed as to discussions with shareholders generally and any specific concerns which may arise from any specific shareholders or group(s) of shareholders;

                          (g)          Timeline shall use its reasonable best efforts to respond to shareholder concerns or requests as permitted by applicable law in an effort to obtain Requisite Shareholder Approval as quickly as possible;

                          (h)          If any amendments, supplements or modifications to the proxy statement become necessary during the period prior to the Second Closing, Timeline shall promptly inform Global and shall use its reasonable best efforts to file any such amendments, supplements or modifications promptly; and

                          (i)          Timeline shall inform Global promptly when the Requisite Shareholder Approval is obtained.

          5.3.          Conduct of Business.  During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement (pursuant to either 7.1 or 7.2) or the Second Closing, each of Timeline and WorkWise agrees (except to the extent expressly contemplated by this Agreement or as consented to in writing by the Buyer): (a) to carry on its business in the usual regular and ordinary course in substantially the same manner as heretofore conducted; (b) to pay its debts and Taxes when due subject (i) to good faith disputes over such debts or Taxes; and (ii) to the Buyer’s consent to the filing of material Tax Returns, if applicable; (c) to pay or perform other obligations when due; and (d) to use all reasonable efforts to preserve intact its present business organizations, keep available the services of its present officers and key employees and preserve its relationships with customers, suppliers, distributors, licensors, licensees, and others having business dealings with it, to the end that its goodwill and ongoing businesses shall be unimpaired at the Second Closing.  Each of Timeline and WorkWise agrees to promptly notify the Buyer of any material event or occurrence not in the ordinary course of Timeline’s, WorkWise’s or, prior to the First Closing, the UK Subsidiary’s business, and of any event which could reasonably be expected to have a Second Acquisition Material Adverse Change or, prior to the First Closing, a First Acquisition Material Adverse Change.  Without limiting the foregoing, except as expressly contemplated by this Agreement, neither Timeline nor WorkWise shall do, cause or permit any of the following, without the prior written consent of the Buyer, which shall not be unreasonably withheld, delayed or conditioned:

                          (a)          Charter Documents.  Cause or permit any amendments to its Articles of Incorporation or Bylaws;

                          (b)          Intellectual Property.  Transfer to any person or entity any rights to its Intellectual Property other than in the ordinary course of business consistent with past practice (which ordinary course of business includes entering into Non-Relevant Patent Transactions);

                          (c)          Exclusive Rights.  Enter into or amend any agreements pursuant to which any other party is granted exclusive marketing or other exclusive rights of any type or scope with respect to any of the Patents, Software-Related Rights or Intellectual Property;

                          (d)          Dispositions.  Sell, lease, license or otherwise dispose of or encumber any of its properties or assets that are material, individually or in the aggregate, to its business, taken as a whole;

                          (e)          Agreements.  Enter into, terminate or amend, in a manner that will adversely affect the Acquired Business or Acquired Assets, (i) any agreement involving the obligation to pay or the right to receive $2,500 or more, (ii) any agreement relating to the license, transfer or other disposition or acquisition of Software-Related Rights or other Intellectual Property rights or rights to market or sell products or services in the Acquired Business (but not including any Non-Relevant Patent Transactions, which shall not require Global’s consent)or (iii) any other agreement material to the business or prospects of Timeline or WorkWise that is or would be a part of the Acquired Business;

                          (f)          Insurance.  Materially reduce the amount of any material insurance coverage provided by existing insurance policies providing coverage for the Acquired Assets, the Acquired Business or with respect to the UK Employees or Key Employees;

                          (g)          Termination or Waiver.  Terminate or waive any right of substantial value relating to or constituting Acquired Assets or the Acquired Business, other than in the ordinary course of business;

                          (h)          Employee Benefit Plans; New Hires; Pay Increases.  Amend any Employee Plan relating to the UK Employees or Key US Employees or adopt any plan that would constitute a Employee Plan relating to the UK Employees or Key US Employees, or increase the benefits, salaries or wage rates of any UK Employees;

                          (i)          Lawsuits.  Commence a lawsuit relating to the Acquired Business or the Acquired Assets other than (i) for the routine collection of bills, (ii) in such cases where Timeline or WorkWise, as applicable, in good faith determines that failure to commence suit would result in the material impairment of a valuable aspect of Timeline’s or WorkWise’s business, provided that it consults with the Buyer prior to the filing of such a suit or (iii) for a breach of this Agreement, or (iv) with respect to Timeline’s patents;

                          (j)          Acquisitions.  Acquire or agree to acquire by merging with, or by purchasing a substantial portion of the stock or assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire or agree to acquire any assets that are material individually or in the aggregate, to its business, taken as a whole;

                          (k)          Taxes.  Other than in the ordinary course of business, make or change any material election in respect of Taxes, adopt or change any accounting method in respect of Taxes, file any material tax Return or any amendment to a material tax Return, enter into any closing agreement, settle any material claim or assessment in respect of Taxes, or consent to any extension or waiver of the limitation period applicable to any material claim or assessment in respect of Taxes;

                          (l)          Revaluation.  Revalue any of its assets, including writing down the value of inventory or writing off notes or accounts receivable other than in the ordinary course of business or as required by changes in generally accepted accounting principles; or

                          (m)          Other.  Take or agree in writing or otherwise to take, any of the actions described in Sections 5.3(a) through (m) above, or any action that would cause a material breach of its representations or warranties contained in this Agreement or prevent it from materially performing or cause it not to materially perform its covenants hereunder.

          5.4.          Proprietary Information.  From and after the Closing, each of the Parties shall hold in confidence all knowledge, information and documents of a confidential nature or not generally known to the public with respect to the other Parties and the business of each Party.  No Party shall disclose or make use of the same (except for accounting and tax purposes) without the written consent of the other Parties, except to the extent that (a) such knowledge, information or documents shall have become public knowledge other than through a breach of this Agreement by a Party or (b) a Party is required to disclose such knowledge, information or documents of a confidential nature pursuant to law or order of court; provided, that such Party shall provide the other Party as much notice as possible of such requirement and shall make reasonable efforts to protect the confidentiality of the information so disclosed.  Each Party agrees that the remedy at law for any breach of this Section 5.3 would be inadequate and that the other Party shall be entitled to injunctive relief in addition to any other remedy it may have upon breach of any provision of this Section 5.3.

          5.5.          Use of Name. Following the Second Closing, Timeline will not use the name “Timeline” or any of the other names, trademarks, trade names or other intellectual property being transferred hereunder (other than “Timeline, Inc.” and “TMLN” which it will not use in the business of designing, producing, marketing, selling, licensing, distributing, installing or maintaining software) and will cooperate with the Buyer to assign such rights as a matter of applicable record to the Buyer or Global, as requested by the Buyer or Global from time to time.

          5.6.          Non-Competition and Non-Solicitation Agreements.

                          (a)          First Closing Noncompetition Agreement.

                    (i)          In consideration of $10,000 per month of the anticipated duration of the First Closing Non-Compete Period, which amount is included in the consideration paid to Timeline as part of the First Closing Cash Consideration (which amount, for tax and accounting purposes, shall be allocated in equal monthly allocations over the First Closing Non-Compete Period) each of Timeline and WorkWise hereby agrees on its behalf that, for the period commencing as of the First Closing and ending on the date on the earlier of the date on which the Second Closing occurs or is terminated (the “First Closing Non-Compete Period”), each of Timeline and WorkWise shall not, directly or indirectly or through others:

                    (A)          participate in, manage or administer, provide consulting services to, or, except in connection with any Non-Relevant Patent Transactions, have an ownership interest in or financial relationship with, any business or enterprise directly or indirectly engaged anywhere in United Kingdom, Europe, Africa and the Middle East with respect to the Acquired Analyst Business, or

                    (B)          recruit or otherwise solicit or induce any Person who is or becomes an employee or consultant of the Buyer, the UK Subsidiary and/or Global to terminate his or her employment with, or otherwise cease his or her relationship with, the Buyer, the UK Subsidiary and/or Global.

                    (ii)          The foregoing notwithstanding, during the First Closing Non-Competition Period, each of Timeline and WorkWise may continue conducting business with its existing customers as set forth on Schedule 1.2(a)(iii) attached hereto anywhere in the world.

                          (b)          Second Closing Non-Competition Agreement.   In consideration of  $10,000 per month for the duration of the Second Closing Non-Compete Period which is included in the consideration paid to Timeline as part of the Second Closing Cash Consideration (which amount, for tax and accounting purposes, shall be allocated in equal monthly allocations over the Second Closing Non-Compete Period), each of Timeline and WorkWise hereby agrees on its behalf and on behalf of its officers and directors that, for the period commencing as of the Second Closing and ending on the date which is four years from the date of the Second Closing (the “Second Closing Non-Compete Period” and each of the First Closing Non-Compete Period and the Second Closing Non-Compete Period, a “Non-Compete Period”), each of Timeline and WorkWise shall not, directly or indirectly or through others:

                    (i)          participate in, manage or administer, provide consulting services to, or, except in connection with any Non-Relevant Patent Transactions, have an ownership interest in or financial relationship with, any business or enterprise directly or indirectly engaged anywhere in the Noncompetition Area in the Acquired Business as it is conducted as of the First Closing Date, or

                    (ii)         recruit or otherwise solicit or induce any Person who is or becomes an employee or consultant of the Buyer, the UK Subsidiary and/or Global to terminate his or her employment with, or otherwise cease his or her relationship with, the Buyer, the UK Subsidiary and/or Global.

                           (c)           Each of Timeline and WorkWise hereby acknowledges and agrees that the restrictions on its activities contained in this Section 5.6 are necessary for the reasonable protection of the Buyer and Global and are a material inducement to them entering into this Agreement.  For the reasonable protection of Global’s and the Buyer’s legitimate business interest in the assets purchased or licenses under this Agreement and which it has otherwise developed, the Parties agree that “Noncompetition Area” shall mean (i) the entire world; (ii) United Kingdom, Europe, Africa and the Middle East; (iii) each country or other jurisdiction in which Timeline, WorkWise or the UK Subsidiary conducted the Acquired Business at any point during the 12 months prior to the Second Closing; (iv) the United Kingdom and the United States of America; (v) the United Kingdom and each state in which Timeline, WorkWise or the UK Subsidiary conducted the Acquired Business at any point during the 12 months prior to the Second Closing; (vi) the United Kingdom and the States of Washington, Oregon, California, New York, Texas, Virginia, North Carolina and South Carolina; (vii) the States of Washington, Virginia, North Carolina and South Carolina; (viii) the State of Washington; and (ix) anywhere within a 100-mile radius of the current principal offices of Timeline.  If a court of competent jurisdiction determines that the Noncompetition Area described above in subparagraph (i) is too restrictive, then the Parties agree that the Noncompetition Area shall be the area specified in subparagraph (ii).  If a court of competent jurisdiction determines that the Noncompetition Area as set forth in subparagraphs (i) and (ii) above are too restrictive, then the Parties agree the Noncompetition Area shall be reduced to the area specified in each of the following subsections and in the following order until the court determines an acceptable geographic area: subparagraphs (iii), (iv), (v) or (vi).  If the court determines that all of the areas mentioned above are too restrictive, then the Parties agree that the court may reduce or limit the area to enable the intent of this Section to be enforced in the largest acceptable area.

                          (d)          Timeline further acknowledges that a breach of any such provisions would cause irreparable harm to the Buyer and Global for which there is no adequate remedy at law.  Each of Timeline and WorkWise agrees that in the event of any breach of any provision contained in this Section 5.6, Global or the Buyer shall have the right, in addition to any other rights or remedies it may have, (a) to a temporary, preliminary or permanent injunction or injunctions and temporary restraining order or orders to prevent breaches of such provisions and to specifically enforce the terms and provisions thereof without having to post bond or other security and without having to prove special damages or the inadequacy of the available remedies at law, and (b) to require Timeline to account for and pay over to Global all compensation, profits, monies, accruals, increments or other benefits derived or received by it as a result of any transaction constituting as breach of any of the provisions of this Section 5.6 (the “Benefits”) and each of Timeline and WorkWise agrees to account for and pay over to Global any such Benefits.  The Parties acknowledge that (a) the time, scope, geographic area and other provisions contained in this Section 5.6 are reasonable and necessary to protect the goodwill and business of the Buyer and Global and (b) the customers of Global may be serviced from any location and accordingly it is reasonable that the covenants set forth herein are not limited by narrow geographic area.  If any covenant contained in this Section 5.6 is held to be unenforceable by reason of the time, scope or geographic area covered thereby, such covenant shall be interpreted to extend to the maximum time, scope or geographic area for which it may be enforced as determined by a court making such determination, and such covenant shall only apply in its reduced form to the operation of such covenant in the particular jurisdiction in which such adjudication is made.

          5.7.          Royalty Payments.  If at any time following the Second Closing, Timeline requests that Buyer and/or any of the Key Employees assist Timeline with respect to the prosecution of any infringement claim regarding the Patents, then the Buyer, the UK Employees, the Key US Employees and/or employees hired by the Buyer or Global pursuant to Section 5.10 (collectively, all such employees, the “Key Employees”) shall render such assistance and Timeline will pay to the Buyer, within thirty (30) days following the final determination or settlement with respect to such infringement claim, an amount equal to three percent (3%) of all amounts received by Timeline as a result of such infringement claim, including three percent (3%) of ongoing payments arising out of a settlement, license or similar agreement promptly upon receipt thereof (the “Royalty Payments”).  Notwithstanding the foregoing, in the event that any Key Employee is subpoenaed or otherwise called as a witness in any litigation, arbitration or proceeding regarding the Patents, such Key Employee’s appearance and testimony as a result of being so subpoenaed or called as a witness  shall not be considered to be assistance hereunder and Timeline shall have no obligation to pay Buyer any amounts hereunder for any Royalty Payments therefor.

          5.8.          Contingent Service and Support.  In the event the Requisite Shareholder Approval is not obtained and the Second Closing is terminated or otherwise does not occur, Timeline and WorkWise shall provide: (i) Global and its employees, agents and representatives with the equivalent of eight (8) man-hour weeks (each man-hour week consisting of 40 hours) of technical training over a four (4) month period, at no additional cost to the Buyer or Global, (ii) Global with service packs and releases for a period of at least eighteen (18) months, at no additional cost to the Buyer or Global, (iii) after such eighteen (18) month period, Global with service packs and releases at Timeline’s or WorkWise’s, as applicable, standard maintenance rate charged to other customers of Timeline or WorkWise, as applicable and (iv) provide Global with a right of first refusal to enter into an outsourcing arrangement with Timeline and WorkWise to market, sell or service their customers, prior to accepting any third party offer to effectuate a similar outsourcing arrangement, provided however that the terms of any outsourcing arrangement shall be on terms acceptable to Timeline, including as to price and quality of service, as determined by Timeline in its reasonable sole discretion.  Notwithstanding the foregoing, Timeline’s and WorkWise’s obligations pursuant to clauses (ii) and (iii) of the foregoing sentence shall terminate in the event Timeline is acquired by a third party or sells all or substantially all of its assets.

          5.9.          Right to Hire Two Employees.   Global or the Buyer may solicit, discuss employment with and hire up to two (2) employees of its choosing from Timeline or WorkWise after the date hereof, exclusive of the Key US Employees to be hired in connection with the Second Closing.  Each of Timeline and WorkWise will waive any non-competition or non-solicitation provisions in agreements with Global, the Buyer or the employees with which Global or the Buyer is discussing employment which would otherwise prohibit Global, the Buyer or such employees from discussing such employment or entering into employment with, and performing services for, Global or the Buyer, which are the same or substantially similar to those previously performed for Timeline or WorkWise, as applicable.  The Parties will cooperate in connection with transitioning any such employees to the employ of Global or the Buyer as contemplated hereby, provided that Global and Buyer agree and acknowledge that for a period of up to 60 days following Closing such employees shall be permitted to provide certain continuing training and other obligations to customers of Timeline, as reasonable requested by Timeline.

          5.10.          Exclusivity.  From June 25, 2005 through the earlier of: (i) the Second Closing Date or (ii) the termination of this Agreement pursuant to Section 7.1 or 7.2, neither Timeline nor WorkWise shall: (A) directly or indirectly through any other party engage in any negotiations with or provide any information to any other Person with respect to an acquisition or license transaction involving Timeline, WorkWise, the UK Subsidiary or any substantial portion of their assets (collectively or each individually), except to the extent legally required for the discharge by each of their respective board of directors of its fiduciary duties as advised in writing by legal counsel, (B) directly or indirectly through any other party solicit any proposal relating to the acquisition of, or other major transaction involving Timeline, WorkWise or the UK Subsidiary or any substantial portion of their assets (collectively or each individually) or (C) sell, transfer, assign, license or otherwise dispose of any assets that would constitute a part of the Acquired Assets or the rights licensed under the Source Code License, or the Patent License if the Closings contemplated hereunder were consummated, other than the sale or license of products in the ordinary course of business (including any Non-Relevant Patent Transactions).  Timeline and WorkWise shall promptly notify Global upon receipt of any unsolicited offer to engage in any of the foregoing or to discuss the possibility of any transaction or transactions which would be prohibited by the foregoing sentence if engaged in by Timeline or WorkWise.

          5.11.          Waiver of Dividends.  Timeline hereby, on behalf of itself, its successors and assigns, waives any and all rights it may have to any past or present dividends from the UK Subsidiary, whether or not accrued, declared or payable now or in the future, and Timeline represents and warrants that, except for the obligation to transfer the Shares to the Buyer pursuant hereto, it has not transferred or assigned any interest in any such dividends.

6.       CONDITIONS TO CLOSINGS

          6.1.          Conditions to the First Closing.

                          (a)          Conditions to Obligations of the Buyer and Global.  The obligation of the Buyer and Global to consummate the transactions contemplated by Section 1.1 of this Agreement is subject to the satisfaction or waiver of the following conditions on or before the First Closing:

                    (i)          Timeline shall have performed or complied with its agreements and covenants required to be performed or complied with under this Agreement as of or prior to the First Closing and shall deliver a certificate of its President to that effect;

                    (ii)         The representations and warranties of Timeline in Section 2 of this Agreement shall be (A) true and correct in all respects, with respect to any representation and warranty qualified by materiality, and (B) true and correct in all material respects with respect to any other representation and warranty, on and as of the date of this Agreement and on and as of the First Closing as though such representations and warranties were made on and as of such time (except for such representations and warranties that speak specifically as of the date hereof or as of another date, which shall be true and correct as of such date) and Timeline shall deliver a certificate of its President to that effect;

(iii) There shall have been no First Acquisition Material Adverse Change occurring, discovered or disclosed to the Buyer following the date hereof;

                    (iv)        The Parties shall have obtained all of the waivers, permits, consents, approvals or other authorizations, and effected all of the registrations, filings and notices necessary or appropriate to consummate the transactions to occur at the First Closing in form and substance reasonably satisfactory to the Buyer;

(v) Timeline shall have executed and delivered the First Closing Ancillary Documents to which it is contemplated to be a party;

(vi) Timeline shall have delivered to the Buyer a certificate, as of the most recent practicable date, as to the corporate good standing of Timeline in Washington;

                    (vii)       Timeline shall have delivered to the Buyer resolutions of its Board of Directors authorizing and approving all matters in connection with this Agreement, the Ancillary Documents and the transactions contemplated hereby and thereby, certified by the Secretary or an Assistant Secretary of Timeline as of the First Closing Date;

(viii) Legal counsel to Timeline shall have executed and delivered to the Buyer the First Closing Legal Opinion;

(ix) The UK Subsidiary shall have validly assigned, and Timeline shall have validly assumed, all Excluded UK Subsidiary Liabilities;

(x) The UK Landlord shall have consented, to the extent necessary to maintain the UK Lease in full force and effect without default or violation, to the purchase by the Buyer of the Shares;

                    (xi)        Timeline shall have delivered to the Buyer such consents and waivers as the Buyer reasonably considers necessary to enable the Shares to be transferred to the Buyer and the Buyer to be registered as a member of the UK Subsidiary in accordance with this Agreement, for the purposes of the articles of association of the UK Subsidiary and any other applicable agreements or instruments; and

(xii) Timeline shall have delivered to the Buyer the other documents, instruments and certificates to be delivered by it pursuant to Section 1.1(f).

                          (b)          Conditions to Obligations of Timeline.  The obligation of Timeline to consummate the transactions contemplated by Section 1.1 of this Agreement is subject to the satisfaction or waiver of the following additional conditions:

(i) The Buyer shall have performed or complied with the agreements and covenants required to be performed or complied with by it under this Agreement as of or prior to the First Closing;

                    (ii)         The representations and warranties of Global and the Buyer in Section 4 of this Agreement shall be (A) true and correct in all respects, with respect to any representation and warranty qualified by materiality, and (B) true and correct in all material respects with respect to any other representation and warranty, on and as of the date of this Agreement and on and as of the First Closing as though such representations and warranties were made on and as of such time (except for such representations and warranties that speak specifically as of the date hereof or as of another date, which shall be true and correct as of such date) and each of Global and the Buyer shall deliver a certificate of its respective President to that effect;

                    (iii)        The Parties shall have obtained all of the waivers, permits, consents, approvals or other authorizations, and effected all of the registrations, filings and notices necessary or appropriate to consummate the transactions to occur at the First Closing in form and substance reasonably satisfactory to Timeline;

                    (iv)        All corporate and other proceedings required to be taken on the part of Global and the Buyer to authorize and approve this Agreement, the First Closing Ancillary Documents and the transactions contemplated hereby or thereby shall have been taken;

(v) Each of Global and the Buyer shall have executed and delivered the First Closing Ancillary Documents to which it is contemplated to be a party;

                    (vi)        Each of Global and the Buyer shall have delivered to Timeline a certificate, as of the most recent practicable date, as to the corporate good standing of Global and the Buyer, as applicable, in the appropriate jurisdictions;

                    (vii)       Global shall have delivered to Timeline resolutions of the Board of Directors of Global authorizing and approving all matters in connection with this Agreement, the Ancillary Documents and the transactions contemplated hereby and thereby, certified by the Secretary or an Assistant Secretary of Global as of the First Closing Date; and

                    (viii)      The Buyer shall have delivered to Timeline resolutions of the Manager(s) of the Buyer authorizing and approving all matters in connection with this Agreement, the Ancillary Documents and the transactions contemplated hereby and thereby, certified by the Secretary or an Assistant Secretary of the Buyer as of the First Closing Date.

          6.2.          Conditions to the Second Closing.

                          (a)          Conditions to Obligations of the Buyer and Global.  The obligation of the Buyer and Global to consummate the transactions contemplated by Section 1.2 of this Agreement is subject to the satisfaction or waiver of the following conditions on or before the Second Closing:

(i) The First Closing shall have occurred;

                    (ii)         Each of Timeline and WorkWise shall have performed or complied with its agreements and covenants required to be performed or complied with under this Agreement as of or prior to the Second Closing and each shall deliver a certificate of its respective President to that effect;

                    (iii)        The representations and warranties of Timeline and WorkWise in Section 3 of this Agreement shall be (A) true and correct in all respects, with respect to any representation and warranty qualified by materiality, and (B) true and correct in all material respects with respect to any other representation and warranty, on and as of the date of this Agreement and on and as of the Second Closing as though such representations and warranties were made on and as of such time (except for such representations and warranties that speak specifically as of the date hereof or as of another date, which shall be true and correct as of such date) and each of Timeline and WorkWise shall deliver a certificate of its President to that effect;

(iv) There shall have been no Second Acquisition Material Adverse Change occurring, discovered or disclosed to the Buyer after the date of the First Closing;

                    (v)         The Parties shall have obtained all of the waivers, permits, consents, approvals or other authorizations, and effected all of the registrations, filings and notices, including the approval of Timeline’s stockholders, necessary or appropriate to consummate the transactions to occur at the Second Closing in form and substance reasonably satisfactory to the Buyer;

(vi) Each of Timeline and WorkWise shall have executed and delivered the Second Closing Ancillary Documents to which it is contemplated to be a party;

                    (vii)       Each of Timeline and WorkWise shall have delivered to the Buyer a certificate, as of the most recent practicable date, as to the corporate good standing of Timeline and WorkWise, as applicable, in the appropriate jurisdictions;

                    (viii)      Timeline shall have delivered to the Buyer resolutions of its Board of Directors and resolutions of its shareholders authorizing and approving all matters in connection with this Agreement, the Ancillary Documents and the transactions contemplated hereby and thereby, certified by the Secretary or an Assistant Secretary of Timeline as of the Second Closing Date;

                    (ix)        WorkWise shall have delivered to the Buyer resolutions of its Board of Directors and its sole stockholder authorizing and approving all matters in connection with this Agreement, the Second Acquisition Ancillary Documents and the transactions contemplated hereby and thereby, certified by the Secretary or an Assistant Secretary of the UK Subsidiary as of the Second Closing Date;

(x) Legal counsel to Timeline shall have executed and delivered to the Buyer the Second Closing Legal Opinion;

(xi) The Key US Employees shall have executed and delivered to the Buyer or Global their Key US Employee Offer Letters.

                          (b)          Conditions to Obligations of Timeline.  The obligation of Timeline to consummate the transactions contemplated by Section 1.2 of this Agreement is subject to the satisfaction or waiver of the following additional conditions:

                                    (i)          The First Closing shall have occurred.

                                    (ii)         The Buyer shall have performed or complied with the agreements and covenants required to be performed or complied with by it under this Agreement as of or prior to the Second Closing;

                                    (iii)        The representations and warranties of Global and the Buyer in Section 4 of this Agreement shall be (A) true and correct in all respects, with respect to any representation and warranty qualified by materiality, and (B) true and correct in all material respects with respect to any other representation and warranty, on and as of the date of this Agreement and on and as of the Second Closing as though such representations and warranties were made on and as of such time (except for such representations and warranties that speak specifically as of the date hereof or as of another date, which shall be true and correct as of such date) and each of Global and the Buyer shall deliver a certificate of its respective President to that effect;

                                    (iv)         The Parties shall have obtained all of the waivers, permits, consents, approvals or other authorizations, and effected all of the registrations, filings and notices necessary or appropriate to consummate the transactions to occur at the Second Closing in form and substance reasonably satisfactory to Timeline;

                                    (v)          All corporate and other proceedings required to be taken on the part of Global and the Buyer to authorize and approve this Agreement, the Second Closing Ancillary Documents and the transactions contemplated hereby or thereby shall have been taken;

                                    (vi)         Each of Global and the Buyer shall have executed and delivered the Second Closing Ancillary Documents to which it is contemplated to be a party;

                                    (vii)        Each of Global and the Buyer shall have delivered to Timeline a certificate, as of the most recent practicable date, as to the corporate good standing of Global and the Buyer, as applicable, in the appropriate jurisdictions;

                                    (viii)       Global shall have delivered to Timeline resolutions of the Board of Directors of Global authorizing and approving all matters in connection with this Agreement, the Ancillary Documents and the transactions contemplated hereby and thereby, certified by the Secretary or an Assistant Secretary of Global as of the Second Closing Date; and

                                    (ix)         The Buyer shall have delivered to Timeline resolutions of the Manager(s) of the Buyer authorizing and approving all matters in connection with this Agreement, the Ancillary Documents and the transactions contemplated hereby and thereby, certified by the Secretary or an Assistant Secretary of the Buyer as of the Second Closing Date.

7.       TERMINATION; WAIVER; CANCELLATION FEE

          7.1.          Prior to the First Closing.

                          (a)          Termination.  This Agreement may be terminated at any time prior to the First Closing (with respect to Section 7.1(a)(ii) through (iv) by written notice by the Timeline or Global, whichever is the Party terminating, to the other):

(i) by the mutual written consent of Timeline and Global;

                    (ii)         by either Timeline or Global if the First Closing shall not have occurred by July 15, 2005; provided, however, that the right to terminate this Agreement under this clause (ii)  shall not be available to any Party whose failure to fulfill any obligation under this Agreement has been the cause of or resulted in the failure of the First Closing to occur on or before such date;

                    (iii)        by either Timeline or Global if a court of competent jurisdiction or other Governmental Entity shall have issued a nonappealable final order, decree or ruling or taken any other action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting any of the transactions to be consummated at the First Closing, unless the Party relying on such order, decree or ruling or other action has not complied in all material respects with its obligations under this Agreement; or

                    (iv)        by Timeline or Global, if there has been a breach of any representation, warranty, covenant or agreement on the part of the other Party set forth in this Agreement, which breach (i) causes the conditions set forth in Section 6.1(a) (in the case of termination by Global) or Section 6.1(b) (in the case of termination by Timeline) not to be satisfied and (ii) shall not have been cured within ten (10) business days following receipt by the breaching Party of written notice of such breach from the other Party.

                          (b)          Effect of Termination.  In the event of termination of this Agreement as provided in Section 7.1(a),  except as provided in Section 7.3 hereof, there shall be no liability or obligation on the part of the Parties or their respective officers, directors, or stockholders, except to the extent that such termination results from the willful breach by a Party of any of its representations, warranties or covenants set forth in this Agreement; provided, however, that the provisions of Sections 5.4 and Section 9 shall remain in full force and effect and survive any termination of this Agreement.

          7.2.          Prior to the Second Closing.

                          (a)          Termination.  The “Second Closing Provisions” (as defined below) of this Agreement may be terminated at any time prior to the Second Closing (with respect to Section 7.1(b)(ii) through (iv) by written notice by Timeline or Global, whichever is the Party terminating, to the other):

(i) by the mutual written consent of Timeline and Global;

                    (ii)         by either Timeline or Global if the Second Closing shall not have occurred by August 31, 2005; provided, however, that if Timeline has exercised the Timeline Second Closing Extension Option, then the Second Closing Provisions may be terminated by either Timeline or Global if the Second Closing shall not have occurred by September 30, 2005; and provided further the right to terminate the Second Closing Provisions of this Agreement under this clause (ii)  shall not be available to any Party whose failure to fulfill any obligation under this Agreement has been the cause of or resulted in the failure of the Second Closing to occur on or before such date;

                    (iii)        by either Timeline or Global if a court of competent jurisdiction or other Governmental Entity shall have issued a nonappealable final order, decree or ruling or taken any other action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting any of the transactions to be consummated at the Second Closing, unless the Party relying on such order, decree or ruling or other action has not complied in all material respects with its obligations under this Agreement; or

                    (iv)        by Timeline or Global, if there has been a breach of any representation, warranty, covenant or agreement on the part of the other Party set forth in this Agreement, which breach (i) causes the conditions set forth in Section 6.2(a) (in the case of termination by Global) or Section 6.2(b) (in the case of termination by Timeline) not to be satisfied and (ii) shall not have been cured within ten (10) business days following receipt by the breaching Party of written notice of such breach from the other Party.

                          (b)          Effect of Termination.  In the event of termination of the Second Closing Provisions of this Agreement as provided in Section 7.2(a), except as provided in Section 7.3 hereof, there shall be no liability or obligation on the part of the Parties or their respective officers, directors, or stockholders with respect to Section 1.2, Section 5.1 to the extent such section pertains to cooperation with respect to Acquired Assets or

Acquired Business other than the First Acquisition Acquired Assets and the Analyst Acquired Business, Section 5.2, Section 5.3, Section 5.5, Section 5.6(b), Section 5.8 or Section 6.2 (collectively, the “Second Closing Provisions”), except to the extent that such termination results from the willful breach by a Party of any of its representations, warranties or covenants set forth in this Agreement.

          7.3.          Fee Upon Termination.

                          (a)          In addition, in the event of: (i) a breach by Timeline or WorkWise of Section 5.10, (ii) the failure of Timeline or WorkWise to diligently proceed in good faith with the consummation of the Closings or (iii) a termination by Global or the Buyer of this Agreement pursuant to a material breach of this Agreement by Timeline or WorkWise, then Timeline will pay to Global an amount equal to: (x) all amounts outstanding under that Secured Promissory Note issued by Timeline to Global and dated as of June 1, 2005 (the “Bridge Loan”), (y) reasonable attorneys’ fees, accountants’ fees and appraisers’ fees incurred by Global or the Buyer in connection with the due diligence, negotiation and documentation of the Bridge Loan, this Agreement, the Ancillary Documents and the transactions contemplated by this Agreement and the Ancillary Documents and the non-binding letters of intent dated as of May 6, 2005 and June 27, 2005 related to such transactions and (z) $200,000 in consideration of other resources and lost opportunities on the part of Global and the Buyer.

                          (b)          In the event of: (i) the failure of Global or the Buyer to diligently proceed in good faith with the consummation of the First Closing (other than a failure to so proceed by Global or the Buyer following a Material Adverse Change or disclosure thereof since the Current Balance Sheet Date), (ii)  the failure of Global or the Buyer to diligently proceed in good faith with the consummation of the Second Closing subsequent to the First Closing (other than a failure to so proceed by Global or the Buyer following a Material Adverse Change or disclosure thereof since the Current Balance Sheet Date), or (iii) a termination by Timeline of this Agreement (or of the Second Closing Provisions) pursuant to a material breach of this Agreement by Global or the Buyer, then Global will pay to Timeline an amount equal to: (y) reasonable attorneys’ fees, accountants’ fees and appraisers’ fees incurred by Timeline in connection with the due diligence, negotiation and documentation of the Bridge Loan, this Agreement, the Ancillary Documents and the transactions contemplated by this Agreement and the Ancillary Documents and the non-binding letters of intent dated as of May 6, 2005 and June 27, 2005 related to such transactions and (z) $200,000 in consideration of other resources and lost opportunities on the part of Timeline, WorkWise and the UK Subsidiary.

                          (c)          The Parties agree that the fees upon termination set forth above are reasonable consideration for the mutual agreement to enter into this Agreement (and the letters of intent preceding this Agreement) and to incur the time and expense of further investigation and negotiation of the transactions contemplated hereby and by the Ancillary Documents.

          7.4.          Extension; Waiver.  At any time prior to a Closing, the Parties hereto, by action taken or authorized by their respective Boards of Directors (or, in the case of the Buyer, its Manager), may, to the extent legally allowed: (i) extend the time for the performance of any of the obligations or other acts of the other Parties hereto related to such Closing; (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto in connection with such Closing; and (iii) waive compliance with any of the agreements or conditions contained herein with respect to such Closing.  Any agreement on the part of a Party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such Party.

8.       INDEMNIFICATION; RIGHT OF SETOFF

          8.1.          Indemnification by Timeline.  Subject to the terms, conditions and limitations set forth in this Section 8, Timeline and WorkWise shall indemnify, hold harmless and defend the Buyer, Global and their respective officers, members, managers, employees and agents (each, a “Buyer Indemnified Party”) from and against any and all claims, loss, liability, damages, costs or expense (including reasonable attorneys’ and accountants’ fees, costs and expenses) of any kind or nature whatsoever, excluding any incidental, consequential or punitive damages of the Buyer, Global or the applicable Buyer Indemnified Party (“Buyer Damages”) relating to or arising out of:  (a) any Excluded Assets or Excluded UK Subsidiary Liabilities, including Timeline’s failure to pay or satisfy any Excluded UK Subsidiary Liabilities; (b) any liabilities or obligations of Timeline or WorkWise other than Assumed Liabilities; (c) the breach of a representation and warranty of Timeline or WorkWise contained herein or in any Ancillary Document; (d) the breach of any covenant or agreement of Timeline or WorkWise contained herein or in any Ancillary Document;  and (e) the failure of Timeline to pay any Royalty Payment when due.

          8.2.          Indemnification by the Buyer. Subject to the terms, conditions and limitations set forth in this Section 8, the Buyer and its successors and assigns, shall indemnify, hold harmless and defend Timeline and its officers, directors, stockholders, employees and agents (each, a “Timeline Indemnified Party”), from and against any and all claims, loss, liability, damages, costs or expense (including reasonable attorneys’ and accountants’ fees, costs and expenses) of any kind or nature whatsoever, excluding any incidental, consequential or punitive damages of Timeline, WorkWise or the applicable Timeline Indemnified Party (“Timeline Damages,” and Buyer Damages and Timeline Damages, as applicable, are referred to herein as “Damages”) relating to or arising out of: (a) any Assumed Liabilities, including the Buyer’s failure to pay or satisfy any such Assumed Liability; (b) the failure by Buyer to pay any payments when due under the Buyer Notes, (c) the breach of a representation and warranty of the Buyer or Global contained herein or in any Ancillary Document; (d) the breach of any covenant or agreement of the Buyer or Global contained herein or in any Ancillary Document; and (e) ownership and operation of the Acquired Business following Closing.

          8.3.          Notice and Payment of Claims.

                          (a)          Notice and Payment of Claims.  A Buyer Indemnified Party or a Timeline Indemnified Party seeking to avail itself of the provisions of this Section 8 (an “Indemnified Party”) shall provide notice of any claim for indemnification hereunder setting forth in reasonable detail the basis for such claim to Timeline or the Buyer, as applicable (the “Indemnifying Party”), promptly after becoming aware of, and shall provide to the Indemnifying Party as soon as practicable thereafter all information and documentation necessary to support and verify, any Damages that the Indemnified Party shall have determined have given rise to, or could reasonably be expected to give rise to, a claim for indemnification hereunder; provided, however, that the right of the Indemnified Party to indemnification shall be reduced in the event of its failure to give timely notice only to the extent the Indemnifying Party is prejudiced thereby.  The Indemnifying Party shall be given reasonable access to all books and records in the possession or under the control of the Indemnified Party which the Indemnifying Party reasonably determines to be related to such claim.  The Indemnified Party will reasonably cooperate with the Indemnifying Party in its investigation and response to any third party claim.  With respect to any third-party claim, the Indemnifying Party may assume the defense thereof with counsel of its choosing, upon the delivery to the Indemnified Party of written notice of its election so to do.  After notice from the Indemnifying Party to the Indemnified Party of its election to assume the defense of any third-party proceeding and retention of counsel by the Indemnifying Party, the Indemnifying Party will not be liable to the Indemnified Party for any fees or disbursements of legal counsel subsequently incurred by the Indemnified Party in connection therewith.  The Indemnified Party shall have the right to employ its own counsel in any such third-party proceeding, but all expenses related thereto incurred after notice from the Indemnifying Party of its assumption of the defense shall be at the Indemnified Party’s sole expense.  The Indemnified Party shall not consent to the entry of any judgment or enter into any settlement with respect to a third party claim without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld or delayed.  The Indemnifying Party may consent to a settlement or other disposition of all or any part of any third-party claim which the Indemnifying Party is defending without first obtaining the written consent of the Indemnified Party, provided that such settlement or other disposition would not impose any penalty or limitation on the Indemnified Party.

                          (b)          Payment into Escrow.  In the event that the Buyer or Global has made a claim for indemnification under this Section 8 as an Indemnified Party that has not been finally resolved, then, to the extent that any payments under the Buyer Notes or the Global Guaranty are outstanding and payable, the Buyer or Global may, at its option, rather than making such payments under the Buyer Notes or the Global Guaranty, pay any amounts so payable, up to the maximum amount of the Buyer’s or Global’s good faith claim for Damages it or they would be entitled to as a result of such claim for indemnification hereunder (the “Maximum Holdback Amount”), to US Bank or another escrow agent reasonably mutually acceptable to Global and Timeline (the “Indemnification Escrow Agent”) to hold such amounts in escrow pending resolution of the claim for indemnification hereunder.  Timeline and Global and/or the Buyer, as applicable, shall enter into a reasonable escrow agreement with the Indemnification Escrow Agent providing for such escrow on terms otherwise outlined herein and such other reasonable and customary terms as the Indemnification Escrow Agent may include in its form of escrow agreement, including reasonable fees and broad indemnification by the parties thereto of the Indemnification Escrow Agent.  If the claim for indemnification is resolved in favor of the Indemnified Party to any extent, then such Indemnified Party shall send a written notice to the Escrow Agent, with a copy to Timeline, instructing the Escrow Agent to pay, out of the funds then held in escrow, the amount of Damages (and other fees or expenses awarded to the Indemnified Party in the resolution of the claim for indemnification) (the “Awarded Damages”).  If Timeline does not object to such written notice by written notice to the Indemnification Escrow Agent with a copy to the Indemnified Party within ten (10) business days (a “Dispute Notice”), then the Indemnification Escrow Agent shall release the funds in escrow, up to the amount of the Awarded Damages, to the Indemnified Party.  If the amount of the Awarded Damages is less than the amounts in escrow, then the Indemnification Escrow Agent shall pay any escrowed funds remaining after payment of the Awarded Damages to Timeline.  If the amount of the Awarded Damages is greater than the amounts in escrow, then the Buyer or Global shall have the right to set off such deficiency against any payments then owing or owing at any time in the future under the Buyer Notes or the Global Guaranty.  If the claim for indemnification is not resolved to any extent in favor of the Indemnified Party hereunder, then Timeline may send a written notice to the Indemnification Escrow Agent, with a copy to Global, instructing the Indemnification Escrow Agent to release the funds then in escrow to Timeline.  If Global does not object to such written notice by written notice to the Indemnification Agent (with a copy to Timeline) within ten (10) business days (also, a “Dispute Notice”), then the Indemnification Escrow Agent shall release all funds then in escrow to Timeline.  In the event that either Timeline or Global delivers a Dispute Notice, then the Indemnification Escrow Agent shall continue to hold the funds in escrow and Timeline and the Indemnified Party seeking indemnification hereunder shall promptly seek to have the disagreement regarding the right to the funds in escrow determined in the manner by which other disputes under this Agreement are to be determined or in a manner otherwise reasonably acceptable to both Timeline and Global.  Unless settled by mutual agreement thereafter, the prevailing party in such subsequent litigation, arbitration or other dispute resolution mechanism shall be entitled to reasonable costs and fees incurred in connection with such subsequent litigation, arbitration or other dispute resolution, including without limitation attorneys’ fees, witness or expert fees, costs of production and, if reasonably necessary, reasonable travel costs.  Upon determination of such dispute, the party prevailing in such dispute shall notify the Indemnification Escrow Agent as provided above and such notification shall again be subject to the provisions outlined above.  Any interest accruing on funds held in escrow shall be distributed to the parties entitled to receive funds distributed from escrow in the same proportion as the escrowed funds are to be so distributed.

          8.4.          Mitigation of Damages. The Indemnified Party shall take all reasonable steps to mitigate damages in respect of any claim for which it is seeking indemnification, including using commercially reasonable efforts to effect recovery from third parties and of available insurance claims in connection with such claim, and shall use reasonable efforts to avoid any costs or expenses associated with such claim and, if such costs and expenses cannot be avoided, to minimize the amount thereof.

          8.5.          Indemnification Limitations.  Notwithstanding any other provisions of this Agreement, with regard to claims by any Indemnified Party, except for claims arising out of or relating to: (i) Section 1.3, 2.1, 2.2, 3.1, 3.2, 4.1 or 4.2 hereof, (ii) fraud by Timeline, WorkWise or the UK Subsidiary or any of their employees, agents or officers in connection with the entering into of this Agreement or the consummation of a Closing hereunder, (iii) fraud by the Buyer or Global or any of their employees, agents or officers in connection with the entering into of this Agreement or the consummation of a Closing hereunder and (iv) payment obligations with respect to the First Acquisition Cash Consideration, Second Acquisition Cash Consideration, payments under the Buyer Notes, the Assumed Liabilities or the Royalty Payments, such claims shall be subject to the following limitations and conditions:

                          (a)          Claims for indemnification made under this Agreement shall be required to be made by delivering notice to the Party from whom indemnification is sought no later than the expiration of twelve months from the applicable Closing Date.

                          (b)          No claim for indemnification may be made until the aggregate amount of all Damages incurred by such Indemnified Party exceeds an amount equal to twenty thousand dollars ($20,000) (the “Indemnification Threshold”), thereafter such Indemnified Party shall be entitled to indemnification hereunder in excess of the Indemnification Threshold.

                          (c)          The maximum aggregate amount that the Timeline Indemnified Parties may be entitled to receive under the indemnification provisions hereof shall be amount equal to all amounts actually paid hereunder as First Acquisition Cash Consideration or Second Acquisition Cash Consideration and under the Buyer Notes or the Global Guaranty.

                          (d)          The maximum aggregate amount that the Buyer Indemnified Parties may be  entitled to receive under the indemnification provisions hereof shall be amount equal to all amounts actually paid hereunder as First Acquisition Cash Consideration or Second Acquisition Cash Consideration and under the Buyer Notes or the Global Guaranty.

                          (e)          The indemnification rights provided in this Section 8 shall constitute the exclusive remedy with respect to breach of representations, warranties, covenants and agreements contained in this Agreement, or based directly or indirectly on any rights or obligations established in this Agreement, whether any claims or causes of action asserted with respect to such matters are brought in contract, tort or any other legal theory whatsoever; provided, that, the foregoing notwithstanding, in the event of a breach of a covenant contained in Section 5, the Parties shall be entitled to injunctive relief or specific performance in accordance with applicable law; and the foregoing notwithstanding, this provision shall not be the exclusive remedy with respect to breaches of, or causes of action arising out of or with respect to, the Source Code License, or the Patent License.

9.       MISCELLANEOUS

          9.1.          Press Releases and Announcements.  The Parties intend to jointly approve the content of all press releases or other announcements relating to the subject matter of this Agreement, and neither Party shall issue any press release or public announcement relating to the subject matter of this Agreement without the prior written approval of the other Party, which consent shall not be unreasonably withheld, except that Timeline may make such filings with the SEC and distributions to its shareholders as are necessary to solicit and obtain the Requisite Shareholder Approval.

          9.2.          No Third Party Beneficiaries.  This Agreement shall not confer any rights or remedies upon any person other than the Parties and their respective successors and permitted assigns.

          9.3.          Entire Agreement.  This Agreement (including the documents referred to herein) constitutes the entire agreement between the Parties with respect to the subject matter hereof and, except as specifically set forth herein, supersedes any prior understandings, agreements, or representations between the Parties, written or oral, that may have related in any way to the subject matter hereof.

          9.4.          Succession and Assignment.  This Agreement may not be transferred, assigned, pledged or hypothecated by any Party, other than by operation of law or with the consent of the other Party, except that: (i) the Buyer and/or Global may assign its rights and obligations hereunder in connection with the sale of all or substantially all of its business, in which case Buyer and Global shall remain obligated for the obligations pursuant to this Agreement and (ii) the Buyer may assign or otherwise transfer its rights and obligations to Global or another affiliate in connection with its dissolution or other distribution of substantially all of its assets.  Subject to the limitations set forth in the immediately preceding sentence, this Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns.

          9.5.          Counterparts.  This Agreement and the Ancillary Documents may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

          9.6.          Headings.  The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

          9.7.          Notices.  All notices and other communications required or permitted under this Agreement shall be given in writing and shall be deemed effectively given (a) upon personal delivery, (b) one business day after it is sent via a reputable nationwide overnight courier service, (c) three days after deposit with the United States Post Office, by registered or certified mail, postage prepaid, or (d) upon receipt if sent by confirmed telecopy or confirmed electronic mail, in each case to the intended recipient as set forth below:

If to Timeline or WorkWise:

Timeline, Inc.
3055 112th Avenue N.E., Suite 106
Bellevue, WA 98004
Attn: Charles Osenbaugh
Phone: (425) 822-3140
Fax: (425) 822-1120

with a copy to:

Cairncross & Hempelmann, P.S.
524 Second Avenue, Suite 500
Seattle, Washington 98104-2323
Phone: (206) 587-0700
Fax: (206) 587-2308
Attn: Timothy M. Woodland, Esq.

If to the Buyer:

Timeline Acquisition LLC
c/o Global Software, Inc.
3200 Atlantic Avenue
Raleigh, N.C. 27604
Attn: Ron Kupferman
Phone: (919) 872-7800
Fax: (919) 876-8205

If to Global:

Global Software, Inc.
3200 Atlantic Avenue
Raleigh, N.C. 27604
Attn: Ron Kupferman
Phone: (919) 872-7800
Fax: (919) 876-8205

Any Party may change the address to which notices, instructions and communications are to be delivered by giving the other Party notice thereof in the manner herein set forth in this Section 9.7.

          9.8.          Governing Law; Consent to Jurisdiction.  This Agreement shall be governed by and construed in accordance with the internal laws (and not the law of conflicts) of the State of North Carolina. Legal proceedings relating to this Agreement, the Ancillary Documents and the transactions contemplated hereby and thereby may be commenced in the federal or state courts of the State of North Carolina, and each of the Parties consents to the non-exclusive jurisdiction of such courts in any such action or proceeding and waives any objection to venue laid therein.

          9.9.          Amendments and Waivers.  No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by each of the Parties.  No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be valid unless in writing executed by an authorized representative of the Party to be bound, and no such waiver shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

          9.10.          Severability.  Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.  If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the Parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

          9.11.          Expenses.  Each Party shall bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the Ancillary Documents and the transactions contemplated hereby and thereby.

          9.12.          Construction.  The language used in this Agreement shall be deemed to be the language chosen by the Parties hereto to express their mutual intent, and no rule of strict construction shall be applied against either Party.  Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.  The word “including,” as used herein means including without limitation.

          9.13.          Incorporation of Exhibits and Schedules.  The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

          9.14.          Delivery of Possession.  The right of possession and the risk of loss of the First Acquisition Acquired Assets shall accrue to the Buyer upon the First Closing.  The right of possession and the risk of loss of the Second Acquisition Acquired Assets shall accrue to the Buyer upon the Second Closing.   Timeline shall cooperate, prior to and after each Closing, and render such assistance as may be deemed reasonably necessary to accomplish the successful transfer of the Acquired Assets to the Buyer, including communication with suppliers, employees and customers.  The Buyer shall be entitled to all receipts of the Acquired Analyst Business for the day of the First Closing and thereafter.  The Buyer shall be entitled to all receipts of the remainder of the Acquired Business for the day of the Second Closing and thereafter.

(Signatures on Following Page)

          IN WITNESS WHEREOF, the Parties hereto have executed this Asset Purchase Agreement as of the date first above written.

GLOBAL SOFTWARE, INC.

By:	/s/ RON KUPFERMAN

Name:	Ron Kupferman
Name:	Chief Executive Officer

TIMELINE ACQUISITION LLC

By:	GLOBAL SOFTWARE, INC.
Its:	Manager

By:	/s/ RON KUPFERMAN

Name:	Ron Kupferman
Name:	Chief Executive Officer

TIMELINE, INC.

By:	/s/ CHARLES R. OSENBAUGH

Name:	Charles R. Osenbaugh
Title:	Chief Executive Officer

WORKWISE SOFTWARE, INC.

By:	/s/ CHARLES R. OSENBAUGH

Name:	Charles R. Osenbaugh
Title:	Chief Executive Officer

ANNEX B

ARTICLES OF AMENDMENT
TO THE
ARTICLES OF INCORPORATION OF

TIMELINE, INC.

          Pursuant to RCW 23B.10.060, Timeline, Inc., a Washington corporation (the “Corporation”), adopts the following Articles of Amendment to its Articles of Incorporation, as amended:

1.       The name of the corporation is “Timeline, Inc.”

2.       Article 7 of the Articles of Incorporation is amended in its entirety to read as follows:

“ARTICLE 7.  SHAREHOLDER VOTING REQUIREMENT FOR CERTAIN TRANSACTIONS

“To be adopted by the shareholders, an amendment of the Articles of Incorporation, a plan of merger or share exchange, the sale, lease, exchange or other disposition of all, or substantially all, of the corporation’s assets other than in the usual and regular course of business, or dissolution of the corporation must be approved by the shareholders entitled to vote thereon by a majority of all the votes entitled to be cast.”

3.       The amendment was adopted by resolution of the Board of Directors of the Corporation on ____________, 2005, and by the shareholders on _________________, 2005.

          DATED the ____ day of ___________________, 2005.

TIMELINE, INC.

By:

Charles R. Osenbaugh
Chief Executive Officer

B-1

ANNEX C

UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

Overview

          Timeline has conducted two lines of business since 1998.  One has been to manufacture and maintain software as well as provide consulting and training services on use of the software (the Software Operations).  The other has been procuring, maintaining and licensing its library of patents (the Patent Operations).  Software Operations in Europe historically were conducted through Timeline’s wholly owned subsidiary, Analyst Financials Limited (AFL).  These operations continued through March 31, 2005, the period covered by Timeline’s latest financial statements filed with the Securities and Exchange Commission.  AFL has not conducted any Patent Operations.

          On July 20, 2005, Timeline, Inc. entered into a definitive Asset Purchase Agreement (the “Asset Purchase Agreement”) to sell its software licensing business to a wholly-owned subsidiary of Global Software, Inc. (“Global”) over two stages, consisting of (1) the sale of 100% of stock in its U.K. subsidiary, Analyst Financials Limited and certain other assets and customer contracts (the “Stock Sale”), and (2) the sale of all of its other software assets (the “Asset Sale”), in each case in exchange for cash, promissory notes, and assumption of certain liabilities.  The Stock Sale was consummated on July 20, 2005.  Assuming both the Stock Sale and Asset Sale are consummated, Timeline will receive cash consideration of approximately $2.0 million in cash, of which $620,000 is payable at the closing of the Stock Sale, $380,000 is payable at the closing of the Asset Sale, and the remaining $1,000,000 is payable over three years following the closings.  The Asset Sale is subject to Timeline shareholder approval and other closing conditions.

          The proxy statement, of which the pro forma financial information is a part, seeks shareholder approval to sell the remaining assets used in Timeline’s Software Operations.  Timeline will retain such assets as required to continue its Patent Operations.

Unaudited Pro Forma Financial Information

          The following unaudited pro forma condensed consolidated financial information has been prepared based on the historical financial statements of Timeline after giving effect of (1) the Stock Sale and (2) the Asset Sale, including the assumption by Global of certain liabilities related to the software licensing business.  The assumptions and adjustments related to these items are described in the accompanying notes to the unaudited pro forma condensed consolidated financial information.

          The unaudited pro forma consolidated income statements give effect to the Stock Sale and Asset Sale as if each had occurred on March 31, 2005, and the unaudited pro forma consolidated balance sheet gives effect to the Stock Sale and Asset Sale as if each had occurred on March 31, 2005.  The unaudited pro forma condensed consolidated financial information was derived by adjusting the historical consolidated financial statements of Timeline for the removal of assets, liabilities, revenues and expenses associated with the software business and the pro forma adjustments described in the assumptions.  Although the Stock Sale and Asset Sale are expected to result in taxable gain to Timeline, we believe that a substantial portion of the taxable gain will be offset by current year losses from operations and available net operating loss carryforwards.

          The unaudited pro forma summary income statements provide information on the two lines of business which have historically been conducted by Timeline, for the three fiscal years ended March 31, 2005, 2004 and 2003, as if the Software Operations and Patent Operations had operated separately.  Since the Stock Sale occurred subsequent to Timeline’s most recent SEC filing, the pro forma statements include in Software Operations the activities associated with both Analyst Financials Limited and Timeline, Inc.  This is indicative of the totality of the line of business which is proposed to be discontinued after the closing of both the Stock Sale and the Asset Sale.  Since all of Software Operations are proposed to be sold and Patent Operations will continue within the public entity of Timeline, Inc., we allocated the majority of the costs associated with the public entity to Patent Operations.  This is indicative of continuing operations.

          The attached pro forma financial statements do not allow for the cost of closing the proposed Stock Sale and Asset Sale, which include the cost of preparing, filing and mailing the proxy and the solicitation of votes thereunder.  These costs, including attorneys’ fees, may be material.  The pro formas also do not purport to show what actual operations would have occurred had the two lines of business actually operated separately during the term covered.

          We also provide a Pro forma Balance Sheet for Timeline as it would have appeared had both the Stock Sale and Asset Sale occurred at March 31, 2005.  The pro forma balance sheet does not allow for the cost of closing the Stock Sale and Asset Sale, which include the cost of preparing, filing and mailing the proxy and the solicitation of shareholder votes.  These costs, including attorneys’ fees, may be material.

          As discussed elsewhere in the proxy statement, Timeline’s board of directors had determined by the beginning of fiscal 2005 that it was in the best interest of the shareholders to seek a sale or merger of Software Operations as it continued to lose money.  Additionally, it had become apparent there was a propensity for litigation to arise in the pursuit of patent commercialization.  Consequently, it was determined that Timeline should not aggressively pursue patent licensing during fiscal 2005 until and unless a sale or merger of Software Operations was arranged.  This approach was in contrast to prior years, and Timeline intends to emphasize Patent Operations in future periods.  Consequently, management believes that expenses allocated to Patent Operations for fiscal 2003 and fiscal 2004 are a better approximation of such expenses in future years than were those allocated in fiscal 2005.  For this reason, we provide Pro forma Summary Income Statements for Timeline’s last three fiscal years, even though this is not a regulatory requirement.

          The unaudited pro forma condensed consolidated financial information, including the assumptions thereto, should be read in conjunction with the audited historical consolidated financial statements and notes thereto of Timeline and its subsidiaries included in Timeline’s Annual Report on Form 10-KSB for the fiscal year ended March 31, 2005, as filed with the Securities and Exchange Commission (“SEC”) on June 29, 2005.

          The unaudited pro forma consolidated financial information is presented for informational and illustrative purposes only, is based upon estimates by Timeline’s management and is not intended to be indicative of actual consolidated results of operations or consolidated financial position that would have been achieved had the transactions or adjustments been consummated as of the date indicated above nor does it purport to indicate results which may be attained in the future.  The pro forma adjustments are based upon information and assumptions available at the time of filing this statement.

          If the Stock Sale and Asset Sale are consummated, substantially all of Timeline’s assets relating to its software licensing business, including its U.K. and U.S. operations, would be sold to Global.  Timeline would retain its cash and accounts receivable, the cash received in the Stock Sale and Asset Sale, its patent and patent licensing agreements and other assets not sold to Global.  In addition, certain of the liabilities associated with our software licensing operations would be assigned to and assumed by Global; however, Timeline would retain certain liabilities, including outstanding accounts payable, liabilities for customer warranties, costs of being a public company, and ongoing operating costs associated with the patent licensing business.

          The Stock Sale and the Asset Sale will be reported in Timeline’s financial statements in the period in which each transaction is consummated.  The Stock Sale closed on July 20, 2005, and Timeline anticipates that the Asset Sale will also be completed during the second quarter of fiscal 2006, ending September 30, 2005, and will be reflected as a discontinued operation at that time.

Timeline, Inc.
Unaudited Pro Forma Consolidated Balance Sheet
As of March 31, 2005

	Audited Actual	Consolidation Adjustments & Eliminations	Note	Stock Sale Adj. & Elim.	Note	Asset Sale Adj. & Elim.	Note	Pro forma

ASSETS
CURRENT ASSETS
Cash and cash equivalents	$162,242	$(40,965)	a	$756,471	b	$380,000	d	$1,257,748
Short-term restricted investments	113	—		—		—		113
Accounts receivable - trade	660,936	(376,110)	a	—		—		284,826
Allowance for bad debts	(17,613)	14,475	a	—		—		(3,138)
Prepaid expenses	47,113	(26,307)	a	—		—		20,807
Other current assets	1,876	—		—		—		1,876

Total Current Assets	854,668	(428,908)		756,471		380,000		1,562,232
LONG TERM ASSETS
Property and equipment	506,125	(42,049)	a	—		(409,824)		54,252
Accumulated depreciation	(447,495)	22,000	a	—		375,017		(50,478)

Net property and equipment	58,630	(20,049)		—		(34,807)		3,774
Capitalized software	1,002,865	—		—		(1,002,865)	d	—
Accumulated amortization: Cap SW	(1,002,865)	—		—		1,002,865	d	—

Net capitalized software costs	—	—		—		—		—
Promissory Notes	—	—		480,000	b	520,000	d	—

Total promissory notes	—	—		480,000		520,000		1,000,000
Capitalized patent costs	348,697	—		—		—		348,697
Accumulated amortization: patent	(82,786)	—		—		—		(82,786)

Net capitalized patent	265,911	—		—		—		265,911
Intangible assets	969,981	—		(969,981)	b	—		—
Accumulated amortization: Intangibles	(969,981)	—		969,981	b	—		—
Goodwill	194,121	—		—		(194,121)	d	—
Accumulated amortization: Goodwill	(123,938)	—		—		123,938	d	—

Net other assets	70,183	—		—		(70,183)	d	—

Total Assets	$1,249,392	$(448,957)		$1,236,471		$795,010		$2,831,917

LIABILITIES
CURRENT LIABILITIES
Accounts payable	$109,503	$(52,638)	a	$—		$—		$56,866
Accrued expenses	338,718	(189,719)	a	(10,296)	c	(18,760)	d	119,943
Line of credit	61,327	—		—		—		61,327
Deferred revenue - existing	681,325	(407,354)	a	(128,191)	c	(145,780)	d	—
Deferred revenue - added						480,000	e	480,000

Total Current Liabilities	1,190,873	(649,710)		(138,487)		315,460		718,136

LONG TERM LIABILITIES	—	—		—		—		—

Total Liabilities	1,190,873	(649,710)		(138,487)		315,460		718,136

SHAREHOLDERS’ EQUITY
Common stock	41,910	—		—		—		41,910
Additional paid-in capital	10,578,447	—		—		—		10,578,447
Foreign currency adjustment	(119,252)	—		—		—		(119,252)
Beginning Accumulated Deficit	(10,442,586)	—		—		—		—
Gain or Loss on Transaction	—	200,753	a	1,236,471	b	479,550	d	—
Gain or Loss on Transaction	—	—		138,487	c	—		—
Ending Accumulated Deficit	—	—		—		—		(8,387,325)

Total Shareholders’ Equity	58,519	200,753	a	1,374,958	b & c	479,550		2,113,780

Total Liabilities and Shareholders’ Equity	$1,249,392	$(448,957)		$1,236,471		$795,010		$2,831,917

Adjustments and Eliminations to reflect Analyst Transaction
(a)          To reflect that Analyst Financials Limited will no longer be part of the consolidated group.  All assets, liabilities, and prior consolidating eliminations of Analyst Financials Limited are to no longer be included.  If this had occurred at March 31, 2005, it would have generated a gain of $200,753 which is the net amount liabilities relieved exceeded the assets of the consolidated subsidiary after removing intercompany balances.

(b)          To reflect the Stock Sale (effective July 20, 2005) producing a gain of $1,236,471 if it had occurred at March 31, 2005.

(c)          In addition to the sale of Analyst Finanicals Limited stock, certain maintenance contracts were transferred as part of the Stock Sale in exchange for the assumption of deferred maintenance obligations thereon (deferred revenue).  This produced a gain of $138,487.

Adjustments and Eliminations to reflect Asset Transaction
(d)          To reflect the Asset Sale including a gain estimated at $959,550 of which $479,550 would have been recognized had the transaction occurred at March 31, 2005 and of which $480,000 will be deferred as it requires Timeline to abide by a covenant not to compete over a period of 4 years.

(e)          To reflect that $480,000 of the consideration is allocated to the covenant not to compete for Timeline.

Disclaimer:  The pro forma provided above does not take into account the cost of closing the transactions exemplified therein.  These costs, including attorney fees and cost along with the cost of regulatory compliance are and will be material.  Furthermore, the pro formas are prepared to illustrate the gains, losses and adjustments which would have been required if the transactions had all occurred at March 31, 2005.  The actual amount of gains, losses and adjustments will be determined on the basis of the liabilities assumed by the purchaser and the amount of intercompany balances as of the closing date of each transaction.  These amounts vary with time and the level of activity and will undoubtedly be different than those shown in the pro formas due to the passage of time.

Timeline, Inc.
Unaudited Pro Forma Consolidated Summary Income Statements
For Year Ended March 31, 2005

	For Year Ended March 31, 2005

	Actual Consolidated	Pro Forma Software Operations To Be Discontinued	Pro Forma Patent Operations To Be Retained

Revenues:
Software licenses	$1,423,244	$1,423,244	$—
Patent licenses	991	—	991
Maintenance	1,483,347	1,483,347	—
Consulting	623,626	623,626	—

Total Revenue	3,531,208	3,530,217	991
Cost of Revenues:
Software Licenses	—	—	—
Patent Licenses	22,717	—	22,717
Maintenance, Consulting and Other	504,779	504,779	—

Total Cost of Revenues	527,496	504,779	22,717

Gross Profit	3,003,712	3,025,438	(21,726)
Operating Expenses:
Sales and marketing	900,887	900,887	—
Research and development	837,245	837,245	—
General and administrative	1,630,674	1,363,296	267,378
Patents	76,316	—	76,316
Depreciation	31,634	31,634	—
Amortization: intangibles & goodwill	—	—	—

Total Operating Expenses	3,476,756	3,133,062	343,694

Loss from Operations	(473,044)	(107,624)	(365,420)

OTHER INCOME (EXPENSES)
Interest expense & other	—	(10,354)	—
Other	—	7,806	—

Total Other Expense	—	(2,548)	—
Loss before income taxes	(473,044)	(110,172)	(365,420)
Income tax provision	—	—	—

Net loss	(473,044)	(110,172)	(365,420)

Pro forma Loss Per Share	(0.11)	(0.03)	(0.09)

Timeline, Inc.
Unaudited Pro Forma Consolidated Summary Income Statements
For Year Ended March 31, 2004

	For Year Ended March 31, 2004

	Actual Consolidated	Pro Forma Software Operations To Be Discontinued	Pro Forma Patent Operations To Be Retained

Revenues:
Software licenses	$1,441,044	$1,441,044	$—
Patent licenses	1,900,000	—	1,900,000
Maintenance	1,271,948	1,271,948	—
Consulting	828,248	828,248	—

Total Revenue	5,441,240	3,541,240	1,900,000
Cost of Revenues:
Software Licenses	185,524	185,524	—
Patent Licenses	18,839	—	18,839
Maintenance, Consulting and Other	486,463	486,463	—

Total Cost of Revenues	690,826	671,987	18,839

Gross Profit	4,750,414	2,869,253	1,881,161
Operating Expenses:
Sales and marketing	1,130,810	1,130,810	—
Research and development	1,222,359	1,222,359	—
General and administrative	1,764,514	1,283,953	480,561
Patents	498,024	—	498,024
Depreciation	65,217	65,217	—
Amortization: intangibles & goodwill	83,541	83,541	—

Total Operating Expenses	4,764,465	3,785,880	978,585

Income (loss) from Operations	(14,051)	(916,627)	902,576

OTHER INCOME (EXPENSES)
Gain (loss) on sale of securities	(11,833)	—	(11,833)
Interest income (expense) & other	(5,239)	(5,239)	—
Other	53,448	53,448	—

Total Other Income (Expense)	36,376	48,209	(11,833)
Income (loss) before income taxes	22,325	(868,418)	890,743
Income tax provision	—	—	—

Net Income (loss)	22,325	(868,418)	890,743

Pro forma Income (loss) Per Share	0.01	(0.21)	0.21

Timeline, Inc.
Unaudited Pro Forma Consolidated Summary Income Statements
For Year Ended March 31, 2003

	For Year Ended March 31, 2003

	Actual Consolidated	Pro Forma Software Operations To Be Discontinued	Pro Forma Patent Operations To Be Retained

Revenues:
Software licenses	$1,210,035	$1,210,035	$—
Patent licenses	1,074,000	—	1,074,000
Maintenance	1,143,027	1,143,027	—
Consulting	901,213	901,213	—

Total Revenue	4,328,275	3,254,275	1,074,000
Cost of Revenues:
Software Licenses	207,330	207,330	—
Patent Licenses	15,172	—	15,172
Maintenance, Consulting and Other	402,190	402,190	—

Total Cost of Revenues	624,692	609,520	15,172

Gross Profit	3,703,583	2,644,755	1,058,828
Operating Expenses:
Sales and marketing	690,116	690,116	—
Research and development	788,693	788,693	—
General and administrative	1,601,574	1,222,241	379,333
Patents	374,625	—	374,625
Depreciation	45,734	45,734	—
Amortization: intangibles & goodwill	459,234	459,234	—

Total Operating Expenses	3,959,976	3,206,018	753,958

Income (loss) from Operations	(256,393)	(561,263)	304,870

OTHER INCOME (EXPENSES)
Gain (loss) on sale of securities	(129,244)	—	(129,244)
Interest income (expense) & other	(12,240)	(12,240)	—
Other	50,972	50,972	—

Total Other Income (Expense)	(90,512)	38,732	(129,244)
Income (loss) before income taxes	(346,905)	(522,531)	175,626
Income tax provision	18,416	(18,416)	—

Net Income (loss)	(365,321)	(540,947)	175,626

Pro forma Income (loss) Per Share	(0.09)	(0.13)	0.04

Note and Assumptions to Unaudited Pro Forma Consolidated Financial Information

Assumptions for Fiscal 2003 and Fiscal 2004 Pro Forma Summary Income Statement:

1.

The base salary, travel and payroll taxes for the Chief Executive Officer (CEO) are allocated 40% to Patent Operations and 60% to Software Operations.  Any bonus and taxes thereon were allocated 100% to Patent Operations to reflect bonuses paid were solely due to success in patent licensing.  Timeline intends to employ the CEO in future years on similar terms to manage the Patent Operations on less than a full-time basis.

2.

The base salary, travel and payroll taxes for the Director of Administration are allocated 60% to Patent Operations and 40% to Software Operations.  Bonus and taxes thereon were allocated 100% to Patent Operations to reflect bonuses actually paid were due to success in patent licensing.  Timeline intends to seek to generate income from consulting activities of the Director equal to 40% of her prior base and provide a bonus program based upon company profitability.  The Director’s responsibilities include Timeline’s Securities and Exchange filings.

3.	Rent is allocated to Patent Operations at $30,000 per year which is estimated to approximate future costs. All remaining rent is allocated to Software Operations.

4.	All United States based legal and accounting expense involving representation for either SEC compliance or patent licensing are allocated to the Patent Operations.

5.	An approximation of insurance premiums for Officers and Directors insurance are allocated to Patent Operations to reflect this coverage will continue to be required.

6.	All amortization of the cost of procuring the patents and all direct costs associated with patent litigation are allocated to the Patent Operations.

7.

General and administrative expenses (other than those outlined above and marketing or cost of goods sold) are allocated between Patent and Software Operations in proportion to the gross revenue generated by each as a percentage of total revenue.

8.	All gains or losses from stock holdings are allocated to the Patent Operations. All arose entirely from sale of restricted stocks taken in settlement of patent claims.

9.	No taxes have been provided as Timeline had sufficient net operating losses to cover all operations and it is expected to utilize such losses to offset net income, if any, for some time to come.

Assumptions for the Fiscal 2005 Pro Forma Summary Income Statement were the same as for Fiscal 2003 and Fiscal 2004 above with the following exceptions:

1.

Only 30% of the salary and payroll taxes for the CEO and Director of Administration are allocated to Patent Operations to reflect the lack of patent activity and acknowledge time expended in pursuing a sale of the Software Operations.  This allocation is still intended to reflect that maintaining regulatory filings will be required in future years by Patent Operations.

2.	No rental expense is allocated to the Patent Operations as no activity occurred.

ANNEX D

DISSENTERS’ RIGHTS STATUTE
CHAPTER 23B.13 RCW

Sections

23B.13.010	Definitions.
23B.13.020	Right to dissent.
23B.13.030	Dissent by nominees and beneficial owners.
23B.13.200	Notice of dissenters’ rights.
23B.13.210	Notice of intent to demand payment.
23B.13.220	Dissenters’ notice.
23B.13.230	Duty to demand payment.
23B.13.240	Share restrictions.
23B.13.250	Payment.
23B.13.260	Failure to take action.
23B.13.270	After-acquired shares.
23B.13.280	Procedure if shareholder dissatisfied with payment or offer.
23B.13.300	Court action.
23B.13.310	Court costs and counsel fees.

**********

RCW 23B.13.010  Definitions.  As used in this chapter:

          (1) “Corporation” means the issuer of the shares held by a dissenter before the corporate action, or the surviving or acquiring corporation by merger or share exchange of that issuer.

          (2) “Dissenter” means a shareholder who is entitled to dissent from corporate action under RCW 23B.13.020 and who exercises that right when and in the manner required by RCW 23B.13.200 through 23B.13.280.

          (3) “Fair value,” with respect to a dissenter’s shares, means the value of the shares immediately before the effective date of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable.

          (4) “Interest” means interest from the effective date of the corporate action until the date of payment, at the average rate currently paid by the corporation on its principal bank loans or, if none, at a rate that is fair and equitable under all the circumstances.

          (5) “Record shareholder” means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation.

          (6) “Beneficial shareholder” means the person who is a beneficial owner of shares held in a voting trust or by a nominee as the record shareholder.

          (7) “Shareholder” means the record shareholder or the beneficial shareholder.  [1989 c 165 § 140.]

**********

RCW 23B.13.020  Right to dissent.

          (1) A shareholder is entitled to dissent from, and obtain payment of the fair value of the shareholder’s shares in the event of, any of the following corporate actions:

          (a) Consummation of a plan of merger to which the corporation is a party (i) if shareholder approval is required for the merger by RCW 23B.11.030, 23B.11.080, or the articles of incorporation and the shareholder is entitled to vote on the merger, or (ii) if the corporation is a subsidiary that is merged with its parent under RCW 23B.11.040;

(b) Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, if the shareholder is entitled to vote on the plan;

          (c) Consummation of a sale or exchange of all, or substantially all, of the property of the corporation other than in the usual and regular course of business, if the shareholder is entitled to vote on the sale or exchange, including a sale in dissolution, but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within one year after the date of sale;

          (d) An amendment of the articles of incorporation, whether or not the shareholder was entitled to vote on the amendment, if the amendment effects a redemption or cancellation of all of the shareholders’ shares in exchange for cash or other consideration other than shares of the corporation; or

          (e) Any corporate action taken pursuant to a shareholder vote to the extent the articles of incorporation, bylaws, or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.

          (2) A shareholder entitled to dissent and obtain payment for the shareholder’s shares under this chapter may not challenge the corporate action creating the shareholder’s entitlement unless the action fails to comply with the procedural requirements imposed by this title, RCW 25.10.900 through 25.10.955, the articles of incorporation, or the bylaws, or is fraudulent with respect to the shareholder or the corporation.

          (3) The right of a dissenting shareholder to obtain payment of the fair value of the shareholder’s shares shall terminate upon the occurrence of any one of the following events:

(a) The proposed corporate action is abandoned or rescinded;

(b) A court having jurisdiction permanently enjoins or sets aside the corporate action; or

(c) The shareholder’s demand for payment is withdrawn with the written consent of the corporation. [2003 c 35 § 9; 1991 c 269 § 37; 1989 c 165 § 141.]

**********

RCW 23B.13.030  Dissent by nominees and beneficial owners.

          (1) A record shareholder may assert dissenters’ rights as to fewer than all the shares registered in the shareholder’s name only if the shareholder dissents with respect to all shares beneficially owned by any one person and delivers to the corporation a notice of the name and address of each person on whose behalf the shareholder asserts dissenters’ rights.  The rights of a partial dissenter under this subsection are determined as if the shares as to which the dissenter dissents and the dissenter’s other shares were registered in the names of different shareholders.

          (2) A beneficial shareholder may assert dissenters’ rights as to shares held on the beneficial shareholder’s behalf only if:

          (a) The beneficial shareholder submits to the corporation the record shareholder’s consent to the dissent not later than the time the beneficial shareholder asserts dissenters’ rights, which consent shall be set forth either (i) in a record or (ii) if the corporation has designated an address, location, or system to which the consent may be electronically transmitted and the consent is electronically transmitted to the designated address, location, or system, in an electronically transmitted record; and

          (b) The beneficial shareholder does so with respect to all shares of which such shareholder is the beneficial shareholder or over which such shareholder has power to direct the vote.  [2002 c 297 § 35; 1989 c 165 § 142.]

**********

RCW 23B.13.200  Notice of dissenters’ rights.

          (1) If proposed corporate action creating dissenters’ rights under RCW 23B.13.020 is submitted to a vote at a shareholders’ meeting, the meeting notice must state that shareholders are or may be entitled to assert dissenters’ rights under this chapter and be accompanied by a copy of this chapter.

          (2) If corporate action creating dissenters’ rights under RCW 23B.13.020 is taken without a vote of shareholders, the corporation, within ten days after the effective date of such corporate action, shall deliver a notice to all shareholders entitled to assert dissenters’ rights that the action was taken and send them the notice described in RCW 23B.13.220.  [2002 c 297 § 36; 1989 c 165 § 143.]

**********

RCW 23B.13.210  Notice of intent to demand payment.

          (1) If proposed corporate action creating dissenters’ rights under RCW 23B.13.020 is submitted to a vote at a shareholders’ meeting, a shareholder who wishes to assert dissenters’ rights must (a) deliver to the corporation before the vote is taken notice of the shareholder’s intent to demand payment for the shareholder’s shares if the proposed action is effected, and (b) not vote such shares in favor of the proposed action.

          (2) A shareholder who does not satisfy the requirements of subsection (1) of this section is not entitled to payment for the shareholder’s shares under this chapter.  [2002 c 297 § 37; 1989 c 165 § 144.]

**********

RCW 23B.13.220  Dissenters’ notice.

          (1) If proposed corporate action creating dissenters’ rights under RCW 23B.13.020 is authorized at a shareholders’ meeting, the corporation shall deliver a notice to all shareholders who satisfied the requirements of RCW 23B.13.210.

          (2) The notice must be sent within ten days after the effective date of the corporate action, and must:

(a) State where the payment demand must be sent and where and when certificates for certificated shares must be deposited;

(b) Inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received;

          (c) Supply a form for demanding payment that includes the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action and requires that the person asserting dissenters’ rights certify whether or not the person acquired beneficial ownership of the shares before that date;

          (d) Set a date by which the corporation must receive the payment demand, which date may not be fewer than thirty nor more than sixty days after the date the notice in subsection (1) of this section is delivered; and

(e) Be accompanied by a copy of this chapter. [2002 c 297 § 38; 1989 c 165 § 145.]

**********

RCW 23B.13.230  Duty to demand payment.

          (1) A shareholder sent a notice described in RCW 23B.13.220 must demand payment, certify whether the shareholder acquired beneficial ownership of the shares before the date required to be set forth in the notice pursuant to RCW 23B.13.220(2)(c), and deposit the shareholder’s certificates, all in accordance with the terms of the notice.

          (2) The shareholder who demands payment and deposits the shareholder’s share certificates under subsection (1) of this section retains all other rights of a shareholder until the proposed corporate action is effected.

          (3) A shareholder who does not demand payment or deposit the shareholder’s share certificates where required, each by the date set in the notice, is not entitled to payment for the shareholder’s shares under this chapter.  [2002 c 297 § 39; 1989 c 165 § 146.]

**********

RCW 23B.13.240  Share restrictions.

          (1) The corporation may restrict the transfer of uncertificated shares from the date the demand for their payment is received until the proposed corporate action is effected or the restriction is released under RCW 23B.13.260.

          (2) The person for whom dissenters’ rights are asserted as to uncertificated shares retains all other rights of a shareholder until the effective date of the proposed corporate action.  [1989 c 165 § 147.]

**********

RCW 23B.13.250  Payment.

          (1) Except as provided in RCW 23B.13.270, within thirty days of the later of the effective date of the proposed corporate action, or the date the payment demand is received, the corporation shall pay each dissenter who complied with RCW 23B.13.230 the amount the corporation estimates to be the fair value of the shareholder’s shares, plus accrued interest.

          (2) The payment must be accompanied by:

          (a) The corporation’s balance sheet as of the end of a fiscal year ending not more than sixteen months before the date of payment, an income statement for that year, a statement of changes in shareholders’ equity for that year, and the latest available interim financial statements, if any;

(b) An explanation of how the corporation estimated the fair value of the shares;

(c) An explanation of how the interest was calculated;

(d) A statement of the dissenter’s right to demand payment under RCW 23B.13.280; and

(e) A copy of this chapter. [1989 c 165 § 148.]

**********

RCW 23B.13.260  Failure to take action.

          (1) If the corporation does not effect the proposed action within sixty days after the date set for demanding payment and depositing share certificates, the corporation shall return the deposited certificates and release any transfer restrictions imposed on uncertificated shares.

          (2) If after returning deposited certificates and releasing transfer restrictions, the corporation wishes to undertake the proposed action, it must send a new dissenters’ notice under RCW 23B.13.220 and repeat the payment demand procedure.  [1989 c 165 § 149.]

**********

RCW 23B.13.270  After-acquired shares.

          (1) A corporation may elect to withhold payment required by RCW 23B.13.250 from a dissenter unless the dissenter was the beneficial owner of the shares before the date set forth in the dissenters’ notice as the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action.

          (2) To the extent the corporation elects to withhold payment under subsection (1) of this section, after taking the proposed corporate action, it shall estimate the fair value of the shares, plus accrued interest, and shall pay this amount to each dissenter who agrees to accept it in full satisfaction of the dissenter’s demand.  The corporation shall send with its offer an explanation of how it estimated the fair value of the shares, an explanation of how the interest was calculated, and a statement of the dissenter’s right to demand payment under RCW 23B.13.280.  [1989 c 165 § 150.]

**********

RCW 23B.13.280  Procedure if shareholder dissatisfied with payment or offer.

          (1) A dissenter may deliver a notice to the corporation informing the corporation of the dissenter’s own estimate of the fair value of the dissenter’s shares and amount of interest due, and demand payment of the dissenter’s estimate, less any payment under RCW 23B.13.250, or reject the corporation’s offer under RCW 23B.13.270 and demand payment of the dissenter’s estimate of the fair value of the dissenter’s shares and interest due, if:

          (a) The dissenter believes that the amount paid under RCW 23B.13.250 or offered under RCW 23B.13.270 is less than the fair value of the dissenter’s shares or that the interest due is incorrectly calculated;

(b) The corporation fails to make payment under RCW 23B.13.250 within sixty days after the date set for demanding payment; or

          (c) The corporation does not effect the proposed action and does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within sixty days after the date set for demanding payment.

          (2) A dissenter waives the right to demand payment under this section unless the dissenter notifies the corporation of the dissenter’s demand under subsection (1) of this section within thirty days after the corporation made or offered payment for the dissenter’s shares.  [2002 c 297 § 40; 1989 c 165 § 151.]

**********

RCW 23B.13.300  Court action.

          (1) If a demand for payment under RCW 23B.13.280 remains unsettled, the corporation shall commence a proceeding within sixty days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest.  If the corporation does not commence the proceeding within the sixty-day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

          (2) The corporation shall commence the proceeding in the superior court of the county where a corporation’s principal office, or, if none in this state, its registered office, is located.  If the corporation is a foreign corporation without a registered office in this state, it shall commence the proceeding in the county in this state where the registered office of the domestic corporation merged with or whose shares were acquired by the foreign corporation was located.

          (3) The corporation shall make all dissenters, whether or not residents of this state, whose demands remain unsettled, parties to the proceeding as in an action against their shares and all parties must be served with a copy of the petition.  Nonresidents may be served by registered or certified mail or by publication as provided by law.

          (4) The corporation may join as a party to the proceeding any shareholder who claims to be a dissenter but who has not, in the opinion of the corporation, complied with the provisions of this chapter.  If the court determines that such shareholder has not complied with the provisions of this chapter, the shareholder shall be dismissed as a party.

          (5) The jurisdiction of the court in which the proceeding is commenced under subsection (2) of this section is plenary and exclusive.  The court may appoint one or more persons as appraisers to receive evidence and recommend decision on the question of fair value.  The appraisers have the powers described in the order appointing them, or in any amendment to it.  The dissenters are entitled to the same discovery rights as parties in other civil proceedings.

          (6) Each dissenter made a party to the proceeding is entitled to judgment (a) for the amount, if any, by which the court finds the fair value of the dissenter’s shares, plus interest, exceeds the amount paid by the corporation, or (b) for the fair value, plus accrued interest, of the dissenter’s after-acquired shares for which the corporation elected to withhold payment under RCW 23B.13.270.  [1989 c 165 § 152.]

**********

RCW 23B.13.310  Court costs and counsel fees.

          (1) The court in a proceeding commenced under RCW 23B.13.300 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court.  The court shall assess the costs against the corporation, except that the court may assess the costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment under RCW 23B.13.280.

          (2) The court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable:

(a) Against the corporation and in favor of any or all dissenters if the court finds the corporation did not substantially comply with the requirements of RCW 23B.13.200 through 23B.13.280; or

          (b) Against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by chapter 23B.13 RCW.

          (3) If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to these counsel reasonable fees to be paid out of the amounts awarded the dissenters who were benefited.  [1989 c 165 § 153.]

ANNEX E

TIMELINE, INC.

Board of Directors
Timeline, Inc.
Bellevue, WA

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have audited the accompanying consolidated balance sheet of Timeline, Inc., as of March 31, 2005 and the related consolidated statements of operations, shareholders’ equity and cash flows for the year then ended.  These financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these financial statements based on our audit.  The consolidated financial statements of Timeline, Inc. as of March 31, 2004, were audited by other auditors whose report dated May 9, 2004, included an explanatory paragraph that described the conditions present which raised substantial doubt about the Company’s ability to continue as a going concern, as discussed in Note 1 to the consolidated financial statements.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Timeline, Inc., as of March 31, 2005 and the results of its operations, shareholders’ equity and its cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, the Company has suffered recurring losses and has an accumulated deficit at March 31, 2005. These factors raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ WILLIAMS & WEBSTER, P.S.

Williams & Webster, P.S.
Certified Public Accountants
Spokane, Washington
June 27, 2005

TIMELINE, INC.
CONSOLIDATED BALANCE SHEETS
MARCH 31, 2005 AND 2004

	2005	2004

ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$162,355	$511,483
Accounts receivable, net of allowance of $17,613 and $12,326	643,324	423,085
Prepaid expenses and other current assets	48,989	171,456

Total current assets	854,668	1,106,024
PROPERTY AND EQUIPMENT, net of accumulated depreciation of $447,495 and $875,625	58,630	74,761
CAPITALIZED PATENTS, net of accumulated amortization of $82,786 and $60,069	265,911	253,932
GOODWILL, net of accumulated amortization of $123,938 and $123,938	70,183	70,183

Total assets	$1,249,392	$1,504,900

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$109,503	$46,589
Accrued expenses	338,718	297,570
Line of credit	61,327	—
Deferred revenues	681,325	619,036

Total current liabilities	1,190,873	963,195

SHAREHOLDERS’ EQUITY:
Common stock, $.01 par value, 20,000,000 shares authorized, 4,190,998 and 4,178,498 issued and outstanding	41,910	41,785
Additional paid-in capital	10,578,447	10,564,347
Accumulated other comprehensive loss	(119,251)	(97,433)
Accumulated deficit	(10,442,587)	(9,966,994)

Total shareholders’ equity	58,519	541,705

Total liabilities and shareholders’ equity	$1,249,392	$1,504,900

The accompanying notes are an integral part of these consolidated financial statements.

TIMELINE, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE YEARS ENDED MARCH 31, 2005 AND 2004

	2005	2004

REVENUE:
Software license	$1,420,148	$1,418,788
Patent license	1,000	1,900,000
Maintenance	1,483,347	1,271,948
Consulting and other	626,714	850,506

Total revenues	3,531,209	5,441,242
COST OF REVENUES:
Software license	—	185,524
Patent license	22,717	18,840
Maintenance, consulting and other	504,780	486,463

Total cost of revenues	527,497	690,827

Gross profit	3,003,712	4,750,415

OPERATING EXPENSES:
Sales and marketing	900,887	1,130,810
Research and development	837,246	1,222,360
General and administrative	1,630,675	1,764,515
Patents	76,316	498,024
Depreciation	31,634	65,218
Amortization of intangibles and goodwill	—	83,539

Total operating expenses	3,476,758	4,764,466

Loss from operations	(473,046)	(14,051)

OTHER INCOME (EXPENSE):
Loss on and impairment of marketable securities available for sale	—	(11,834)
Interest (expense) income and other	(2,547)	48,209

Total other (expense) income	(2,547)	36,375

(Loss) income before income taxes	(475,593)	22,324
Income tax provision	—	—

Net (loss) income	$(475,593)	$22,324

Basic net (loss) income per share	$(0.11)	$0.01

Diluted net (loss) income per share	$(0.11)	$0.01

Shares used in calculation of basic net (loss) income per share	4,190,998	4,177,542

Shares used in calculation of diluted net (loss) income per share	4,190,998	4,186,038

The accompanying notes are an integral part of these consolidated financial statements.

TIMELINE, INC.
CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY AND COMPREHENSIVE LOSS
FOR THE YEARS ENDED MARCH 31, 2005 AND 2004

	Common Stock		Additional Paid-in Capital	Accumulated Other Comprehensive (Loss) Income		Total Shareholders’ Equity
					Accumulated Deficit
	Shares	Amount

BALANCE, March 31, 2003	4,165,998	$41,660	$10,465,478	$(47,459)	$(9,989,318)	$470,361

Stock-based compensation	12,500	125	14,875	—	—	15,000
Warrants issued	—	—	83,994	—	—	83,994
Net income	—	—	—	—	22,324	22,324
Change in unrealized gain on available for sales securities, net	—	—	—	7,540	—	7,540
Foreign currency translation adjustment	—	—	—	(57,514)	—	(57,514)

BALANCE, March 31, 2004	4,178,498	41,785	10,564,347	(97,433)	(9,966,994)	541,705

Stock-based compensation	12,500	125	9,375	—	—	9,500
Warrants issued	—	—	4,725	—	—	4,725
Net loss	—	—	—	—	(475,593)	(475,593)
Change in unrealized gain on available for sales securities, net	—	—	—	—	—	—
Foreign currency translation adjustment	—	—	—	(21,818)	—	(21,818)

BALANCE, March 31, 2005	4,190,998	$41,910	$10,578,447	$(119,251)	$(10,442,587)	$58,519

The accompanying notes are an integral part of these consolidated financial statements.

TIMELINE, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED MARCH 31, 2005 AND 2004

	2005	2004

CASH FLOWS FROM OPERATING ACTIVITIES:
Net (loss) income	$(475,593)	$22,324
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation and amortization	54,351	353,121
Loss on disposal of property and equipment	—	(426)
Stock-based compensation	9,500	15,000
Realized loss on and impairment of marketable securities – available for sale	—	11,834
Changes in operating assets and liabilities:
Accounts receivable	(197,018)	199,328
Prepaid expenses and other current assets	108,486	(1,552)
Accounts payable	46,980	(42,944)
Accrued expenses	36,421	(199,813)
Deferred revenues	51,277	(36,095)

Net cash (used in) provided by operating activities	(365,596)	320,777

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment	(15,009)	(38,432)
Proceeds from sale of property and equipment	—	426
Investment in patents	(34,696)	(49,047)
Line of credit borrowings	201,715	—
Line of credit repayments	(140,388)	—

Net cash provided by (used in) investing activities	11,622	(87,053)

CASH FLOWS FROM FINANCING ACTIVITIES:
Warrants issued to FNIS	4,725	83,994

Net cash provided by financing activities	4,725	83,994

EFFECT OF FOREIGN EXCHANGE RATE FLUCTUATIONS	121	25,857
NET CHANGE IN CASH AND CASH EQUIVALENTS	(349,128)	343,575
CASH AND CASH EQUIVALENTS, beginning of year	511,483	167,908

CASH AND CASH EQUIVALENTS, end of year	$162,355	$511,483

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid for interest	$2,986	$6,142

The accompanying notes are an integral part of these consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

MARCH 31, 2005

1.  THE COMPANY:

Organization

          The accompanying consolidated financial statements are for Timeline, Inc. and its subsidiaries Analyst Financials Limited and WorkWise Software, Inc. (the Company).  The Company, which is headquartered in Bellevue, Washington and also has operations in the United Kingdom, develops, markets and supports enterprise-wide financial management, budgeting and reporting software and event-based notification, application integration and process automation systems.  Timeline’s software products are designed to automatically access and distribute business information with full accounting control.  Additionally, the Company licenses its patent library to other software vendors.

Operations

          The Company has historically suffered recurring operating losses and negative cash flows from operations.  As of March 31, 2005, the Company had negative working capital of $336,205 and had an accumulated deficit of $10,442,587, with total shareholders’ equity of $58,519.  These consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States, assuming that the Company will continue as a going concern.  Management believes that current cash and cash equivalent balances, and any net cash provided by operations, may not provide adequate resources to fund operations at least until March 31, 2006.  Management is therefore contemplating a number of alternatives to enable the Company to continue operating including, but not limited to:

•	a merger, asset sale, joint ventures or another comparable transaction;
•

raising additional capital to fund continuing operations by private placements of equity or debt securities or through the establishment of other funding facilities, which may be on terms unfavorable to the Company;

•	forming a joint venture with a strategic partner or partners to provide additional capital resources to fund operations; and
•	loans from management or employees, salary deferrals or other cost cutting mechanisms.

          There can be no assurance that any of these alternatives will be successful.  If the Company is unable to obtain sufficient cash when needed to fund its operations, it may be forced to seek protection from creditors under the bankruptcy laws.

          The Company’s inability to obtain additional cash as needed could have a material adverse effect on its financial position, results of operations and its ability to continue in existence.  The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

Basis of Presentation

          All subsidiaries of the Company are wholly-owned.  The accompanying consolidated financial statements include the accounts and operations of these subsidiaries.  All intercompany balances and transactions have been eliminated in consolidation.

Foreign Currency Translation

          The functional currency of the Company’s foreign subsidiary is the local currency of the country in which the subsidiary is located.  Assets and liabilities in foreign operations are translated to U.S. dollars using rates of exchange in effect at the end of the reporting period.  Income and expense accounts are translated into U.S. dollars using average rates of exchange for the period.  The net gain or loss resulting from translation is shown as a translation adjustment and included in other comprehensive loss in shareholders’ equity.  Gains and losses from foreign currency transactions are included in the consolidated statements of operations.

Significant Use of Estimates

          The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities.  Actual results could differ from these estimates.  Changes in these estimates and assumptions may have a material impact on the financial statements.  Critical estimates include assessments impacting revenue recognition, the nature of declines in the value of marketable securities, collectibility of accounts receivable, valuation of capitalized patents, and valuation of intangible assets and goodwill.

Cash and Cash Equivalents

          The Company considers all highly liquid investments with a purchased maturity of three months or less to be cash and cash equivalents.  Cash equivalents are valued at cost, which approximates fair value, due to the short-term nature of these investments.  Cash equivalents as of March 31, 2005 were $162,355 and consisted entirely of money market fund investments.

Marketable Securities – Available for Sale

          The Company has accounted for marketable securities as available for sale securities as required under Statement of Financial Accounting Standards No. 115, “Accounting for Certain Investments:  Debt and Equity Securities” (SFAS No. 115).  Accordingly, these securities are stated at fair market value, based on quoted market prices, with unrealized gains and losses excluded from results of operations and reported as a component of accumulated other comprehensive loss on the Company’s balance sheet.  Realized gains and losses on sales of these securities are determined on the specific identification method and included in results of operations.

Accounts Receivable

          Accounts receivable are recorded at the invoiced amount and do not bear interest.  The allowance for doubtful accounts is the Company’s best estimate of the amount of probable credit losses in the Company’s existing accounts receivable.  Management determines the allowance for doubtful accounts using a set percentage based on aging of the receivable, i.e., 1% for receivables within 60 days of due date and 5% for those 61 days or more past the due date.  Account balances are written off against the allowance when the Company deems specific customer amounts to be uncollectible.

Property and Equipment

          Property and equipment are stated at historical cost.  Improvements and replacements are capitalized.  Maintenance and repairs are expensed when incurred.  The provision for depreciation is determined by the straight-line method, which allocates the cost of property and equipment additions over their estimated useful lives of three to seven years.

Capitalized Software Costs and Research and Development Costs

          The Company capitalizes certain internally generated software development costs, which consist primarily of salaries, in accordance with Statement of Financial Accounting Standards No. 86, “Accounting for the Costs of Computer Software to be Sold, Leased, or otherwise Marketed” (SFAS No. 86).  Amounts capitalized relate to software development costs incurred after the technological feasibility of a product has been established.  Amortization is recognized using the greater of the ratio of current gross revenues to total current and projected future gross revenues for the product or the straight-line method over the product’s estimated economic life of three years.  Amortization starts when the product is available for general release to customers.  During fiscal 2004 and 2005, the Company did not capitalize any software development costs.  Amortization expense for fiscal 2005 and 2004 was $0 and $185,524, respectively.  This amortization is included in cost of revenues in the accompanying statements of operations. At March 31, 2004, the capitalized software was fully amortized.

          All research and development costs are expensed as incurred.

Patents

          The Company capitalizes the costs to obtain and maintain patents on its technology.  Such costs are amortized over the life of the patent and as amortized are included in patent licenses in cost of revenues.  Costs to defend patents are expensed as incurred.

Intangible Assets and Goodwill

          Intangible assets historically consisted primarily of acquired technology, customer lists, skilled workforce and goodwill related to acquisitions accounted for under the purchase method of accounting.  Amortization of these purchased intangibles was historically provided on the straight-line basis over the respective useful lives of the assets, primarily three years.  Goodwill represents the excess of acquisition cost over the fair value of net identifiable assets acquired.

          Amortization of intangible assets was $0 and $83,539 in the fiscal years ended March 31, 2005 and March 31, 2004, respectively.

          The Company performed its annual goodwill impairment test as required by Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets” (SFAS No. 142) during its fiscal fourth quarter of 2005 and 2004.  The results of these tests did not give any indication that goodwill was potentially impaired, and accordingly no amounts have been recorded for goodwill impairment in fiscal 2005 or fiscal 2004.

          Carrying amounts of goodwill as of March 31 are as follows:

	2005	2004

Gross carrying amount	$194,121	$194,121
Accumulated amortization	123,938	123,938

Net book value	$70,183	$70,183

Impairment of Long-lived Assets

          In accordance with Statement of Financial Accounting Standards No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets” (SFAS No. 144), the Company evaluates long-lived assets, including intangible assets other than goodwill, for impairment whenever events or changes in circumstances indicate that the carrying value of an asset may not be recoverable based on estimated undiscounted cash flows attributable to that asset.  The amount of any impairment is measured as the difference between the carrying value and the fair value of the impaired asset.  The Company does not currently believe that any of its long-lived assets are impaired.

Fair Value of Financial Instruments

          The Company’s financial instruments include cash and cash equivalents, receivables, accounts payable and accrued liabilities.  The fair value of these financial instruments approximates their carrying amounts based on current market indicators or their short-term nature.

Revenue Recognition

          The Company recognizes revenue pursuant to the requirements of Statement of Position No. 97-2, “Software Revenue Recognition” (SOP 97-2), as amended by Statement of Position No. 98-9, “Software Revenue Recognition with Respect to Certain Arrangements.”  Under SOP 97-2, revenue attributable to an element in a customer arrangement is recognized when persuasive evidence of an arrangement exists and delivery has occurred, provided the fee is fixed or determinable, collectibility is probable and the arrangement does not require significant customization of the software.

          For all sales, the Company uses either a binding purchase order or signed agreement, depending on the nature of the transaction, as evidence of an arrangement.  Sales through its resellers are evidenced by a master agreement governing the relationship.

          For software license fees in single element arrangements and multiple element arrangements which do not include customization or consulting services, delivery typically occurs when the product is shipped to customers and a license key is issued.

          At the time of each transaction, the Company assesses whether the fee associated with its revenue transactions is fixed and determinable and whether or not collection is reasonably assured.  The Company assesses whether the fee is fixed and determinable based on the payment terms associated with the transaction.  If a fee is based upon a variable matrix such as a minimum level of distribution or is subject to refund, the Company accounts for the fee as not being fixed and determinable.  In these cases, it defers revenue and recognizes it when it becomes due and payable.

          The Company assesses the probability of collection based on a number of factors, including past transaction history with the customer and the current financial condition of the customer.  It does not request collateral from its customers.  If the Company determines that collection of a fee is not reasonably assured, it defers revenue until the time collection becomes reasonably assured.

          For multiple element arrangements, when Company-specific objective evidence of fair value exists for all of the undelivered elements of the arrangement, but does not exist for one or more of the delivered elements in the arrangement, the Company recognizes revenue under the residual method.

          Under the residual method, at the outset of the arrangement with a customer, the Company defers revenue for the fair value of its undelivered elements such as consulting services and product support and upgrades, and recognizes the revenue for the remainder of the arrangement fee attributable to the elements initially delivered, such as software licenses, when the criteria in SOP 97-2 have been met.  Company-specific objective evidence is established for support and upgrades of standard products for which no installation or customization is required based upon the amounts charged when support and upgrades are sold separately.  Company-specific objective evidence is established for consulting and installation services based on the hourly rates charged for its employees when they are performing these services provided the Company has the ability to accurately estimate the hours required to complete a project based upon its experience with similar projects.  For multiple element arrangements involving installation or customization, company-specific objective evidence is established for support and maintenance arrangements if its customers have an optional annual renewal rate specified in the arrangement and the rate is substantive.

          The Company recognizes revenue from nonrefundable minimum royalty agreements from distributors or resellers upon delivery of product to the distributor or reseller, provided no significant obligations remain outstanding and the conditions of SOP 97-2 have been met.  Additional royalties are recognized as revenue to the extent the minimums are exceeded when earned, based on the distributor or reseller’s contractual reporting obligations.

          In all other cases, the Company recognizes revenue when delivery to the end user has occurred and the amount due from the reseller is fixed and determinable.  Most resellers are required to contact Timeline directly to request Timeline provide a “key” to the reseller’s customer that allows the software to operate.  In those situations, Timeline invoices the reseller at the time the key is released to the customer indicating the software has been loaded on a unique customer machine.  Some resellers have the right to distribute keys to their own customers, in which case the reseller distributes a copy of the software and then provides a “key” to the end user.  The reseller is contractually required to have a binding license or purchase order in place with the end user before the end user is allowed to physically load the Timeline software on a unique machine.  These resellers report to Timeline on a monthly or quarterly basis the number and dollar amount of licenses they have distributed in the prior period; i.e. the ‘keys’ utilized.  Based upon that report, Timeline then invoices the reseller.  Timeline records revenue at the time of invoice for the period covered.  There are no return rights offered to either the reseller or the end user.

          Revenue from support agreements is recognized on a straight-line basis over the life of the contract.

          The Company also enters into separately priced consulting agreements with its customers to provide installation, training and other consulting services.  These agreements are generally priced on a time and materials basis and revenues are recognized as the services are performed.  The nature of the services does not significantly alter the licensed software.

          With regard to revenue generated from the licensing of patents, the Company recognizes revenue when a patent license agreement is signed, collectibility is probable and the amount of payment is fixed and determinable, consistent with SOP 97-2 and Staff Accounting Bulletin No. 104, “Revenue Recognition” (SAB No. 104).

Stock-Based Compensation

          The Company applies the intrinsic value based method of accounting prescribed by APB Opinion No. 25, “Accounting for Stock Issued to Employees” (ABP No. 25), and related interpretations including FASB Interpretation No. 44, “Accounting for Certain Transactions involving Stock Compensation, an interpretation of APB Opinion No. 25” (FIN No. 44), to account for its fixed plan stock options.  Under this method, compensation expense is recorded on the date of grant only if the current market price of the underlying stock exceeded the exercise price.  Compensation costs for fixed awards with pro rata vesting are recognized using the straight-line method.  SFAS No. 123, “Accounting for Stock Based Compensation” (SFAS No. 123), established accounting and disclosure requirements using a fair value based method of accounting for stock based employee compensation plans.  As allowed by SFAS No. 123, the Company has elected to continue to apply the intrinsic-value-based method of accounting described above, and has adopted only the disclosure requirements of SFAS No. 123.  The following table illustrates the effect on net loss if the fair-value-based method had been applied to all outstanding and unvested awards in each period:

	2005	2004

Net (loss) income, as reported	$(475,593)	$22,324
Add stock-based employee compensation expense included in reported net (loss) income	—	15,000
Deduct total stock-based employee compensation expense determined under fair-value-based method for all awards	(16,109)	(58,581)

Pro forma net loss	$(491,702)	$(21,257)

Basic and diluted net loss per share – as reported	$(0.11)	$(0.01)

Basic and diluted net loss per share – pro forma	$(0.11)	$(0.01)

          Options and warrants issued to nonemployees are accounted for using the fair value method of accounting as prescribed by SFAS No. 123, using the Black-Scholes option-pricing model.

          The fair value of each option grant is established on the date of grant using the Black-Scholes option-pricing model.  For fiscal 2005, the following weighted-average assumptions were used:  zero dividend yield; expected volatility of 98%; risk-free interest rates of 6.38%, and expected lives of ten years.  No options were granted in fiscal 2005 or fiscal 2004.

Net Income (Loss) per Common Share

          Basic and diluted income (loss) per share is the net income (loss) divided by the weighted average number of shares outstanding during the period.  Shares issuable pursuant to stock options and warrants that have not been included in the calculation of net income (loss) per share because they are antidilutive totaled 552,500 and 607,129 in fiscal 2005 and 2004, respectively.

Comprehensive Loss

          Accumulated other comprehensive loss consisted of foreign currency translation adjustments of negative $119,251 at March 31, 2005 and negative $97,433 at March 31, 2004.

New Accounting Pronouncements

          In December 2004, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 153.  This statement addresses the measurement of exchanges of nonmonetary assets.  The guidance in APB Opinion No. 29, “Accounting for Nonmonetary Transactions,” is based on the principle that exchanges of nonmonetary assets should be measured based on the fair value of the assets exchanged.  The guidance in that opinion; however, included certain exceptions to that principle.  This statement amends Opinion 29 to eliminate the exception for nonmonetary exchanges of similar productive assets and replaces it with a general exception for exchanges of nonmonetary assets that do not have commercial substance.  A nonmonetary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange.  This statement is effective for financial statements for fiscal years beginning after June 15, 2005.  Earlier application is permitted for nonmonetary asset exchanges incurred during fiscal years beginning after the date of this statement is issued.  Management believes the adoption of this statement will have no impact on the financial statements of the Company.

          In December 2004, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 152, which amends FASB statement No. 66, “Accounting for Sales of Real Estate,” to reference the financial accounting and reporting guidance for real estate time-sharing transactions that is provided in AICPA Statement of Position (SOP) 04-2, “Accounting for Real Estate Time-Sharing Transactions.”  This statement also amends FASB Statement No. 67, “Accounting for Costs and Initial Rental

Operations of Real Estate Projects,” to state that the guidance for (a) incidental operations and (b) costs incurred to sell real estate projects does not apply to real estate time-sharing transactions.  The accounting for those operations and costs is subject to the guidance in SOP 04-2.  This statement is effective for financial statements for fiscal years beginning after June 15, 2005.  Management believes the adoption of this statement will have no impact on the financial statements of the Company.

          In December 2004, the Financial Accounting Standards Board issued a revision to Statement of Financial Accounting Standards No. 123R, “Accounting for Stock Based Compensations.”  This statement supersedes APB Opinion No. 25, “Accounting for Stock Issued to Employees,” and its related implementation guidance.  This statement establishes standards for the accounting for transactions in which an entity exchanges its equity instruments for goods or services.  It also addresses transactions in which an entity incurs liabilities in exchange for goods or services that are based on the fair value of the entity’s equity instruments or that may be settled by the issuance of those equity instruments.  This statement focuses primarily on accounting for transactions in which an entity obtains employee services in share-based payment transactions.  This statement does not change the accounting guidance for share based payment transactions with parties other than employees provided in Statement of Financial Accounting Standards No. 123.  This statement does not address the accounting for employee share ownership plans, which are subject to AICPA Statement of Position 93-6, “Employers’ Accounting for Employee Stock Ownership Plans.” The Company has not yet determined the impact to its financial statements from the adoption of this statement.

          In November 2004, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 151, “Inventory Costs — an amendment of ARB No. 43, Chapter 4.” This statement amends the guidance in ARB No. 43, Chapter 4, “Inventory Pricing,” to clarify the accounting for abnormal amounts of idle facility expense, freight, handling costs, and wasted material (spoilage). Paragraph 5 of ARB 43, Chapter 4, previously stated that “. . . under some circumstances, items such as idle facility expense, excessive spoilage, double freight, and rehandling costs may be so abnormal as to require treatment as current period charges. . . .” This statement requires that those items be recognized as current-period charges regardless of whether they meet the criterion of “so abnormal.” In addition, this statement requires that allocation of fixed production overheads to the costs of conversion be based on the normal capacity of the production facilities. This statement is effective for inventory costs incurred during fiscal years beginning after June 15, 2005. Management does not believe the adoption of this statement will have any immediate material impact on the Company.

3.  MAJOR CUSTOMERS:

          During fiscal 2005, no customer contributed more than 10% of the Company’s total revenue.  During fiscal 2004, one customer comprised approximately 10% of the Company’s total revenue, other than revenue generated by licensing its patents.  At March 31, 2005, approximately 35% of the Company’s accounts receivable balance was due from two customers.  At March 31, 2004, approximately 21% of the Company’s accounts receivable balance was due from three of the Company’s customers.

4.  VALUATION AND QUALIFYING ACCOUNTS:

Allowance for Doubtful Accounts	Balance at Beginning of Year	Charged to Costs and Expenses	Writeoffs	Balance at End of Year

Year ended March 31, 2004	$10,164	$2,162	$—	$12,326
Year ended March 31, 2005	$12,326	$5,287	$—	$17,613

5.  PROPERTY AND EQUIPMENT:

          Property and equipment consists of the following at March 31:

	2005	2004

Computer equipment	$391,537	$781,064
Office equipment	124,588	169,322

	506,125	950,386
Less – accumulated depreciation	(447,495)	(875,625)

Total property and equipment, net of accumulated depreciation	$58,630	$74,761

6.  ACCRUED EXPENSES:

          Accrued expenses consist of the following at March 31:

	2005	2004

Compensation and benefits	$204,973	$170,585
Other	133,745	126,985

Total accrued expenses	$338,718	$297,570

7.  INCOME TAXES:

          The Company has determined that the deferred tax assets do not satisfy the more likely than not criteria set forth in Statement of Financial Accounting Standards No. 109, “Accounting for Income Taxes” (SFAS No. 109).  Accordingly, a valuation allowance has been recorded against the applicable deferred tax assets and therefore no tax benefit has been recorded in the accompanying statement of operations.  The Company’s deferred tax assets (liabilities) are as follows as of March 31:

	2005	2004

Deferred tax assets:
Net operating loss carryforwards	$2,506,000	$2,425,000
Research and experimentation credit	224,000	255,000
Deferred revenues	62,000	89,000
Other	55,000	71,000

Gross deferred tax assets	2,847,000	2,840,000
Less - valuation allowance	(2,847,000)	(2,754,000)

	—	86,000
Deferred tax liabilities:
Capitalized software/patent costs	—	(86,000)

Net deferred tax assets	$—	$—

          The net operating loss carryforwards of approximately $5.5 million and research and experimentation credit carryforwards of approximately $224,000 in the United States begin expiring in 2005.  The net operating loss carryforwards of approximately 1.5 million British pounds can be carried forward indefinitely.

          The valuation allowance increased by $231,000 during the year ended March 31, 2005 and decreased by $330,000 during the year ended March 31, 2004.  The fiscal 2004 decrease is attributable to an adjustment to net operating loss carryforwards.  An amended filing was made for fiscal years 2001 through 2003 to remove tax amortization erroneously taken for acquisitions that occurred in fiscal 2001.  Additionally, in fiscal 2004, taxable income was generated and offset by carryforwards.

          The Company recorded tax expense of $0 in both fiscal 2005 and fiscal 2004, respectively.

8.  401(k) SAVINGS AND PROFIT SHARING PLAN:

          All employees of the Company over 21 years of age have the option of participating in a Company-sponsored 401(k) savings and profit sharing plan.  Employees can contribute up to 80% of their gross pay subject to statutory maximums.  At its discretion, the Company may make contributions to the plan based on a percentage of participants’ contributions.  Employer contributions vest over a period of six years.  The Company made contributions of $8,345 and $8,631 to the plan during the years ended March 31, 2005 and 2004, respectively.

9.  EMPLOYEE STOCK OWNERSHIP PLAN:

          During March 1996, the Company established an Employee Stock Ownership Plan (ESOP) that covers substantially all U.S. employees.  The Company made matching and discretionary contributions totaling $1,650 and $2,982 to the ESOP during fiscal 2005 and 2004, respectively.

10.  COMMITMENTS AND CONTINGENCIES:

Litigation

          On September 17, 2003, the Company filed an action in the Federal District Court for the Western District of Washington against Cognos Inc. and its U.S. subsidiary, Cognos Corporation, alleging patent infringement in the United States.  On February 12, 2004, the Company entered into a settlement agreement with Cognos in which it granted to Cognos a license to its patented technology and Cognos agreed to pay a license fee of $1,750,000.  The total amount was recognized as patent license revenue in the quarter ended March 31, 2004 and is reflected in patent license revenue for the year-ended March 31, 2004.

          From time to time, the Company may pursue litigation against other third parties to enforce or protect its rights under this patent or its intellectual property rights generally.

Leases

          The Company has entered into noncancelable operating lease agreements involving equipment and office space.  The following is a schedule of future minimum lease payments under these leases as of March 31, 2005:

          Fiscal Year ending March 31,

2006	$65,883
2007	—

Total minimum lease payments	$65,883

          Rent expense amounted to $361,661 and $571,222 for the years ended March 31, 2005 and 2004, respectively.  The Company received income under subleased facilities totaling $7,300 in fiscal 2005 and $41,113 in fiscal 2004.

11.  SHAREHOLDERS’ EQUITY:

                At March 31, 2005, the Company had granted options and warrants to purchase 552,500 shares of common stock, including those described below.

Stock Options

          The Company has two plans:  The 1994 Stock Option Plan (the “1994 Plan”) and the Directors’ Nonqualified Stock Option Plan (the “Directors’ Plan”).  An aggregate of 600,000 shares of common stock are collectively reserved for issuance upon exercise of options granted to the Company’s employees, directors and consultants under the 1994 Plan and the Directors’ Plan (collectively, the “Stock Option Plans”) and 304,375 shares are available for grant as of March 31, 2005.  The exercise price of any options to be granted is typically equal to or greater than the fair market value of the common stock at the date of grant.  Options under these plans generally vest ratably over three or four-year periods.  The term of the options is for a period of 10 years or less.  Options automatically expire 90 days after termination of employment.

          In February 1999, the Company granted a performance-based stock option to the President/CEO to purchase 50,000 shares of common stock at an exercise price of $1.00 per share.  This option will vest in full when the Company’s common stock closes trading at a price of $5.00 or more per share for a period of 10 consecutive days.  In any event, this option will vest, if not otherwise vested, seven years from the date of grant provided that this individual is then employed by the Company.  This option had not vested as of March 31, 2005.

          In November 1999, the Company granted a performance-based stock option to the President/CEO to purchase 50,000 shares of common stock at an exercise price of $1.875 per share.  This option will vest in full when the Company’s common stock closes trading at a price of $5.00 or more per share for a period of 10 consecutive days.  In any event, this option will vest, if not otherwise vested, seven years from the date of grant provided that this individual is then employed by the Company.  This option had not vested as of March 31, 2005.

          In January 2001, the Company granted a performance-based stock option under the 1994 Stock Option Plan to the President/CEO to purchase 25,000 shares of common stock at an exercise price of $1.156 per share.  This option will vest in full when the Company’s common stock closes trading at a price of $7.50 or more per share for a period of 10 consecutive days.  In any event, this option will vest, if not otherwise vested, seven years from the date of grant provided that this individual is then employed by the Company.  This option had not vested as of March 31, 2005.

          In June 2002, the Company granted a performance-based stock option under the 1994 Stock Option Plan to the President/CEO to purchase 25,000 shares of common stock at an exercise price of $1.00 per share.  This option will vest in full when the Company’s common stock closes trading at a price of $7.50 or more per share for a period of 10 consecutive days.  In any event, this option will vest, if not otherwise vested, seven years from the date of grant provided that this individual is then employed by the Company.  This option had not vested as of March 31, 2005.

          Options outstanding as of each period are as follows:

	Options Granted Under the Plans		Options Granted Outside the Plans

	Number of Options	Weighted Average Exercise Price	Number of Options	Weighted Average Exercise Price

Balance, March 31, 2003	362,175	$1.51	210,104	$1.35
Granted	—	—	—	—
Canceled	(43,175)	3.00	(35,104)	1.82

Balance, March 31, 2004	319,000	$1.31	175,000	$1.25
Granted	—	—	—	—
Canceled	(49,000)	1.00	—	—

Balance, March 31, 2005	270,000	$1.53	175,000	$1.25

          Information relating to stock options outstanding and stock options exercisable at March 31, 2005 is as follows:

	Options Outstanding			Options Exercisable

Range of Exercise Prices	Number of Shares	Weighted Average Remaining Life in Years	Weighted Average Exercise Price	Number of Shares	Weighted Average Exercise Price

$1.00-$2.88	440,500	3.68	$1.29	290,500	$1.27
$3.57-$6.75	4,500	0.25	4.63	4,500	4.63

Totals	445,000	3.64	$1.32	295,000	$1.32

          At March 31, 2005 and 2004, options to purchase 295,000 and 360,125, respectively, were exercisable at weighted average exercise prices of $1.32 and $1.25 per share, respectively.

Warrants

          In March 1999, the Company issued warrants to purchase 21,000 shares of common stock, with an exercise price of $1.00 per share, to outside consultants in exchange for services rendered.  These warrants had a term of 5 years and expired in April 2004.

          In April 2003, Fidelity National Information Solutions (Nasdaq:FNIS) obtained a license to use and sublicense Timeline products to provide financial reporting and analytics for real estate, lenders and settlement companies.  Additionally, FNIS may sublicense Timeline products and build its own private label derivative products for its customers. As part of this agreement, FNIS was issued a warrant to buy up to 100,000 shares of Timeline stock at $1.62 per share and, upon appropriate notice, to appoint either an observer or member to the Timeline Board of Directors.  The warrants were fully vested upon issuance.  The fair value of each warrant was established on the date of grant using the Black-Scholes option-pricing model with the following weighted average assumptions: zero dividend yield; expected volatility of 91%; risk-free interest rate of 2.78%, and a contractual life of 4 years.  These warrants expire if not exercised by April 2007.  The aggregate fair value of these warrants was approximately $84,000 and was recognized as a reduction to license revenue recognized in the first quarter of fiscal 2004.

          In September 2004, the Company issued Silicon Valley Bank a warrant to purchase 7,500 shares of common stock with an exercise price of $0.80 per share, as part of a financing agreement.  The warrant has a term of seven years, expiring on September 23, 2011.  The aggregate fair value of these warrants was approximately $6,000 and was recognized as interest expense.

12.  SEGMENT INFORMATION:

          The Company follows the requirements of Statement of Financial Accounting Standards No. 131, “Disclosures About Segments of an Enterprise and Related Information” (SFAS 131).  As defined in SFAS 131, the Company operates in two reportable segments that are based on geographic business units in the United States (Timeline) and Europe (Analyst Financials Limited).  Both segments generate revenues from the license and support of the Company’s software products.  Revenues from other licenses and patent licenses are included in the Timeline segment.  The accounting policies of the segments are the same as those described in the summary of significant accounting policies included herein.  During the year ended March 31, 2005 and 2004, the Timeline segment included intersegment revenues and the Analyst Financials segment included intersegment expenses that totaled $558,500 and $488,988, respectively.  These intersegment transactions are recorded at market rates as if the transactions occurred with third parties.  The following table summarizes operations by segment during the fiscal years ended March 31, 2005 and 2004.

	Year Ended 3/31/05

	Timeline	Analyst Financials	Eliminations	Total

Revenues	$2,363,900	1,725,809	(558,500)	$3,531,209
Operating (loss) income	$(481,059)	8,013	—	$(473,046)
Depreciation and amortization	$24,683	6,951	—	$31,634
Long lived assets	$304,492	90,232	—	$394,724
Total assets	$730,253	519,139	—	$1,249,392

	Year Ended 3/31/04

	Timeline	Analyst Financials	Eliminations	Total

Revenues	$4,246,723	1,683,507	(488,988)	$5,441,242
Operating (loss) income	$(49,575)	35,524	—	$(14,051)
Depreciation and amortization	$140,785	7,972	—	$148,757
Long lived assets	$315,503	83,373	—	$398,876
Total assets	$1,147,623	357,277	—	$1,504,900

13.    Subsequent Events:

          In May 2005, as amended in June 2005, the Company entered into a non-binding letter of intent with Global Software, Inc. for the proposed sale to Global of its software licensing operations over two stages, consisting of (1) the sale of 100% of stock in the Company’s U.K. subsidiary, Analyst Financials Limited, with the first intended closing occurring on or before July 15, 2005, and (2) the sale of the Company’s other software assets, with the second closing occurring on or before August 31, 2005.  The aggregate cash consideration for both transactions is $2.0 million, consisting of $1.1 million for the first transaction and $0.9 million for the second transaction, each to be paid over a three year period, plus assumption of certain liabilities.

          In connection with the non-binding letter of intent, on June 1, 2005, the Company entered into a security agreement and secured promissory note with Global, providing for a $250,000 loan to the Company.  Principal amounts owing under the note bear interest at a fixed rate of 6% per annum.  The Note is due and payable (“Maturity Date”) on the earlier of (i) July 15, 2005, (ii) closing of the transactions contemplated by the non-binding letter of intent, or (iii) the termination of either the non-binding letter of intent or the definitive purchase agreement.

          In June 2005, the Company filed an action in the Federal District Court for the Western District of Washington against ProClarity Corporation alleging infringement of certain of our patents.  The Company intends to seek monetary damages and an injunction against ProClarity licensing certain of its products.  No trial date has been set at this time.

FORM OF PROXY CARD

TIMELINE, INC.

This Proxy is Solicited on Behalf of the Board of Directors of Timeline, Inc.
for the Annual Meeting of Shareholders to be held on September 8, 2005

The undersigned shareholder of Timeline, Inc., a Washington corporation (the “Company”), hereby appoints Charles R. Osenbaugh and Paula H. McGee, or either of them, with full power of substitution in each, as proxies to cast all votes which the undersigned shareholder is entitled to cast at the Annual Meeting of Shareholders (the “Shareholder Meeting”) to be held on _____________, 2005, at ______ p.m. local time at Timeline, Inc., 3055 112th Avenue N.E., Ste. 106, Bellevue, Washington 98004, and any adjournments or postponements thereof, upon the matters set forth on the reverse side of this Proxy Card.  We first mailed this form of proxy and the accompanying Notice of Annual Meeting and proxy statement to our shareholders on or about _____________, 2005.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER.  IF YOU SIGN THIS PROXY WITHOUT OTHERWISE GIVING VOTING DIRECTION, THIS PROXY WILL BE VOTED “FOR” PROPOSAL 1, “FOR” PROPOSAL 2 AND “FOR” THE DIRECTOR NOMINEE, AND IN ACCORDANCE WITH THE RECOMMENDATIONS OF A MAJORITY OF THE BOARD OF DIRECTORS ON ALL OTHER MATTERS TO BE CONSIDERED AT THE SHAREHOLDER MEETING.  The undersigned hereby acknowledges receipt of the Company’s Proxy Statement and hereby revokes any proxy or proxies previously given.

(Continued and to be signed on the reverse side)

1.

Approval of the Asset Purchase Agreement dated July 20, 2005 with Global Software, Inc., and authorization of Timeline effecting the sale of substantially all of the assets relating to its software licensing business, including its software products, technology, trademarks and other intellectual property, other than patents, to a wholly-owned subsidiary of Global Software, Inc.

	☐	FOR	☐	AGAINST	☐	ABSTAIN

Mark X for only one box:

2.

Approval of an amendment to Article 7 of Timeline, Inc. Articles of Incorporation, as amended, to reduce the 75% super-majority voting requirement to a simple majority vote for shareholder approval for plans of merger or share exchange, sales of substantially all our assets, dissolution of the company or future amendments to the Articles of Incorporation.

	☐	FOR	☐	AGAINST	☐	ABSTAIN

Mark X for only one box:

3.	ELECTION OF DIRECTOR		Directors Recommend: A vote for election of the following Director:

Charles R. Osenbaugh

	☐	For Nominee	☐	Withhold Nominee

Mark X for only one box:

4.	In their discretion, the proxies are authorized to vote upon such other matters as may properly come before the Shareholder Meeting or any adjournments or postponements thereof.

I PLAN TO ATTEND THE ANNUAL MEETING                     ☐

If you receive more than one Proxy Card, please sign, date and return all such cards in the accompanying envelope.

Please sign, date and return this Proxy Card today, using the enclosed envelope.

Signature(s)___________________________________________          Date_______________

Please sign above exactly as your name appears on this Proxy Card.  If shares are registered in more than one name, the signatures of all such persons are required.  A corporation should sign in its full corporate name by a duly authorized officer, stating his/her title.  Trustees, guardians, executors and administrators should sign in their official capacity, giving their full title as such.  If a partnership, please sign in the partnership name by authorized person(s).